    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 8, 1999
                                            REGISTRATION STATEMENT NO. 333-86657
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                         PRE-EFFECTIVE AMENDMENT NO. 1

                                       TO

                                    FORM F-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                          MED-EMERG INTERNATIONAL INC.

             (Exact Name of Registrant as Specified in Its Charter)

      PROVINCE OF ONTARIO, CANADA                   3842                               N/A
                                             (Primary Standard               (IRS Employer I.D. No.)
                                                 Industrial
    (State or other jurisdiction of         Classification Code
    incorporation or organization)                Number)

                         2550 ARGENTIA ROAD, SUITE 205
                          MISSISSAUGA, ONTARIO L5N 5R1
                                     CANADA
                                 (905) 858-1368

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                           --------------------------

                               MR. CARL PAHAPILL
                PRESIDENT, CHIEF OPERATING OFFICER AND DIRECTOR
                          MED-EMERG INTERNATIONAL INC.
                         2550 ARGENTIA ROAD, SUITE 205
                          MISSISSAUGA, ONTARIO L5N 5R1
                                     CANADA
                                 (905) 858-1368

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                           --------------------------

                                   COPIES TO:
                             JAY M. KAPLOWITZ, ESQ.
                        GERSTEN, SAVAGE & KAPLOWITZ, LLP
                        101 EAST 52ND STREET, 9TH FLOOR
                            NEW YORK, NEW YORK 10022
                                 (212) 752-9700
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effectiveness of this Registration Statement.
                           --------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                               NUMBER OF SHARES    PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
           TITLE OF EACH CLASS OF                   TO BE           OFFERING PRICE        AGGREGATE          REGISTRATION
        SECURITIES BEING REGISTERED             REGISTERED(1)         PER SHARE         OFFERING PRICE          FEE(2)
Common Stock................................      1,799,502            US$1.125         $2,024,439.70          $562.80
Total Registration Fee(3)...................                                                                   $562.80

(1) Represents the maximum number of shares of common stock of Med-Emerg International that may be issued to shareholders of YFMC Healthcare Inc., pursuant to the transactions described herein based on (a) the exchange rate of one Med-Emerg share of common stock for every 6.875 YFMC shares of common stock and (b) 44,585 shares of common stock that may be issued upon the exercise of the Series A Warrants, 44,585 shares of common stock which may be issued upon the exercise of the Series B warrants and 100,000 shares of common stock being issued to the YFMC preferred shareholders.

(2) Pursuant to rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended, the registration fee has been calculated based on a price of US$1.125 per share of Med-Emerg common stock as of October 5, 1999, as quoted on the Nasdaq SmallCap Market and the maximum number of shares of YFMC Healthcare Inc. common stock that may be outstanding immediately prior to the consummation of the transactions contemplated hereby as set forth in Footnote (1) above.

(3) All of which has been previously paid.
                         ------------------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         [MED-EMERG CHAIRMAN'S LETTER]

                                                                 October 8, 1999

Dear Fellow Shareholder:

    You are cordially invited to attend the annual meeting of shareholders of Med-Emerg International Inc. ("Med-Emerg" or "Company") on November 5, 1999 (the "Med-Emerg Annual Meeting"), at which shareholders of Med-Emerg will be asked to: (i) elect the Board of Directors of Med-Emerg for the ensuing year; (ii) ratify the appointment of Schwartz Levitsky Feldman, Chartered Accountants, as the Company's independent auditors for the ensuing year; (iii) approve the combination of the businesses of Med-Emerg and YFMC Healthcare Inc. ("YFMC") through a tender offer by Med-Emerg for all of the outstanding securities of YFMC and the issuance of securities of Med-Emerg in connection therewith. Upon the consummation of this business combination, YFMC will become a wholly-owned subsidiary of Med-Emerg, and (iv) amend the Company's Stock Option Plan to increase the number of options to acquire Med-Emerg Common Shares that may be granted from 638,000 to 1,000,000.

    Upon the terms of the tender offer, each outstanding share of the Common Stock of YFMC will be exchanged for 0.14545 shares of Med-Emerg common stock (or
6.875 shares of YFMC common stock for 1 share of Med-Emerg common stock).

    Each outstanding YFMC Series A Warrant will be entitled to 0.125 of a Med-Emerg Series A Warrant.

    Each outstanding YFMC Series B Warrant will be entitled to 0.125 of a Med-Emerg Series B Warrant.

    Immediately following the business combination, the former holders of Med-Emerg common stock will collectively hold approximately 65.8% of the issued and outstanding shares of Med-Emerg common stock and the former holders of YFMC common stock will collectively hold approximately 34.2% of the issued and outstanding shares of Med-Emerg common stock, without giving affect to the exercise of any options or warrants.

    The accompanying Joint Prospectus/Proxy Statement provides you with detailed information concerning the Med-Emerg Annual Meeting, election of the Company's Board of Directors, the ratification of the Company's independent auditors, the proposed business combination and the Med-Emerg common stock to be issued in connection with the transaction as required by Nasdaq rules.

    Your Board of Directors (the "Board") has carefully reviewed and considered the terms and conditions of the proposed business combination and believes that the proposed business combination will provide opportunities to achieve substantial benefits for Med-Emerg shareholders and customers through the more efficient utilization of the combined assets, management and personnel of Med-Emerg and YFMC.

    Your Board, by unanimous vote, (i) recommends a vote for election to the Board of Directors of the Company each of the nominees, (ii) recommends a vote for the ratification of the appointment of Schwartz Levitsky Feldman, Chartered Accountants as the Company's independent auditors for the ensuing year, (iii) recommends a vote for the amendment to the Company's Stock Option Plan to increase the number of options to acquire Med-Emerg Common Shares that may be granted from 638,000 to 1,000,000, and (iv) has determined that the terms and provisions of the proposed business combination are fair to, and in the best interests of, Med-Emerg, and the shareholders of Med-Emerg and recommends that you vote FOR the proposal to approve the business combination and issuance of stock thereunder.

    Please complete, sign and date the enclosed proxy card and return it in the enclosed prepaid envelope as soon as possible. This action will not limit your right to revoke your proxy by attending the Med-Emerg Annual Meeting and voting in person.

                                          Sincerely yours,
                                          William Thomson
                                          CHAIRMAN OF THE BOARD

                          MED-EMERG INTERNATIONAL INC.
                         2550 ARGENTIA ROAD, SUITE 205
                          MISSISSAUGA, ONTARIO L5N 5R1
                                     CANADA

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON NOVEMBER 5, 1999

                                                            Mississauga, Ontario
                                                                          Canada

    Notice is hereby given that the annual meeting of shareholders (the "Med-Emerg Annual Meeting") of Med-Emerg International Inc. ("Med-Emerg") will be held on November 5, 1999 at 10:00 a.m. local time, at Marriott Hotel, 525 Lexington Avenue, New York, New York, 10017 for the following purposes:

    1.  To elect the Board of Directors of Med-Emerg for the ensuing year;

    2. To consider and vote on a proposal to approve the issuance of an aggregate of 1,799,502 additional shares of Med-Emerg pursuant to a tender offer and to adopt the Business Combination Agreement whereby Med-Emerg shall exchange 1 share of Med-Emerg common stock for every
       6.875 YFMC shares, 0.125 of a Med-Emerg Series A Warrant for each YFMC Series A Warrant, 0.125 of a Med-Emerg Series B Warrant for each YFMC Series B Warrant, 0.125 Med-Emerg stock options for every YFMC stock option and 0.10 Med-Emerg common stock for every YFMC first preferred share;

    3. To ratify the appointment of Schwartz Levitsky Feldman, Chartered Accountants, as the Company's independent auditors for the ensuing year;

    4. To amend the Company's Stock Option Plan to increase the number of options to acquire Med-Emerg Common Shares that may be granted from 638,000 to 1,000,000; and

    5. To transact such other business as may properly come before the Med-Emerg Annual Meeting.

    Shareholders of record at the close of business on October 1, 1999 will be entitled to receive notice of, and to vote at, the Med-Emerg Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Med-Emerg common stock entitled to vote at the Med-Emerg Annual Meeting is necessary to constitute a quorum at the Med-Emerg Annual Meeting. Pursuant to Med-Emerg's Articles of Incorporation, as amended, the affirmative vote, in person or by proxy, of the holders of a majority of the shares present and entitled to vote at the meeting is required to approve each of the proposals to be voted upon at the Med-Emerg Annual Meeting.

    Please note that attendance at the Med-Emerg Annual Meeting will be limited to shareholders of Med-Emerg as of the record date (or their authorized representatives). If your shares are held by a bank or broker, please bring to the Med-Emerg Annual Meeting evidence from your bank or broker of your beneficial ownership of Med-Emerg common stock.

    Please advise Med-Emerg's transfer agent of any changes in your address.

    WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MED-EMERG ANNUAL MEETING, PLEASE PROMPTLY MARK, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE. SHAREHOLDERS WHO DECIDE TO ATTEND THE MED-EMERG ANNUAL MEETING MAY REVOKE THEIR PROXIES AT OR PRIOR TO THE MED-EMERG ANNUAL MEETING AND VOTE IN PERSON EVEN IF THEY HAVE PREVIOUSLY RETURNED A PROXY.

                                          By Order of the Board of Directors,
                                          William Thomson
                                          CHAIRMAN OF THE BOARD

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS JOINT PROSPECTUS/PROXY STATEMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE TRANSACTION FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE TRANSACTION, YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND THE DOCUMENTS WE HAVE REFERRED YOU TO. SEE "ADDITIONAL INFORMATION." AS USED HEREIN, UNLESS OTHERWISE INDICATED OR THE CONTEXT OTHERWISE REQUIRES, MED-EMERG REFERS TO MED-EMERG INTERNATIONAL INC., ITS WHOLLY-OWNED SUBSIDIARIES 927563 ONTARIO INC., 927564 ONTARIO INC., MED-EMERG URGENT CARE INC., MED-EMERG ELMVALE CLINIC INC., MED-EMERG BRITTANIA URGENT CARE INC., MED-HEALTH CENTRES INC. AND JC MEDICAL MANAGEMENT INC., ITS INDIRECT WHOLLY-OWNED SUBSIDIARIES, MED-EMERG INC., AND MED PLUS HEALTH CENTERS LTD., ITS INDIRECT 45%-OWNED SUBSIDIARY MEDICAL URGENT CARE INC, AND ITS INDIRECT 51%-OWNED SUBSIDIARIES CAREMEDICS (ELMVALE) INC. AND YORK LANES HEALTH CENTRES INC. AND ITS INDIRECT 75%-OWNED SUBSIDIARY DOCTORS ON CALL LTD. YFMC HEALTHCARE INC. IS REFERRED TO HEREIN AS "YFMC".

ABOUT OUR COMPANY

    We are a provider of a broad range of quality healthcare management services. We were established in 1983, and specialize in the coordination and contract staffing of emergency physicians for hospitals and clinics in Canada. Though emergency-related services are still an important component of our business, we have expanded our business to offer a wide variety of medical services including nurse staffing, physician management services and an internet-based healthcare network.

    We are positioned to establish industry leadership in Canada by providing integrated professional management services in the delivery of healthcare to the Canadian healthcare consumer. Our operations are divided into three divisions:

    (1) Physician and Nurse Recruitment Services;

    (2) Physician Management Services; and

    (3) an internet based healthcare network called HealthyConnect.com.

    Our strategy is to remain focused on these three divisions while continuing to broaden our consolidation of physicians over a wider geographic base. We believe that we are well positioned to benefit from the aging of the baby boomer population and to capitalize on recent developments within the North American healthcare environment and internet technology. Specifically, our strategy is to leverage our 15 years of physician recruitment experience to become a dominant player in Physician Management Services and to develop an internet-based healthcare network that connects physicians, patients, third party payors and consumers to a "virtual world" of healthcare products and services.

OUR PHYSICIAN AND NURSE RECRUITMENT DIVISION

    Our Physician and Nurse Recruitment Division provides physician staffing and administrative support to emergency departments and physician recruitment services to Canadian hospitals and emergency physician groups. In connection therewith, we contract with a wide range of physicians and other healthcare professionals. Under the direction of our management, our physician pool of approximately 165 emergency physicians provides emergency medical services to 15 emergency rooms in hospitals located in Ontario, Canada.

    Competitive pressures have focused the attention of many hospital administrators on the need for better management of their professional medical staff. Hospitals have increasingly turned to contract staffing firms with specialized skills to help solve physician and nurse contract and scheduling problems, strengthen the management of their professional medical staff and specific clinical departments, better control costs, and assist in meeting their healthcare coverage needs and obligations. Using our management skills and experience, and the economies of scale which the size and specialization of its operations permit, we provide an alternative to hospitals while offering a flexible practice and lifestyle alternative to physicians and nurses.

OUR PHYSICIAN MANAGEMENT SERVICES DIVISION

    We have an ownership interest in and manage ten clinics in Canada, including two in Toronto's Pearson International Airport. Generally, the clinics offer a variety of services, including family practice, walk-in services for patients and chiropractic and massage therapy. We manage the clinics by providing scheduling, recruiting, billing, collections and accounting services to the clinics. In the clinics where we do not own 100% of the outstanding capital stock, we have entered into a 5-year management services contract whereby we receive a monthly management fee for our services.

    We plan to continue to develop a chain of Urgent Care Centres, initially in the Province of Ontario and then expanding to other provinces in Canada. Our management expects that these centres will offer on-site emergency medical care services comparable to the services provided in a traditional emergency department of a hospital. The Urgent Care Centre concept consists of a group of emergency trained physicians, a medical laboratory, a diagnostic radiology service and a pharmacy.

    These Urgent Care Centres will be "community based" and offer less restricted access to non-hospital based health care. Our management believes that the centres will offer high quality service not only in clinical practice but also in consumer defined quality attributes such as waiting times, quality of environment, quality of personal interaction and courtesy. These Urgent Care Centres will be designed to be less costly to the publicly funded health care system than traditional emergency departments.

OUR HEALTHYCONNECT.COM INTERNET-BASED HEALTHCARE DIVISION

    HealthyConnect.com is our internet-based healthcare network division currently under development. This network will connect physicians, hospitals, third party payors and consumers and will allow all participants to access and exchange healthcare related information, purchase healthcare products and services, and communicate more cost-effectively with one another. HealthyConnect.com will deliver healthcare services and products and provide timely access to reliable healthcare information through the utilization of advanced telecommunication technology. Targeted users of HealthyConnect.com are consumers, physicians and other healthcare providers and healthcare product suppliers.

    Consumers will benefit from 24-hour, 7-day a week access, via the internet and telephone, to Med-Emerg's healthcare service provider network. In addition, consumers will have multiple site secure access to their own and their family members' electronic medical record, access to a physician management health and wellness centre and convenient at-home shopping for healthcare products and services.

    HealthyConnect.com will enable physicians and other healthcare providers to access reliable information and provide them with additional support in delivering cost effective, high quality healthcare services. Benefits include 24-hour coverage for patients, access to a comprehensive physician medical reference database, online continuing medical education courses, tools for chronic disease management, and participation in clinical trials.

    HealthyConnect.com will link healthcare product and service suppliers with our clinical network family. Convenient and secure access and at home/office browsing and purchasing capabilities will facilitate direct sales opportunities for member suppliers. Healthcare product and service suppliers that may benefit from using HealthyConnect.com include pharmaceutical companies, insurance companies, employers, government, managed care organizations, physicians and hospitals.

CORPORATE INFORMATION

    Med-Emerg was incorporated in the Province of Ontario in January, 1996. 927563 Ontario Inc. and 927564 Ontario Inc. were incorporated in the Province of Ontario in March, 1991, Med-Emerg Inc. was incorporated in the Province of Ontario in July, 1983 and Med Plus Health Centers Ltd. was incorporated in the Province of Ontario in March, 1985. Our offices are located at 2550 Argentia Road, Suite 205, Mississauga, Ontario L5N 5R1 Canada and our telephone number is
(905) 858-1368. The other subsidiaries were incorporated in the Province of Ontario as follows: Med-Emerg Urgent Care Inc. in December, 1996; JC Medical Management Inc. in November, 1990; Med-Emerg Elmvale Clinic Inc. in March, 1999; Med-Emerg Brittania Urgent Care Inc. in January, 1999; and Med-Health Centres Inc. in January, 1998.

YFMC HEALTHCARE INC.

    YFMC was continued under the BUSINESS CORPORATIONS ACT (Ontario) on November 4, 1998. YFMC's principal and registered office is located at Suite 250, 441 Maclaren Street, Ottawa, Ontario K2P 2H3.

    YFMC was originally incorporated under the BUSINESS CORPORATIONS ACT (Alberta) as TransPacific Minerals Inc. In June, 1998, TransPacific Minerals Inc. acquired all of the issued and outstanding securities of 1189543 Ontario Inc. in a reverse takeover bid transaction 1189543 owned and operated medical clinics in Ontario, Quebec and Alberta. By articles of amendment, TransPacific Minerals Inc. changed its name to YFMC Healthcare Inc.

GENERAL OVERVIEW OF YFMC

    YFMC was formed in response to the growing need to provide health care professionals with quality practice management support services, and to furnish communities with accessible, extended-hours medical care within a family practice setting. YFMC's operations have grown to become a network of family medical clinics staffed by over 80 family physicians, physiotherapists, psychotherapists, dietitians and podiatrists. At present YFMC operates a group of (20) "primary care" medical facilities in Ontario, Alberta and Quebec.

    YFMC is a medical management company that offers physicians a professional clinic environment and an established patient base, without the prohibitive financial burden associated with start-up costs and the time consuming administrative tasks dictated by day-to-day office management. In return, YFMC generates revenue from management fees charged to its affiliated physicians.

    In management's view, many physicians prefer to work as independent practitioners within a group practice setting. As a result, YFMC's strategy to provide a turn-key clinic/management operation empowers each staff physician to preserve that entrepreneurial perspective by being free to focus on the practice of medicine unencumbered by administrative responsibility.

    YFMC clinics function as a blended operation of "immediate care" and "appointment based" patient centres. Each clinic provides the local community with a primary care mix comprised of family medical care, psychological care, and other paramedical services such as nutrition, foot care and massage therapy.

    Clinics are generally located in visible, high traffic areas, such as shopping malls, and strategically positioned as "patient friendly locations" with free parking and easy access, as well as convenient 9:00 am to 9:00 pm weekday operating hours and 9:00 a.m. to 5:00 p.m. on weekends.

OUR BUSINESS STRATEGY AND GOALS

    Using the secure web-enabled technology of HealthyConnect.com, we will be uniquely positioned as the premier provider of health care information, connectivity and e-commerce for health education and triage, home health monitoring, drug trials and compliance programs and health industry management. Through HealthyConnect.com we intend to capture significant market share through our ability to enhance, expedite and provide better access to health care services in cooperation with health organizations and our partner clients.

    In this context, the Business Combination with YFMC provides the framework for the launch of HealthyConnect.com. Please see "Reasons for the Transaction" for a more detailed description of the expected benefits of the Business Combination.

                               THE ANNUAL MEETING

MED-EMERG

    The annual meeting of Med-Emerg's shareholders ("Med-Emerg Annual Meeting") will be held at Marriott Hotel, 525 Lexington Avenue, New York, New York, 10017 on November 5, 1999, starting at 10:00 a.m., local time. At the Med-Emerg Annual Meeting, Med-Emerg shareholders will be asked to (i) elect the Board of Directors of Med-Emerg for the ensuing year; (ii) ratify the appointment of Schwartz Levitsky Feldman, Chartered Accountants, as the Company's independent auditors for the ensuing year; (iii) authorize the amendment to the Company's Stock Option Plan to increase the number of options to acquire Med-Emerg Common Shares that may be granted from 638,000 to 1,000,000; and (iv) approve the combination of the businesses of Med-Emerg and YFMC Healthcare Inc. ("YFMC") through a tender offer by Med-Emerg for all of the outstanding securities of YFMC and the issuance of securities of Med-Emerg in connection therewith. Shareholder approval of the business combination is required pursuant to the change of control and corporate governance rules of the Nasdaq Stock Market which generally require shareholder approval of issuances of over 20% of the then outstanding stock of a corporation. See "The Transaction."

    If you are a Med-Emerg common shareholder at the close of business on October 1, 1999 (the "Med-Emerg Record Date"), then you have the right to receive notice of, and to vote at, the Med-Emerg Annual Meeting. On the Med-Emerg Record Date, there were approximately 3,095,544 shares of Med-Emerg common stock issued and outstanding and entitled to vote. Each share of Med-Emerg common stock ("Med-Emerg Common Share") outstanding on the Med-Emerg Record Date is entitled to one vote. The affirmative vote, in person or by proxy, of the holders of a majority of the shares present, in person or by proxy, at the Med-Emerg Annual Meeting is required to approve each of the proposals to be voted upon at the Med-Emerg Annual Meeting. Your proxy may be revoked by notice of revocation or a later signed and dated proxy or by attending the Med-Emerg Annual Meeting and voting in person. Attendance at the Med-Emerg Annual Meeting will not in itself constitute the revocation of a proxy. See "The Annual Meeting."

                                THE TRANSACTION

    THE BUSINESS COMBINATION AGREEMENT IS ATTACHED AS APPENDIX I TO THIS JOINT PROSPECTUS/PROXY STATEMENT. WE ENCOURAGE YOU TO READ THE BUSINESS COMBINATION AGREEMENT AS IT IS THE LEGAL DOCUMENT THAT GOVERNS THIS TRANSACTION.

WHAT YFMC SHAREHOLDERS WILL RECEIVE IN THE TRANSACTION

    If the transaction whereby the businesses of Med-Emerg and YFMC are combined is approved, YFMC shareholders will receive one Med-Emerg Common Share for every
6.875 YFMC common stock ("YFMC Common Share"). The holder of each YFMC Series A Warrants will receive 0.125 of a Med-Emerg Series A Warrant while the holder of each YFMC Series B Warrant will receive 0.125 of a Med-Emerg Series B Warrant. The holder of each YFMC First Preferred Share will receive 0.1 of a Med-Emerg Common Share. The former holders of Med-Emerg Common Shares will collectively hold, on a diluted basis, approximately 78.2% of the issued and outstanding shares of Med-Emerg Common Shares and, on a diluted basis, the former holders of common stock, preferred shares, options and warrants of YFMC will hold, on a diluted basis, approximately 21.8% of the equity interests in Med-Emerg upon consummation of the transaction. See "The Transaction."

    Each Med-Emerg Series A Warrant entitles the holder thereof to purchase one Med-Emerg share of common stock at an exercise price of US$2.70 until June 12, 2000. Each Med-Emerg Series B Warrant entitles the holder thereof to purchase one Med-Emerg share of common stock at an exercise price of US$3.40 until June 12, 2000.

RELATIVE EXCHANGE RATIOS AND CONSIDERATION

    The following table sets forth the market value of the shares of Med-Emerg common stock to be received upon the exchange calculated based on (i) the last sale price of shares of YFMC common stock of Cdn$0.34 per share as reported on the Alberta Stock Exchange on June 18, 1999, the last trading date prior to the date the proposed business combination was announced, and (ii) the closing price of shares of YFMC common stock of Cdn$0.345 per share as reported on the Alberta Stock Exchange on August 31, 1999, using the exchange ratio for each share of YFMC of 0.14545 shares of Med-Emerg Common Stock based on Med-Emerg's closing price of US$2.00 on the most recent practicable date prior to the mailing of this Joint Prospectus/Proxy Statement.

                                                                                        MARKET VALUE      MARKET VALUE
                                                                                       (CLOSING PRICE    (CLOSING PRICE
                                                                                             ON                ON
                                                                                       JUNE 18, 1999)   AUGUST 31, 1999)
                                                                                      ----------------  ----------------
YFMC Common Stock...................................................................      Cdn$0.34         Cdn$0.345

Med-Emerg Exchange Securities
  Common Stock......................................................................      US$1.875          US$2.00

    These values are shown for illustrative purposes only. Actual values received will be dependent upon the market value of Med-Emerg common stock. There can be no assurance that the values reflected in this table will be achieved or that the value of YFMC common stock before the exchange will be indicative of the value of Med-Emerg common stock after the exchange. See "The Transaction".

RECOMMENDATION OF YFMC BOARD OF DIRECTORS

    The YFMC Board of Directors (the "YFMC Board"), by unanimous vote, has determined that the terms and provisions of the Business Combination Agreement are fair to, and in the best interests of, YFMC and the holders of YFMC common stock and recommends that holders of YFMC common stock vote in favor of approval of the Business Combination Agreement. See "The Transaction -- Recommendation of YFMC Board".

    The combination of YFMC and Med-Emerg will create an integrated medical management company with extensive assets and customers in Canada. The YFMC Board and Med-Emerg Board of Directors (the "Med-Emerg Board") believe that the business combination will provide opportunities to achieve substantial benefits for the respective shareholders of both companies. The Boards further believe that the combined entities will be better and more quickly able to capitalize on opportunities in the medical management industry, both domestically and internationally, and be better positioned to compete effectively in the rapidly changing industry than either of the entities on a stand-alone basis. For a more complete discussion of YFMC's and Med-Emerg's reasons for the Transaction, See "The Transaction -- Reasons for the Transaction".

BOARD OF DIRECTORS AND MANAGEMENT OF MED-EMERG

    It is expected that, following the consummation of the Transaction, the Med-Emerg Board will consist of William Thomson, Carl Pahapill, Dr. Ramesh Zacharias, Jeffrey Lyons, Robert Rubin, Martin Scullion and Camille Chebeir.

    Following the consummation of the Transaction, Dr. Ramesh Zacharias will be Chief Executive Officer, Carl Pahapill will be President and Chief Operating Officer, Kathryn Gamble will be Chief Financial Officer, Vice-President of Finance and Secretary, Martin Scullion will be Director of Clinical Operations and Dr. Donald Wilson will be Executive Medical Director, YFMC Operations.

ACCOUNTING TREATMENT

    We expect that the business combination will be accounted for using the purchase method of accounting. The purchase method of accounting allocates the consideration paid by Med-Emerg among the tangible and intangible assets and liabilities of YFMC. See "The Transaction -- Accounting Treatment". The unaudited pro forma financial information contained in this Joint Prospectus/Proxy Statement has been prepared using the purchase accounting method to account for the merger.

TERMINATION OF THE BUSINESS COMBINATION AGREEMENT

    The Business Combination Agreement may be terminated prior to the effective date of the transaction under certain circumstances. See "The Business Combination Agreement -- Termination" and "-- Effect of Termination".

COMPULSORY ACQUISITION

    Pursuant to the provisions of the OBCA, if the Exchange Offer is accepted by 90% of the YFMC shareholders, Med-Emerg may compulsorily acquire any unacquired shares on the same terms subject to certain appraisal rights. In addition, Med-Emerg may acquire any unacquired shares, even if less than 90% of the shares are tendered, through other direct and indirect acquisition transactions. See "The Business Combination Agreement -- Compulsory Acquisition" and
"-- Subsequent Acquisitions Transactions".

APPRAISAL RIGHTS

    If YFMC Shareholders do not desire to accept the Offer, YFMC Shareholders may be entitled to exercise certain appraisal rights. See "The
Transaction -- Appraisal Rights".

                            MARKET PRICE INFORMATION

    YFMC Common Shares are listed on the Alberta Stock Exchange under the trading symbol "YFM.AL". On June 18, 1999, the last full trading day prior to the public announcement of the proposed business combination, the closing price of YFMC common stock on the Alberta Stock Exchange was Cdn$0.34 per share. On August 31, 1999, the closing price of YFMC Common Shares on the Alberta Stock Exchange was Cdn$0.345 per share. Med-Emerg Common Shares and purchase warrants are listed for trading under the symbols "MDER" and "MDERW", respectively, on the NASDAQ Small Cap Market and under the symbols "MEI" and "MEIW", respectively, on the Boston Stock Exchange. On June 18, 1999, the last full trading day prior to the public announcement of the business combination, the closing price on Med-Emerg Common Shares and purchase warrants were US$1.875 and US$.4375, respectively. On August 31, 1999, the closing price of Med-Emerg common stock and purchase warrants were US$2.00 and US$0.4375, respectively. You are urged to obtain current market quotations of the Med-Emerg Common Shares prior to making any decision with respect to the business combination.

                                  RISK FACTORS

    MED-EMERG SECURITIES ARE HIGHLY SPECULATIVE. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS OTHER INFORMATION SET FORTH ELSEWHERE IN THIS JOINT PROSPECTUS/PROXY STATEMENT.

RISKS ASSOCIATED WITH THE BUSINESS COMBINATION

YFMC SHAREHOLDERS WILL RECEIVE SHARES OF MED-EMERG COMMON SHARES BASED ON A FIXED EXCHANGE RATIO.

    The exchange ratios are expressed as fixed ratios in the Business Combination Agreement. The Business Combination Agreement does not contain any provisions for adjustment of the exchange ratios based upon fluctuations in the market price of YFMC Common Shares or Med-Emerg Common Shares or purchase warrants. Therefore we can not presently ascertain the value of the Med-Emerg Common Shares and purchase warrants YFMC shareholders will receive upon the consummation of the business combination which will depend upon the market price of Med-Emerg Common Shares and purchase warrants, which in turn will be affected by, among other factors, the market price of YFMC common stock and our common stock immediately prior to the closing of the business combination and the value our business and of the business of YFMC. The exchange ratios were determined on August 10, 1999.

OUR ABILITY TO MANAGE RAPID EXPANSION AND THE INTEGRATION OF OUR BUSINESS AND YFMC HAS NOT BEEN TESTED AND MAY NOT BE SUCCESSFUL.

    The proposed business combination involves the integration of two companies which will impose many risks on us, including risks associated with assimilating the operations, services, products and personnel of the two companies. There can be no assurance that we will not encounter significant difficulties in integrating the respective operations of our company and YFMC or that the benefits and revenue growth expected from such integration will be realized. The achievement of the benefits and revenue growth expected from such integration will require us to, among other things, access significant amounts of growth capital, rapidly expand our sales force and customer service department, introduce new products, as they become available and incur significant costs in connection with the integration of the two companies operations, financial reporting and accounting systems, as well as other costs relating to transitional planning and implementation. The incurrence of any such costs, as well as any unexpected costs or delays in connection with such integration, could have a material adverse effect on our financial condition, results of operations and cash flow.

RISKS RELATED TO THE COMPANY

OUR RESOURCES MAY NOT BE SUFFICIENT TO MANAGE OUR EXPECTED GROWTH.

    We anticipate a period of rapid growth which we expect to place a strain on our administrative, financial and operational resources. Our ability to manage any staff and facilities growth effectively will require us to continue to improve our operational, financial and management controls, reporting systems and procedures, install new management information and control systems and train, motivate and manage our employees. There can be no assurance that we will install such management information and control systems in an efficient and timely manner or that the new systems will be adequate to support our future operations. If we are unable to manage growth effectively, such as if our sales and marketing efforts exceed our capacity to install, maintain and service our products or if new employees are unable to achieve performance levels, our business, operating results and financial condition could be materially adversely affected.

WE HAVE INCURRED OPERATING LOSSES AND HAVE AN ACCUMULATED DEFICIT.

    We incurred a net loss of $157,536 (on revenues of approximately $15,283,000) during the year ended December 31, 1998, as compared to a net loss of $472,085 (on revenues of approximately $11,573,000) during the year ended December 31, 1997. As of June 30, 1999 we had an accumulated deficit of approximately $4,895,416. There can be no assurance that we will operate profitably in the future. See "Selected Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE DEPEND ON OUR CONTRACTS WITH HOSPITALS.

    We derive the majority of our revenues from contracts with hospitals. The standard hospital contract we have entered into provides for an initial one or two-year term, which renews automatically unless terminated on 60 days notice. We have at times experienced a periodic reduction in the number of our hospital contracts. This reduction is the direct result of the Ontario Hospital's Restructuring Committee's reduction and/or amalgamation of the number of hospital emergency departments, the defined nature of the crisis management service for hospitals that we provide and the risk that a physician elects to remain in the community and work on a full time basis for the hospital thus eliminating the need for our services. In addition, in each of our hospital contracts, each party is able to terminate the contract upon two or three months prior written notice. In some contracts, the hospital has the right to terminate immediately if it pays two to three months of management fees. The loss of several hospital contracts would have a material adverse effect on our business.

WE CLASSIFY OUR PHYSICIANS AND NURSES AS INDEPENDENT CONTRACTORS WHICH MAY RESULT IN A TAX LIABILITY.

    We contract with physicians and nurses as independent contractors, rather than employees, to fulfill our contractual obligations to hospitals. Therefore, we have not historically, and do not currently, withhold income taxes, make unemployment insurance or Canada Pension Plan payments, or provide worker's compensation insurance with respect to such independent contractors. The payment of applicable taxes is regarded as the responsibility of such independent contractors. A determination by taxing authorities that we are required to treat the physicians and nurses as employees could have an adverse effect on our business.

THE MARKET ACCEPTANCE OF URGENT CARE CENTRES IS UNCERTAIN.

    We intend to continue to develop a chain of Urgent Care Centres which will provide on-site emergency medical services. We currently manage and operate two Urgent Care Centres, the Dundas Urgent Care Centre and Britannia Urgent Care Centre. The success of these and future Urgent Care Centres depends on several factors, including our ability to attract qualified physicians and other health care providers to work at such centres and the public's willingness to seek emergency medical care at such centres. There can be no assurance that we will be able to obtain the necessary qualified personnel or that the Urgent Care Centre concept will attain market acceptance.

PROVINCIAL LAWS REGARDING THE CORPORATE PRACTICE OF MEDICINE MAY ADVERSELY AFFECT OUR BUSINESS.

    Business corporations are legally prohibited in many Canadian provinces from providing or holding themselves out as providers of medical care. While we have structured our operations to comply with the corporate practice of medicine laws of Ontario and will seek to structure our operations in the future to comply with the laws of any province in which we plan to operate, there can be no assurance that, given varying and uncertain interpretations of such laws, we would be found to be in compliance with restrictions on the corporate practice of medicine in such province. If it is determined that we are in violation of applicable restrictions on the practice of medicine in any province in which we operate there could be a material adverse effect on our business if we were unable to restructure our operations to comply with the requirements of such province. Such regulations may limit the jurisdictions in which we can operate, thereby inhibiting our future expansion into potential markets in other jurisdictions.

OUR COMPANY IS EXPOSED TO PROFESSIONAL LIABILITY.

    Due to the nature of our business, we and the physicians and nurses who provide services on our behalf, may be the subject of medical malpractice claims, with the attendant risk of substantial damage awards. The sources of potential liability in this regard include the alleged negligence of physicians and nurses under contract which we place at hospitals and liabilities in connection with medical services provided at the clinics. We currently maintain the following insurance policies related to professional liabilities: (i) CDN$10,000,000 with respect to general commercial liability; and (ii) CDN$10,000,000 with respect to errors and omissions caused by a negligent act, error or omission by us, or any person for whom we are legally liable, arising out of the conduct of our business. In addition, physicians staffed by us maintain their own malpractice insurance. To the extent such physicians are to be regarded as agents of our company in the practice of medicine, there can be no assurance that a patient would not sue us for any negligence of such physicians. In addition, in the event that we become liable, there can be no assurance that our current insurance policy will be adequate to cover any such liabilities.

GOVERNMENT REGULATION.

    The provision of medical services in Canada is for the most part governed under provincial jurisdiction. Under the Health Insurance Act, the government of Ontario is responsible for paying physicians for the provision of insured services to residents of Ontario. In 1993, the government placed an overall "hard cap" of approximately $3.8 billion on the amount physicians could collectively bill Ontario Health Insurance Plan ("OHIP") for insured services. As physicians' billings exceeded this hard cap in successive years, the government reduced the fees received under OHIP by prescribed percentages ("clawbacks"). This clawback is subject to constant revision and review. In addition to the hard cap, individual physicians' billings under OHIP are subject to threshold amounts, or "soft caps". Once a physician reaches a prescribed level in the 12-month period beginning April 1 of each year, the government reduces payments to the physician by a prescribed fraction. Any changes in reimbursement regulations, policies, practices, interpretations or statutes that place material limitations on reimbursement amounts or practices could adversely affect our operations, absent, or prior to, satisfactory renegotiations of contracts with clients and arrangements with contracted physicians.

    Under a combination of statutory provisions, both federal and provincial, physicians are prohibited from billing their patients for fees in excess of those payable for services listed in the OHIP Schedule of Benefits. The Canada Health Act allows for cash contributions by the Federal government in respect of insured health services provided under provincial healthcare insurance plans. In order for a province to qualify for a full cash contribution, there is a requirement that the provincial healthcare insurance plan satisfy the criteria set out in the Canada Health Act. In addition, the provincial plan must ensure that no payments are permitted in respect of insured health services that have been subject to extra billing.

    Continuing budgetary constraints at both the Federal and provincial level and the rapidly escalating costs of healthcare and reimbursement programs have led, and may continue to lead, to significant reductions in government and other third party reimbursements for certain medical charges. Our independent contracted physicians as well as our company are subject to periodic audits by government reimbursement programs to determine the adequacy of coding procedures and reasonableness of charges.

    Due to increasing government fiscal restraint, Ontario's health care system is currently undergoing a significant restructuring by the provincial government. Based on a determination that the Ontario public healthcare system was not fiscally efficient, in 1997 the Province of Ontario enacted the Savings and Restructuring Act, which gives its provincial government the ability to implement a health care system restructuring plan. The new legislation established the Health Services Restructuring Commission ("HSRC"), which has broad decision making authority over every aspect of a public hospital's operations, including all aspects of operations, fiscal policy, public funding and even the continuance or cessation of a public hospital's existence. The objective of the legislation is to induce public hospitals' care delivery systems in Ontario to improve the quality of health care and particularly to install efficiencies of cost in the delivery of medical services to the population of Ontario. Inefficient hospitals run the risk of the loss of public funding if they fail to meet the objectives of the Commission. Accordingly, the incentives are in place to induce public hospitals to find solutions to achieve the desired efficiencies, including outsourcing available from and through private sector organizations, such as our company.

    The HSRC, established under Bill 26, has the mandate and authority to facilitate and accelerate hospital restructuring in Ontario. This legislation contains measures intended to control public and private spending on healthcare as well as to provide universal public access to the healthcare system. We cannot predict what effect, if any, this and other healthcare legislation will have on our operations. Significant changes in Canada's healthcare system are likely to have a gradual but substantial impact on the manner in which we conduct business and could have a material effect on our results of operations.

    Despite pronouncements by the Ontario Minister of Health that managed care options, such as in the United States, are being considered, it is not evident that American style managed care will play a significant role in the fee-for-service sector of the publicly funded healthcare system. Management believes that legislation to date indicates that the Ontario government's current intention is to let the healthcare system proceed without intervening directly in the management of patient care, although there can be no assurance thereof. In the future, greater emphasis may be placed on such managed care tools as utilization review, practice guidelines, and outcome measurement. The current move away from traditional fee-for-service mechanisms may have a similar effect as physicians attempt to minimize the risk they face and as the government strives for accountability and value-for-dollar assurances.

WE ARE DEPENDENT ON OUR KEY EMPLOYEES.

    Our success is largely dependent upon the efforts and abilities of Dr. Ramesh Zacharias, our Chief Executive Officer, Carl Pahapill, our President and Chief Operating Officer and Kathryn Gamble, our Chief Financial Officer. If we lost the services of any of Dr. Zacharias, Mr. Pahapill or Ms. Gamble, our business would be materially adversely affected. We have procured key-man life insurance in the amount of $1,000,000 for Mr. Pahapill, but do not have key-man life insurance for any other employee. See "Business -- Personnel" and "Officers and Directors".

CONTROL BY MANAGEMENT AND/OR EXISTING STOCKHOLDERS.

    Following completion of the business combination our officers and directors will own or have rights to acquire an aggregate of approximately 52.0% of the voting power of our capital stock. See "Principal Stockholders" and "Description of Securities". As a result, they will be in a position to exercise significant influence over the Company and the election of directors and otherwise essentially control the outcome of all matters requiring stockholder approval.

WE MAY EXPERIENCE ADDITIONAL LOSSES THROUGH THE FINANCING OF ACCOUNTS
RECEIVABLES.

    One of the services provided by our Physician and Nurse Recruitment Services Division is the collection of fees for services performed by the independent physician and nurse contractors. In event that we do not collect these fees by the time payment is due to the physicians and nurses, we are nevertheless obligated to pay the physicians and nurses for the duties they have fulfilled. In practice, we use our working capital to finance the accounts receivable and pay the physicians and nurses. Historically, bad debts are less than 1% of gross billings since substantially all of the physician services billed to OHIP are for Ontario residents who are automatically covered by OHIP for the medical services performed. However, there can be no assurance that accounts receivables will ultimately be collected from OHIP and the hospitals. Accordingly, there can be no assurance we will not experience significant losses due to unpaid accounts receivables which we have financed.

WE MAY NEED ADDITIONAL FINANCING TO ACHIEVE OUR GROWTH STRATEGY.

    We believe that we will need additional financing to continue to pursue our growth strategy. We have no commitment for any debt or equity financing and we may not be able to obtain sufficient financing on favorable terms, if at all. If we do not obtain additional financing when required, we may be required to modify, delay or abandon some or all of our expansion plans, which may have a material adverse effect on our business.

COMPETITION IN THE HEALTHCARE INDUSTRY MAY ADVERSELY AFFECT OUR REVENUES AND MARKET POSITION.

    The healthcare industry is highly competitive. We compete based on scope, quality and cost of services provided. Many of our existing and potential competitors have substantially greater financial resources available to them. While management believes that it competes on the basis of the quality of its services, the larger resources of its competitors may give them certain cost advantages over us (e.g., in the areas of malpractice insurance, cost, savings from internal billing and collection and a broader scope of services). We also compete with various local physician groups which provide hospitals with emergency staffing alternatives. The medical clinics compete with hospitals and other private physicians. The Urgent Care Centres compete with hospital emergency rooms. We may not be able to compete effectively.

RISK RELATED TO INVESTMENT IN A CANADIAN CORPORATION.

    We are a corporation incorporated under the OBCA and most of our directors, controlling persons and officers, as well as experts named herein, are residents of Canada. Moreover, substantial portions of our assets and the assets of such persons are located in Canada. As a result, it may be difficult to effect service of process within the United States upon our company or such persons or to enforce, in United States federal or state courts, judgments against them obtained in such courts and predicated on the civil liability provisions of the United States federal or state securities laws.

WE HAVE NOT, AND DO NOT INTEND TO PAY CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

    We do not intend to pay any dividends on our common stock in the foreseeable future. We currently intend to retain any earnings to finance our operations. In addition, our preferred stock prohibits the payment of any dividends on the common stock until all accrued dividends have been paid on the preferred stock. Dividends on our preferred stock will accrue at a rate of US$135,000 per year. See "Dividend Policy" and "Description of Securities."

SHARES ELIGIBLE FOR FUTURE SALE.

    Of the 3,095,544 Med-Emerg Common Shares outstanding as of the date of this Joint Prospectus/Proxy Statement, 1,865,000 are "restricted securities", 840,000 of which are owned by "affiliates" of our company, as those terms are defined in Rule 144 promulgated under the US Securities Act (the "Act"). Absent registration under the Act, the sale of such shares is subject to Rule 144. In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including our affiliates, who have beneficially owned restricted shares of common stock for at least one year is entitled to sell in brokerage transactions, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or if the common stock is quoted on NASDAQ or listed on a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale. Rule 144 also permits a person who presently is not and who has not been an affiliate for at least three months immediately preceding the sale and who has beneficially owned the shares of common stock for at least two years to sell such shares without regard to any of the volume limitations described above. Robert Rubin, a director, holds options to purchase an aggregate of 700,000 shares of Med-Emerg Common Shares. In the event Mr. Rubin exercises such options, the Med-Emerg Common Shares will be eligible for resale under Rule 144 commencing one year from the exercise of the options. All of our officers and directors have agreed not to sell or otherwise dispose of any of their shares of Common Shares until February 12, 2000 and YFMC's officers and directors have agreed not to sell or otherwise dispose of any of their shares of common stock for a period of 18 months from the date of this Joint Prospectus/ Proxy Statement. No prediction can be made as to the effect, if any, that sales of shares of Med-Emerg Common Shares or the availability of such shares for sale will have on the market prices of our securities prevailing from time to time. The possibility that substantial amounts of common stock may be sold under Rule 144 into the public market may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital in the future through the sale of our equity securities. See "Shares Eligible for Future Sale".

OUR BOARD OF DIRECTORS MAY ISSUE PREFERRED STOCK AND COMMON STOCK WHICH COULD ADVERSELY AFFECT THE VALUE OF YOUR SECURITIES.

    Our certificate of incorporation authorizes the issuance of an unlimited number of shares of common stock and "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Med-Emerg Board. Accordingly, the Med-Emerg Board is empowered, without stockholder approval, to issue an unlimited number of shares of common stock for any purpose without stockholder approval or issue preferred stock with dividend, liquidation, conversion, voting or other rights which could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the relative voting power or other rights of the holders of Med-Emerg Common Shares. The issuance of the preferred stock or Med-Emerg Common Shares may be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company. Except for 500,000 shares of preferred stock currently held by Dr. Ramesh Zacharias and Victoria Zacharias, we have no present intention to issue any shares of our preferred stock. However, there can be no assurance that we will not issue shares of preferred stock or Med-Emerg Common Shares in the future. We agreed with the representative of our initial public offering that, except for issuances disclosed in or contemplated by our initial public offering prospectus, we will not issue any securities without the prior written consent of the such representative, until February 12, 2000. See "Certain Transactions" and "Description of Securities -- Preferred Stock."

RISKS RELATED TO THE MARKET

THERE IS A LIMITED PUBLIC MARKET FOR OUR SECURITIES AND THERE CAN BE NO ASSURANCE THAT A PUBLIC TRADING MARKET WILL CONTINUE.

    Med-Emerg Common Shares and purchase warrants are quoted on NASDAQ and listed on the BSE. Currently, there is no public trading market in Canada for our securities. There are no assurances that a public trading market for our securities in the United States will be maintained. In any event, because certain restrictions may be placed upon the sale of such securities, unless such securities qualify for an exemption from the "penny stock" rules (such as being listed on NASDAQ) some brokerage firms will not effect transactions in common stock and it is unlikely that any bank or financial institution will accept such securities as collateral, which could have a material adverse effect in developing or sustaining any market for such securities.

    For continued quoting on NASDAQ, a company, among other things, must have
(i) US$2,000,000 in net tangible assets, US$35,000,000 in market capitalization, or net income of US$500,000 in two of the last three years, (ii) US$1,000,000 in market value of public float, (iii) a minimum bid price of US$1.00 per share and
(iv) a minimum of two (2) market makers. If we are unable to satisfy the requirements for continued quoting, trading, Med-Emerg Common Shares would be conducted in the "pink sheets" or on the NASDAQ OTC Bulletin Board.

PENNY STOCK REGULATION.

    Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the United States Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system provided that current prices and volume information with respect to transactions in such securities are provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stork is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

                                THE TRANSACTION

GENERAL

    The purpose of the Offer is to enable Med-Emerg to acquire, directly or indirectly, all of the outstanding YFMC Securities in exchange for corresponding Med-Emerg Securities in order to complete a business combination involving Med-Emerg and YFMC.

    YFMC entered into the Business Combination Agreement with Med-Emerg pursuant to which Med-Emerg agreed to make the Offer whereby the YFMC Securities would be exchanged for the Med-Emerg Securities. Pursuant to the Lock-Up Agreement, the YFMC Principals, holders of 63.2% of the issued and outstanding YFMC Common Shares and 96.9% of the YFMC First Preferred Shares, have agreed to tender such securities under the Exchange.

    If Med-Emerg takes up and pays for securities validly deposited under the Exchange and acquires not less than 90% of the issued and outstanding securities of any class which is subject of the Offer, Med-Emerg intends, to the extent possible, to acquire the remaining securities of any such class pursuant to the compulsory acquisition provisions of the OBCA. If Med-Emerg takes up and pays for securities validly deposited under the Offer and acquires less than such number thereof or the compulsory acquisition provisions of the OBCA are otherwise unavailable, Med-Emerg intends to consider other means of acquiring, directly or indirectly, all of the outstanding YFMC Securities available in accordance with applicable law, including a subsequent acquisition transaction. If the Minimum Condition is satisfied, Med-Emerg will own sufficient YFMC Securities to effect such subsequent acquisition transaction. See "ACQUISITION OF SECURITIES NOT DEPOSITED".

BUSINESS COMBINATION AGREEMENT

    Pursuant to the Business Combination Agreement entered into between Med-Emerg and YFMC, Med-Emerg agreed to make an offer on the terms set out therein to purchase all of the issued and outstanding YFMC Common Shares on the basis of one share of Med-Emerg common stock for every 6.875 YFMC common shares, each outstanding YFMC Series A Warrant will be entitled to 0.125 of a Med-Emerg Series A Warrant and each outstanding YFMC Series B Warrant will be entitled to
0.125 of a Med-Emerg Series B Warrant.

    In addition to the foregoing, Med-Emerg has agreed to offer to holders of the YFMC Preferred Shares, for every ten YFMC Preferred Shares, one Med-Emerg Common Share to be held in escrow. See "Escrow Agreements".

    As well, there shall be substituted for the right to acquire YFMC Common Shares under the YFMC Stock Option Plan the right to acquire Med-Emerg Common Shares on an exchange basis consistent with that of the warrant exchange under the Offer. Specifically, Med-Emerg will substitute for every eight options to acquire YFMC Common Shares under the YFMC Stock Option Plan, the right to acquire one Med-Emerg Common Share at an exercise price of US$1.75 per share.

    The Business Combination Agreement also includes representations and warranties of Med-Emerg and YFMC and its principal shareholders. Under the Business Combination Agreement, the Board of Directors of YFMC agreed to support the Offer and recommended acceptance of the Offer by the YFMC shareholders and prepare, file and mail as required by applicable law a directors' circular recommending the Offer. The representations and warranties contained in the Business Combination Agreement and given by the principal shareholders of YFMC to Med-Emerg, and given by Med-Emerg to the principal shareholders of YFMC, shall in each case survive the completion of the transaction contemplated by the Offer for a period of 18 months.

RECOMMENDATION OF YFMC BOARD

    THE YFMC BOARD, BY UNANIMOUS VOTE, HAS DETERMINED THAT THE TERMS OF THE BUSINESS COMBINATION AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, YFMC AND THE HOLDERS OF YFMC COMMON STOCK AND RECOMMENDS THAT HOLDERS OF YFMC COMMON STOCK ACCEPT THE BUSINESS COMBINATION AGREEMENT.

    In reaching its determination to approve the Business Combination Agreement and the transactions contemplated thereby, the YFMC Board consulted with YFMC management and financial and legal advisors and considered the proposed terms of the Business Combination Agreement and the related agreements. In reaching its conclusions, the YFMC Board also considered the strategic advantages of the Transaction described below under "-- Reasons for the Transaction," as well as, among other things the following: (i) information concerning the financial performance and condition, business operations, capital levels, asset quality and prospects of Med-Emerg and the projected future financial performance of YFMC as a separate entity and of YFMC and Med-Emerg on a combined basis; (ii) current industry, economic and market conditions and trends, including the likelihood of continuing consolidation and increasing competition in Med-Emerg's industry; (iii) presentations by YFMC management and its financial and legal advisors regarding Med-Emerg; (iv) the risks and benefits of completing the Transaction with the exchange ratios; (v) the existing cash position of YFMC and the recognition of the need for capital for YFMC; (vi) expectations for revenue growth of the combined businesses and expectations for cost savings from termination of redundant operations; (vii) the synergies among the combined and complementary management teams; and (viii) the risks associated with the Transaction which, among other things, include the ability of the two businesses to manage change and to maintain operations during the merger process, the ability to integrate the business, the impact upon employees and customers, the need for capital to achieve the business plan of the combined organizations and competition.

REASONS FOR THE TRANSACTION

    By the end of the current fiscal year, Med-Emerg is planning to launch a healthcare e-commerce business by linking participants, medical service providers, medical product suppliers and member healthcare consumers using an Internet based health portal.

    Changes in the healthcare sector, including the development of managed care and the emergence of new medical and pharmaceutical treatments, are placing increasing pressure on consumers to inform themselves of their healthcare options. In addition, the healthcare industry is experiencing consolidation and increased competition, pressuring hospitals and other healthcare organizations to find new ways to attract patients and deliver services more efficiently.

    One of the critical elements to improving efficiency in healthcare is improving and integrating the method of handling and integrating data and information. Most healthcare professionals are intensive users of administrative, communications and information services, such as electronic data interchange services, transcription services, after-hours answering services, paging, voice mail and medical references. These services often are provided by multiple vendors, are not integrated, require users to become familiar with multiple devices and are invoiced separately.

    It is becoming clear that the healthcare sector can benefit from the Internet's open, low cost, flexible technology for exchanging information and executing commercial transactions. The Internet has the potential to help healthcare providers and consumers quickly access relevant healthcare information, identify and communicate with hospitals, other doctors, patients and healthcare organizations and make better informed evaluations of treatment alternatives and healthcare products. The Internet is empowering consumers to educate themselves on health conditions and treatments, share experiences with other patients, and better manage their health.

    Through HealthyConnect.com, a healthcare information technology division, we see a significant opportunity emerging for healthcare organizations to use new web-based technologies to increase practice efficiency, achieve measurable cost savings and improve the quality of patient care.

    In this context, the business combination with YFMC provides the framework for the launch of HealthyConnect.com. Some of the expected benefits from the business combination are set forth below:

1. The number of clinics owned and/or managed by Med-Emerg will increase three-fold, demonstrating our ability to become the pre-eminent Canadian clinic management company able to bring together the services of medical professionals, medical product suppliers and healthcare consumers as the backbone to an Internet based health portal, HealthyConnect.com.

2. Physicians and patients will benefit from Med-Emerg's national market penetration. Med-Emerg healthcare professionals will provide care for over approximately one million Canadian citizens over the next twelve months. This provides a significant patient base for the success of HealthyConnect.com.

3. The contacts and resources of YFMC management combined with the strong financial position of Med-Emerg allows the combined companies to expedite their acquisition programs, adding to the framework for HealthyConnect.com.

4. The combined companies are expected to generate strong positive cashflow from operations, which will be available for reinvestment in further medical clinic acquisitions and the development of HealthyConnect.com.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

    In considering the business combinations and the recommendation of YFMC's Board with respect to the transaction, the holders of YFMC Common Shares and the holders of Med-Emerg Common Shares should be aware that certain members of the management of YFMC and Med-Emerg have interests in the Transaction that may be different from, or in addition to, the interests of the holders of YFMC Common Shares and the holders of Med-Emerg Common Shares generally.

EMPLOYMENT AGREEMENTS

    YFMC and Dr. Donald Wilson have entered into an employment agreement whereby Dr. Wilson will serve as executive medical director of the combined business, following the acquisition by Med-Emerg of the YFMC Securities.

    Such employment agreement, for a term expiring on December 31, 2001, provide that Dr. Wilson receive a salary of $4,000 per month, increasing to $5,000 per month commencing on June 1, 2000 and $6,000 per month commencing April 1, 2001 upon commencement of employment increasing to $5,000 per month commencing on June 1, 2000 and $6,000 per month commencing April, 2001, plus a car allowance and other benefits. Dr. Wilson's responsibilities as executive medical director will include recruiting qualified physicians, organizing physicians' shifts, developing an organization-wide quality assurance program, contributing to the combined business' strategy and plans for growth and developing health programs for the clinics managed or operated by the combined business. Dr. Wilson will also receive, as a one-time bonus, 10,000 MEII common shares at the time that YFMC is acquired by Med-Emerg. He will also receive options to acquire 12,500 common shares of Med-Emerg at the time that YFMC is acquired by Med-Emerg, and additional grants of options to acquire 10,000 Med-Emerg common shares at the end of each of the years 2000 and 2001. In the event that Dr. Wilson's employment is terminated prior to December 31, 2001, he shall receive his full base salary for a period of one year.

    YFMC and Martin Scullion have also entered into an employment agreement whereby Med-Emerg will employ Martin Scullion to serve as a general manager of medical clinic operations for the combined business following the acquisition by Med-Emerg of the YFMC Securities.

    Such employment agreement provides that Martin Scullion receive a salary of $90,000.00 per year, increasing to $100,000 a year upon his relocation to Med-Emerg's principal office and to $110,000 per year of the first anniversary date of the agreement and upon the relocation of the Executive to Mississauga, the salary rate per year shall be $100,000 and on the first anniversary date the salary rate per year shall be $110,000, plus a car allowance and other benefits. As the general manager of medical clinic operations, Martin Scullion's duties will include working with operational staff to plan, co-ordinate and execute the Company's clinic business operations, including liaison where appropriate with all physicians, clinic staff, third party service providers, recruiters and schedulers to maximize operating income, and to integrate facilities which may be acquired from time to time. Mr. Scullion is also entitled to receive options to acquire 12,500 Med-Emerg common shares at the time YFMC is acquired by Med-Emerg. If Mr. Scullion's employment with Med-Emerg is terminated, he shall be entitled to receive his full salary for a one-year period.

ACCOUNTING TREATMENT

    YFMC and Med-Emerg expect that the business combination will be accounted for using the purchase method of accounting. The purchase method of accounting allocates the consideration paid by Med-Emerg among the tangible and intangible assets and liabilities of YFMC. The purchase method of accounting differs from pooling of interest accounting which assumes that the combining companies were merged from inception and the historical financial statements for the periods prior to consummation of the merger are restated as though the companies had been combined from inception subject to certain adjustments. The unaudited pro forma financial information contained in this Joint Prospectus/Proxy Statement has been prepared using the purchase accounting method to account for the business combination. See "Unaudited Pro Forma Combined Condensed Financial Statements."

COMPULSORY ACQUISITION OF YFMC SHARES

    As described under the heading "Acquisition of Securities not Deposited -- Compulsory Acquisition", YFMC Securities may be acquired, in certain circumstances, pursuant to the compulsory acquisition provisions of the OBCA.

REGULATORY APPROVALS

    The Transaction is not subject to any state or federal regulatory approvals.

US FEDERAL SECURITIES LAWS CONSEQUENCES

    All shares of Med-Emerg Common Stock received by holders of YFMC Common Stock in the transaction will be freely transferable, under US Securities laws except that shares of Med-Emerg Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of YFMC prior to the transaction may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Med-Emerg) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of YFMC or Med-Emerg generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal shareholders of such party.

APPRAISAL RIGHTS -- YFMC

    If within 120 days after the date hereof, the offer has been accepted by holders of not less than 90% of any class of YFMC Securities which are the subject of the offer, other than YFMC Securities held on the date of the offer by or on behalf of Med-Emerg or its affiliates and associates, and Med-Emerg acquires such deposited securities, Med-Emerg intends, to the extent possible, to acquire the remainder of the securities of each class of YFMC Securities on the same terms as securities of such class were acquired under the offer pursuant to the provisions of the OBCA.

    To exercise such statutory right, Med-Emerg must give notice (the "Offeror's Notice") to each holder of YFMC Securities who did not accept the offer (and each person who subsequently acquires any such securities) (in each case a "Dissenting Offeree") and to the Director under the OBCA of such proposed acquisition on or before the earlier of 60 days from the Expiry Time and 180 days from the date of the offer. Within 20 days of giving the Offeror's Notice, Med-Emerg must pay or transfer to YFMC the consideration Med-Emerg would have had to pay or transfer to the Dissenting Offerees if they had elected to accept the offer, to be held in trust for the Dissenting Offerees. In accordance with section 188 of the OBCA, within 20 days after receipt of the Offeror's Notice, each Dissenting Offeree must send the certificates representing the applicable securities held by such Dissenting Offeree to YFMC, and may, within 20 days after the date of Offeror's Notice, elect either to transfer such securities to Med-Emerg on the terms of Med-Emerg or to demand payment of the fair value of such securities held by such holder by so notifying Med-Emerg and by applying to a court having jurisdiction to hear an application to fix the fair value of such securities. If a Dissenting Offeree has elected to demand payment of the fair value of such securities, Med-Emerg may apply to a court having jurisdiction to hear an application to fix the fair value of such securities of that Dissenting Offeree within 20 days after it made the payment or transferred the consideration to YFMC referred to above. If there is no such application by the Dissenting Offeree within the period referred to above, the Dissenting Offeree will be deemed to have elected to transfer such securities to Med-Emerg on the terms of the offer. Any judicial determination of the fair value of the securities could be more or less than the amount paid pursuant to the offer.

    The foregoing is a summary only. Reference is made to sections 187 to 190 of the OBC. Such sections are complex and may require strict adherence to notice and timing provisions, failing which such rights may be lost or altered. Persons who wish to be better informed about these provisions should consult their legal advisors.

                 DIRECTORS AND EXECUTIVE OFFICERS OF MED-EMERG

DIRECTORS AND OFFICERS

    It is expected that, following the consummation of the Transaction, the Board of Directors of Med-Emerg will consist of William Thomson, Ramesh Zacharias, Carl Pahapill, Robert Rubin, Jeffrey Lyons, Martin Scullion and Camille Chebeir. Each person elected as director at Med-Emerg's annual meeting of shareholders will hold office until the next annual meeting of shareholders or until his successor is elected or appointed.

    Following the consummation of the business combination, Med-Emerg will be required to have an audit committee of its board of directors. The audit committee will be responsible for reviewing Med-Emerg's annual audit and meeting with YFMC's independent accountants to review YFMC's internal controls and financial management practices.

    Directors who are employees of Med-Emerg or its subsidiaries will not receive any compensation for service on the Med-Emerg Board, but will be reimbursed by Med-Emerg for expenses incurred in attending meetings of the Med-Emerg Board or any committees thereof.

    The directors and the senior management team of Med-Emerg are expected to be comprised of the following individuals, upon completion of the Business Combination and the approval of Med-Emerg shareholders at the Annual Meeting, many of whom are currently officers and/or directors of YFMC or Med-Emerg:

NAME                                                                            AGE                     POSITION
--------------------------------------------------------------------------      ---      --------------------------------------
William Thomson, C.A......................................................          57   Chairman of the Board, Director

Ramesh Zacharias, M.D., FRCSC.............................................          47   Chief Executive Officer, Director

Carl W. Pahapill, C.A.....................................................          40   Chief Operating Officer, President and
                                                                                         Director

Kathryn Gamble, C.A.......................................................          31   Vice President of Finance, Chief
                                                                                         Financial Officer, Secretary

Stephen Fowler, M.D.......................................................          49   Executive Medical Director

Martin Scullion...........................................................          53   General Manager -- YFMC, Director

Donald Wilson, M.D........................................................          40   Executive Medical Director, YFMC

Robert M. Rubin...........................................................          57   Director

Jeffery Lyons.............................................................          58   Director

Camille Chebeir...........................................................          61   Director

    WILLIAM E. THOMSON, C.A. Mr. William Thomson has been a Director of Med-Emerg since January 1992 and is currently the Chairman. Mr. Thomson is President of William E. Thomson Associates Inc., one of Canada's best known crisis management firms. His assignments at Thomson Associates Inc. include the operation of companies in crisis; monitoring the clients of financial institutions; counselling boards of directors, chief executive officers and senior management during periods of change, growth, initial public offerings and other financings; and general consulting and financial intermediation services. Mr. Thomson has operated companies in diverse fields including manufacturing, hospitality, forest products, medical services, transportation and tier two automotive supplies.

    Mr. Thomson has been President and Chief Executive Officer of Speedware Corporation, a TSE listed information technology company, since June 1998. Mr. Thomson is Chairman of Asia Media Group Corp. in Singapore. In addition, Mr. Thomson serves as a director of the following companies: TPI Plastics Ltd., Elegant Communications Ltd., Imperial Plastech Corp., Electrical Contacts Ltd., The Aurora Fund, Media Groupings Far East Pte Ltd. and Esna Technologies Ltd.

    RAMESH ZACHARIAS, M.D., FRCSC. Dr. Ramesh Zacharias is the founder and Chief Executive Officer of Med-Emerg. He has been a Director of Med-Emerg since the Company's inception. He has practiced medicine in Canada since 1981 and has extensive experience in the delivery of emergency medical care. He has provided consulting services regarding the delivery of emergency care in the Caribbean, Saipan and Malaysia and has provided management consulting services regarding the operation of medical clinics in Canada, the United States and Russia.

    CARL W. PAHAPILL, C.A. Mr. Carl Pahapill joined Med-Emerg as President in February 1996 and became a Director of Med-Emerg in October 1996. From September 1995 to January 1996, Mr. Pahapill acted as a consultant to Med-Emerg. From 1994 to 1995, Mr. Pahapill was the Chief Operating Officer of Signature Brands Limited, a publicly traded food processing company whose shares are listed on the Toronto Stock Exchange. From 1984 to 1993, Mr. Pahapill was a Partner at BDO Dunwoody Chartered Accountants. Prior to that, Mr. Pahapill was a supervisor at Ernst & Young Chartered Accountants.

    KATHRYN GAMBLE, C.A. Ms. Kathryn Gamble joined Med-Emerg in January, 1996 as Med-Emerg's Vice President of Finance and became Med-Emerg's Chief Financial Officer in October, 1996. From February, 1995 to December, 1995, Ms. Gamble was the Corporate Controller for Signature Brands Limited, a publicly traded food processing company whose shares are listed on the Toronto Stock Exchange. From February 1993 to February 1995, Ms. Gamble was an Audit Analyst with Abitibi Price Inc., a publicly traded company whose shares are listed on the Toronto Stock Exchange and the New York Stock Exchange.

    STEPHEN FOWLER, MD. Dr. Fowler serves as the Executive Medical Director of Med-Emerg and is responsible for medical oversight of Med-Emerg's operations. Dr. Fowler has over 20 years experience in the delivery of emergency medicine and primary care family services. He was formerly the Chief of Family Medicine at Credit Valley Hospital in Mississauga, Ontario, from 1985 to 1992 and then the Emergency Department Director at such hospital from 1991 to 1997. Dr. Fowler joined Med-Emerg in 1996 as Associate Medical Director.

    MARTIN SCULLION. Mr. Scullion joined YFMC in 1996 and served as its CEO from 1998 to 1999. From 1988 to 1995 he was president of PEL Plastics Ltd. From 1974 to 1988 Mr. Scullion was vice-president, marketing for FCA International Ltd., a publicly traded company of the Montreal Stock Exchange and Toronto Stock Exchange. Mr. Scullion is responsible for operations of the physician management services division.

    DONALD WILSON, MD. Dr. Wilson founded YFMC in 1992 and served as its president prior to joining Med-Emerg. He has practices family medicine since 1988 and is licenced in Quebec and Ontario. Dr. Wilson is responsible for quality assurance and the integration of new services.

    ROBERT M. RUBIN. Mr. Rubin has served as a director of Med-Emerg since October, 1996. Since June, 1992, Mr. Rubin has served as a director of Diplomat Corporation, a publicly traded company involved in the sale of infant wear and babycare products through direct mail order catalogues.

    Since November 20, 1992, Mr. Rubin has served as the Chairman of the Board of Directors of Western Power & Equipment Corp. ("WPEC"), a construction equipment distributor. Between October, 1990 and January 1, 1994, Mr. Rubin served as the Chairman of the Board and Chief Executive Officer of American United Global Inc., a technology and communication company offeror and majority owner of WPEC ("AUGI") and since January 1, 1994, solely as Chairman of the Board of AUGI. Mr. Rubin was the founder, President, Chief Executive Officer and a Director of Superior Care, Inc. ("SCI") from its inception in 1976 until May, 1986 and continued as a Director of SCI (now known as Olsten Corporation) until the latter part of 1987. Olsten Corporation, a New York Stock Exchange listed company, is engaged in providing home care and institutional staffing services and health care management services. Mr. Rubin is also a member of the Board of Directors and minority stockholder of Response USA, Inc., a public company engaged in the sale and distribution of personal emergency response systems.

    JEFFERY LYONS, Q.C. Mr. Lyons recently joined the Board of Directors of Med-Emerg. Mr. Lyons practices municipal law, administrative law and public policy with Morrison, Brown, Sosnovitch, Barristers and Solicitors in Toronto, Ontario. He currently serves as the Commissioner of the Toronto Police Services Board and as a Director of VIA Rail Canada Inc., BDP Business Data Services Limited, CAMVEC Corporation, Toronto

International Film Festival and Toronto Police Benefit Fund. Mr. Lyons is also a member of the Molson Indy Board of Trustees, Governor's Council of North York General Hospital and the Contract Settlement Board, Supply and Services Canada. In addition to several previous offices and directorships held, Mr. Lyons was a Director of International Managed Healthcare Inc. from 1996 to 1998.

    CAMILLE CHEBEIR. Mr. Chebeir is President of Sedco Services, Inc., New York, responsible for a prominent Saudi family on its off-shore investments and overseeing management of its U.S. portfolio. Mr. Chebeir serves as a Managing Director of MetroWest, a multipurpose Real Estate Development -- Florida. He is a member of the boards of several U.S. and overseas companies within Sedco's business activites. Mr. Chebeir was previously with the National Commercial Bank, New York, serving from 1983 to 1989 as Vice President-Operations and from 1989 to 1992 as Executive Vice President managing its New York branch. Mr. Chebeir is a former President of Arab Bankers Association of North America. From 1960 to 1983, Mr. Chebeir held a number of executive positions with Citibank, N.A. offices in Beirut, Lebanon, Manama, Brahrain and Athens, Greece. Mr. Chebeir holds Degrees in Banking from St. Joseph University, Beirut, Lebanon.

EXECUTIVE COMPENSATION

    The following table sets forth the cash compensation, as well as certain other compensation paid or accrued to Med-Emerg's Chief Executive Officer Dr. Ramesh Zacharias and Chief Operating Officer and President Carl Pahapill (collectively, the "Named Executive Officers") for the fiscal year ended December 31, 1998, 1997 and 1996. No other executive officer received a total annual salary and bonus of more than US$100,000 during the reporting periods.

                                                                                           ANNUAL COMPENSATION (CDN.$)
                                                                                       ------------------------------------
                                                                                                                  OTHER
NAME AND PRINCIPAL POSITION                                                              SALARY      BONUS    COMPENSATION
--------------------------------------------------------------------------             ----------  ---------  -------------
Ramesh Zacharias..........................................................       1998  $  224,000  $       0   $   7,688(1)
Chief Executive Officer                                                          1997  $  204,000  $       0   $  13,064(1)
                                                                                 1996  $  169,462  $       0   $  19,582(1)

Carl Pahapill.............................................................       1998  $  175,000  $  25,000   $    10,000
Chief Operating Officer and President                                            1997  $  175,000  $       0   $    10,000
                                                                                 1996  $  131,845  $  15,000   $   9,000(2)

------------------------

(1) In addition to being the Chief Executive Officer, Dr. Ramesh Zacharias occasionally covers physician assignments that Med-Emerg is otherwise unable to fill. For each assignment that Dr. Ramesh Zacharias covers, he is paid as an independent contracting physician. This amount represents fees paid to him for such services.

(2) Represents fees paid to Mr. Pahapill for acting as a consultant to Med-Emerg prior to joining Med-Emerg on a full-time basis.

                 INDEBTEDNESS OF DIRECTORS AND SENIOR OFFICERS

    As of June 30, 1999, the aggregate indebtedness outstanding to Med-Emerg or any of its subsidiaries of all officers, directors, employees and former officers, directors and employees of Med-Emerg or any of its subsidiaries, in connection with the purchase of securities of Med-Emerg or any of its subsidiaries, is equal to Cdn$60,000. Such indebtedness is owing to Med-Emerg by Carl Pahapill.

                                                                    LARGEST      AMOUNT
                                                    INVOLVEMENT     AMOUNT     OUTSTANDING     FINANCIALLY
                                                    OF MED-EMERG  OUTSTANDING  AS AS JUNE   ASSISTED SECURITY
                                                         OR       DURING 1998   30, 1999    PURCHASES DURING   SECURITY FOR
NAME AND PRINCIPAL POSITION                          SUBSIDIARY     (CDN$)       (CDN$)         1998 (#)       INDEBTEDNESS
--------------------------------------------------  ------------  -----------  -----------  -----------------  -------------
Carl Pahapill, Chief Operating Officer and          Lender
  President.......................................                 $  60,000    $  60,000             nil             None

       AGGREGATED OPTION/SAR EXERCISES DURING THE MOST RECENTLY COMPLETED
            FINANCIAL YEAR AND FINANCIAL YEAR-END OPTIONS/SAR VALUES

                                                                                                                   VALUE OF
                                                                                                                  UNEXERCISED
                                                                                              UNEXERCISED        IN-THE-MONEY
                                                                                            OPTIONS/SARS AT     OPTIONS/SARS AT
                                                       SECURITIES                          DECEMBER 31, 1998   DECEMBER 31, 1998
                                                       ACQUIRED ON      AGGREGATE VALUE    (#) EXERCISABLE/   (US$) EXERCISABLE/
NAME                                                  EXERCISE (#)      REALIZED (US$)       UNEXERCISABLE       UNEXERCISABLE
---------------------------------------------------  ---------------  -------------------  -----------------  -------------------
Dr. Ramesh Zacharias...............................           nil                nil           65,000/nil            nil/nil
Carl Pahapill......................................           nil                nil           65,000/nil            nil/nil

    An additional 100,000 options were granted to each of Dr. Ramesh Zacharias and Carl Pahapill on January 6, 1999. These options are exercisable immediately at an exercise price of US$1.25.

    On September 27, 1999, the Company granted to each of Dr. Zacharias and Mr. Pahapill options to acquire 400,000 common shares at a price of US$1.50 per share, exercisable as to 200,000 common shares at the time YFMC Healthcare Inc. becomes a subsidiary of the Company, and as to 200,000 common shares upon the attainment of other performance criteria, provided that in no event shall the options be exercisable for a period of six months from the date of grant.

EMPLOYMENT AGREEMENTS

    All of Med-Emerg's executive officers offer their full business time to the affairs of Med-Emerg. Med-Emerg has entered into employment agreements with both Dr. Zacharias and Mr. Pahapill. Dr. Zacharias' agreement provides that he will devote all of his business time to Med-Emerg in consideration of an annual salary of $204,000 effective January 1, 1997 increasing to $225,000 per year during the final year of the agreement's three year term. The agreement is for a term of three years, but may be terminated by Med-Emerg for cause, or without cause upon payment of his salary to February 20, 2001, plus $300,000 for termination on or before February 20, 2000 with a lesser amount payable for termination thereafter in lieu of notice. Mr. Pahapill's agreement was for a term of two years, but may be terminated by Med-Emerg for cause or without cause upon payment of one year's salary in lieu of notice. Such agreement provides that Mr. Pahapill devote all of his business time to Med-Emerg in consideration of an annual salary of $175,000. The terms of future employment arrangements between Med-Emerg and Dr. Zacharias and Mr. Pahapill are currently under negotiation.

STOCK OPTION PLAN

    In April, 1997, the Med-Emerg Board and shareholders adopted and approved the 1997 Stock Option Plan (the "Plan"). The Plan is to be administered by the Board or a committee appointed by the Board. Pursuant to the Plan, options to acquire an aggregate of 638,000 Med-Emerg Common Shares may be granted, 495,000 of which have been granted as of June 30, 1999. On November 5, 1999 the shareholders of Med-Emerg will vote on a proposal to amend the Plan to allow the Board to grant up to 1,000,000 options to acquire Med-Emerg Common Shares. The Plan provides for grants to Med-Emerg's employees, independent physician contractors, consultants, officers and directors. During the fiscal year ended December 31, 1998, Med-Emerg granted 1,500 options to eligible employees at an exercise price of US$2.50 and 19,400 options to eligible physicians at an exercise price of US$4.25 under the Plan. No options were granted during the fiscal year ended December 31, 1998 to the Named Executive Officers.

OWNERSHIP OF MED-EMERG

    It is anticipated that, after giving effect to the business combination, approximately 4,805,970 shares of Med-Emerg Common Stock will be issued and outstanding, approximately 239,545 additional shares will be reserved for issuance upon the exercise of options and warrants to acquire YFMC Common Shares and Med-Emerg Common Stock assumed by Med-Emerg.

    The following table sets forth information concerning the beneficial ownership of Med-Emerg Common Shares as of August 10, 1999 after giving effect to the business combination by (a) each person or group of persons known to YFMC and Med-Emerg expected to beneficially own more than five percent (5%) of the outstanding shares of Med-Emerg Common Shares, (b) each person who is (or, upon consummation of the business combination, will be) an executive officer, director or director nominee of Med-Emerg and (c) all such executive officers and directors of Med-Emerg as a group. The information contained in this table with respect to beneficial ownership reflects "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act, which means generally any person who, directly or indirectly, has or shares voting power or investment power with respect to a security. Med-Emerg Common Shares not outstanding but deemed beneficially owned by virtue of the right of an individual or group to acquire such shares within 60 days after August 10, 1999 are treated as outstanding only when determining the amount and percentage of Med-Emerg Common Shares owned by such individual or group. All information with respect to the beneficial ownership of any principal shareholder was furnished by such principal shareholder and Med-Emerg believes that, except as otherwise noted or pursuant to community property laws, each shareholder has sole voting and investment power with respect to the shares shown.

                                                                                          NUMBER OF SHARES
                                                                                            BENEFICIALLY
NAME AND ADDRESS(1)                                                                             OWNED         PERCENTAGE
----------------------------------------------------------------------------------------  -----------------  -------------
Ramesh Zacharias, M.D., FRCSC(2)........................................................       1,207,544            21.1%
1245841 Ontario Inc.(3).................................................................       1,042,544            18.8%
William Thomson, C.A.(4)................................................................          45,000                *
Carl W. Pahapill, C.A(5)................................................................         265,000             5.3%
Kathryn Gamble, C.A.(6).................................................................          55,000             1.1%
Robert M. Rubin(7)......................................................................         750,000            13.6%
Jeffrey Lyons(8)........................................................................          30,000                *
Hampton House...........................................................................         274,375             5.7%
Donald Wilson, M.D.(9)..................................................................         615,283            12.4%
Martin Scullion(10).....................................................................         560,061            11.5%
Camille Chebeir.........................................................................          60,000             1.9%
All Officers and Directors as a Group (9 persons).......................................       3,577,888            52.9%

------------------------

*   Less than 1% of the outstanding shares of the class.

(1) Unless otherwise indicated, the address is c/o Med-Emerg International Inc., 2550 Argentia Road, Suite 205, Mississauga, Ontario L5N 5R1, Canada.

(2) Includes: (i) 292,544 shares owned by 1245841 Ontario Inc., which is owned by Dr. and Mrs. Zacharias; (ii) options to purchase up to 165,000 shares common stock; and (iii) 750,000 shares of common stock issuable upon the conversion of up to 500,000 shares of convertible preferred stock, such preferred stock currently held by 1245841 Ontario Inc., which is owned by Dr. and Mrs. Zacharias. For a period of ten years from issuance, each share of preferred stock is convertible into 1.5 shares of common stock and thereafter into such number of shares of common stock as is equal to US$4,500,000 divided by the then current market price of the common stock on the date of conversion. For purposes of the above chart, the number of shares of common stock issuable upon conversion of the preferred stock was calculated by assuming a one for one and on-half conversion. See "Description of Securities."

(3) 1245841 Ontario Inc. is an Ontario company in which the beneficial ownership is held by Ramesh and Victoria Zacharias.

(4) Includes 45,000 shares of common stock issuable upon the exercise of options.

(5) Includes 165,000 shares of common stock issuable upon the exercise of options.

(6) Includes 55,000 shares of common stock issuable upon the exercise of options.

(7) Includes 700,000 shares of common stock issuable upon the exercise of options.

(8) Includes 30,000 shares of common stock issuable upon the exercise of options.

(9) Includes: (i) 529,648 shares owned by 977675 Ontario Inc., which is beneficially owned by Donald Wilson; (ii) 25,000 shares of common stock issuable upon the exercise of options; (iii) 50,635 shares of common stock that will be converted from YFMC preferred shares.

(10) Includes: (i) 488,751 shares owned by Page Raymond & Associates, which is beneficially owned by Martin Scullion; (ii) 25,000 shares of common stock issuable upon the exercise of options; (ii) 46,310 shares of common stock that will be converted from YFMC preferred shares.

                               EXCHANGE RATE DATA

    Med-Emerg International Inc. maintains its books of account in Canadian dollars.

    The following table sets forth, for the periods indicated, certain exchange rates based on the noon buying rate in New York City for cable transfers in Canadian dollars. Such rates are the number of United States dollars per one Canadian dollar and are the inverse of rates quoted by the Federal Reserve Bank of New York for Canadian dollars per US$1.00. The average exchange rate is based on the average of the exchange rates on the last day of each month during such periods. On May 31, 1999, the exchange rate was US$1.00 per Cdn$1.48.

YEAR ENDED DECEMBER 31,                                              1994       1995       1996       1997       1998
-----------------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
RATE AT END OF PERIOD............................................  $  0.7143  $  0.7353  $  0.7299  $  0.6991  $  0.6532
AVERAGE RATE DURING PERIOD.......................................     0.7299     0.7299     0.7353     0.7223     0.6745
HIGH.............................................................     0.7092     0.7009     0.7212     0.6945     0.7061
LOW..............................................................     0.7642     0.7533     0.7526     0.7493     0.6376

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

    YFMC common stock is listed on the Alberta Stock Exchange under the symbol "YFM.AL". Following the Transaction YFMC Common Stock will not trade on any market. Med-Emerg common stock and warrants are listed on the Nasdaq SmallCap Market under the symbols "MDER" and "MDERW" respectively and under the symbols "MEI" and "MEIW" respectively on the Boston Stock Exchange.

    The following table sets forth for the period indicated the high and low per share and per warrant closing prices for Med-Emerg and YFMC's securities on their respective exchanges.

                                                                                           CLOSING PRICE
                                                                       -----------------------------------------------------
                                                                         MED-EMERG COMMON     MED-EMERG PURCHASE     YFMC
                                                                                                                    COMMON
                                                                            STOCK US$            WARRANTS US$        STOCK
                                                                       --------------------  --------------------    CDN$
                                                                         HIGH        LOW       HIGH        LOW       HIGH
                                                                       ---------  ---------  ---------  ---------  ---------
1998
First Quarter (from 2/12/98 for Med-Emerg)...........................       4.75     3.375      1.4375      .50          .28
Second Quarter.......................................................       4.00     2.8125      .50        .4375        .29
Third Quarter........................................................       3.25     1.6875      .6563      .25          .30
Fourth Quarter.......................................................       2.00     1.00        .375       .1563        .49

1999
First Quarter........................................................       2.25     1.031       .5938      .25          .46
Second Quarter.......................................................       2.50     1.0625      .875       .25          .45
Third Quarter (through August 9, 1999)...............................       2.00     1.50       0.625      0.50         0.36


                                                                          LOW
                                                                       ---------
1998
First Quarter (from 2/12/98 for Med-Emerg)...........................        .15
Second Quarter.......................................................        .15
Third Quarter........................................................        .20
Fourth Quarter.......................................................        .26
1999
First Quarter........................................................        .31
Second Quarter.......................................................        .26
Third Quarter (through August 9, 1999)...............................       0.28

    THE QUOTATIONS IN THE ABOVE TABLES REFLECT INTER-DEALER PRICES WITHOUT RETAIL MARK-UP, MARK-DOWN OR COMMISSIONS AND MAY NOT REPRESENT ACTUAL TRANSACTIONS.

    On June 18, 1999, the last full trading day prior to the public announcement of the proposed business combination, the price of the Med-Emerg Common Shares on Nasdaq was US$1.875 and of the Med-Emerg Purchase Warrants on Nasdaq was US$0.4375.

    There were 23 holders of record of Med-Emerg Common Shares and 4 holders of record of the Med-Emerg Purchase Warrants as of August 9, 1999. Med-Emerg has not declared any dividends on the Med-Emerg Common Shares in the last two fiscal years.

    There were no unregistered sales of Med-Emerg Securities during the last fiscal year.

       SUMMARY HISTORICAL FINANCIAL DATA OF MED-EMERG INTERNATIONAL, INC.

    Set forth below is a summary of certain consolidated financial information with respect to Med-emerg and its subsidiaries as at and for the six months ended June 30, 1999 and 1998, as at and for the years ended December 31, 1998, 1997, 1996, 1995, and 1994, excerpted from documents filed with the Commission, except for earnings before interest, taxes, depreciation and amortization ("EBITDA"). More comprehensive financial information is included in such statements and reports and other documents filed by Med-Emerg with the Commission, and the financial information summary set forth below is qualified in its entirety by reference to, and should be read in conjunction with, such reports and other documents, and all the financial statements, including the notes thereto.

                                                                                                               SIX MONTHS
                                                                                                               ENDED JUNE
                                                                                                                 30,(1)
                                                                                                               -----------
                                                                                                                  1999
                                                                                                               -----------
STATEMENT OF OPERATIONS DATA:
  Revenue....................................................................................................  $ 8,768,298
  Physician Fees and Other Direct Costs......................................................................    6,332,448
  Gross Profit...............................................................................................    2,435,850
  Operating Expenses before Depreciation and Amortization(2)
    -- Canadian GAAP.........................................................................................    2,628,278
    -- U.S. GAAP.............................................................................................    2,594,858
  Depreciation and Amortization..............................................................................      207,849
  Operating Income (Loss)
    -- Canadian GAAP.........................................................................................     (400,277)
    -- U.S. GAAP.............................................................................................     (366,857)
  Other Income (Expense).....................................................................................      (11,175)
  Provision for Income Taxes (Recovery)......................................................................     (181,039)
Net Income (Loss)
    -- Canadian GAAP.........................................................................................     (230,413)
    -- U.S. GAAP.............................................................................................     (196,993)
  Net Income per Common Share(3)
    Canadian GAAP............................................................................................  $     (0.07)
Basic and Fully Diluted Income (Loss) per Common Share(3)
    -- Canadian GAAP.........................................................................................  $     (0.10)
  Primary and Fully Diluted Income (Loss) per Common Share
    -- U.S. GAAP                                                                                               $     (0.10)
BALANCE SHEET DATA:
  Working Capital............................................................................................  $ 1,461,307
  Total Assets...............................................................................................    8,520,808
  Long-term Debt.............................................................................................      422,266
  Shareholders' Equity.......................................................................................    5,338,000
OTHER DATA:
  EBITDA(1)(4)
    -- Canadian GAAP.........................................................................................  $  (192,428)
    -- U.S. GAAP.............................................................................................  $  (159,008)


                                                                                                                  1998
                                                                                                               -----------
STATEMENT OF OPERATIONS DATA:
  Revenue....................................................................................................  $ 7,171,300
  Physician Fees and Other Direct Costs......................................................................    5,704,514
  Gross Profit...............................................................................................    1,466,786
  Operating Expenses before Depreciation and Amortization(2)
    -- Canadian GAAP.........................................................................................    1,417,678
    -- U.S. GAAP.............................................................................................    1,578,468
  Depreciation and Amortization..............................................................................       69,922
  Operating Income (Loss)
    -- Canadian GAAP.........................................................................................      (20,814)
    -- U.S. GAAP.............................................................................................     (181,604)
  Other Income (Expense).....................................................................................       24,886
  Provision for Income Taxes (Recovery)......................................................................        1,099
Net Income (Loss)
    -- Canadian GAAP.........................................................................................        2,973
    -- U.S. GAAP.............................................................................................     (157,817)
  Net Income per Common Share(3)
    Canadian GAAP............................................................................................  $      0.00
Basic and Fully Diluted Income (Loss) per Common Share(3)
    -- Canadian GAAP.........................................................................................  $     (0.02)
  Primary and Fully Diluted Income (Loss) per Common Share
    -- U.S. GAAP                                                                                               $     (0.08)
BALANCE SHEET DATA:
  Working Capital............................................................................................  $ 3,172,110
  Total Assets...............................................................................................    8,217,771
  Long-term Debt.............................................................................................      146,239
  Shareholders' Equity.......................................................................................    5,614,798
OTHER DATA:
  EBITDA(1)(4)
    -- Canadian GAAP.........................................................................................  $    49,108
    -- U.S. GAAP.............................................................................................  $  (111,682)


                                                                                                                YEAR ENDED
                                                                                                               DECEMBER 31,
                                                                                                               ------------
                                                                                                                   1998
                                                                                                               ------------
STATEMENT OF OPERATIONS DATA:
  Revenue....................................................................................................  $ 15,282,584
  Physician Fees and Other Direct Costs......................................................................    11,837,088
  Gross Profit...............................................................................................     3,445,496
  Operating Expenses before Depreciation and Amortization(2)
    -- Canadian GAAP.........................................................................................     3,455,530
    -- U.S. GAAP.............................................................................................     3,717,575
  Depreciation and Amortization..............................................................................       184,194
  Operating Income (Loss)
    -- Canadian GAAP.........................................................................................      (194,228)
    -- U.S. GAAP.............................................................................................      (456,273)
  Other Income (Expense).....................................................................................       (18,657)
  Provision for Income Taxes (Recovery)......................................................................       (55,349)
Net Income (Loss)
    -- Canadian GAAP.........................................................................................      (157,536)
    -- U.S. GAAP.............................................................................................      (419,581)
  Net Income per Common Share(3)
    Canadian GAAP............................................................................................  $      (0.05)
Basic and Fully Diluted Income (Loss) per Common Share(3)
    -- Canadian GAAP.........................................................................................  $      (0.11)
  Primary and Fully Diluted Income (Loss) per Common Share
    -- U.S. GAAP                                                                                               $      (0.20)
BALANCE SHEET DATA:
  Working Capital............................................................................................  $  2,295,360
  Total Assets...............................................................................................     8,352,468
  Long-term Debt.............................................................................................       102,322
  Shareholders' Equity.......................................................................................     5,670,806
OTHER DATA:
  EBITDA(1)(4)
    -- Canadian GAAP.........................................................................................  $    (10,034)
    -- U.S. GAAP.............................................................................................  $   (272,079)


                                                                                                                   1997
                                                                                                               ------------
STATEMENT OF OPERATIONS DATA:
  Revenue....................................................................................................  $ 11,572,667
  Physician Fees and Other Direct Costs......................................................................     8,749,735
  Gross Profit...............................................................................................     2,822,932
  Operating Expenses before Depreciation and Amortization(2)
    -- Canadian GAAP.........................................................................................     2,762,618
    -- U.S. GAAP.............................................................................................     2,909,395
  Depreciation and Amortization..............................................................................       128,130
  Operating Income (Loss)
    -- Canadian GAAP.........................................................................................       (67,816)
    -- U.S. GAAP.............................................................................................      (214,593)
  Other Income (Expense).....................................................................................      (444,878)
  Provision for Income Taxes (Recovery)......................................................................       (40,609)
Net Income (Loss)
    -- Canadian GAAP.........................................................................................      (472,085)
    -- U.S. GAAP.............................................................................................      (618,862)
  Net Income per Common Share(3)
    Canadian GAAP............................................................................................  $      (0.24)
Basic and Fully Diluted Income (Loss) per Common Share(3)
    -- Canadian GAAP.........................................................................................  $      (0.24)
  Primary and Fully Diluted Income (Loss) per Common Share
    -- U.S. GAAP                                                                                               $      (0.31)
BALANCE SHEET DATA:
  Working Capital............................................................................................  $ (1,930,382)
  Total Assets...............................................................................................     5,201,571
  Long-term Debt.............................................................................................        79,352
  Shareholders' Equity.......................................................................................       115,214
OTHER DATA:
  EBITDA(1)(4)
    -- Canadian GAAP.........................................................................................  $     60,314
    -- U.S. GAAP.............................................................................................  $    (86,463)


                                                                                                                   1996
                                                                                                               ------------
STATEMENT OF OPERATIONS DATA:
  Revenue....................................................................................................  $ 10,817,048
  Physician Fees and Other Direct Costs......................................................................     8,554,396
  Gross Profit...............................................................................................     2,262,652
  Operating Expenses before Depreciation and Amortization(2)
    -- Canadian GAAP.........................................................................................     5,869,690
    -- U.S. GAAP.............................................................................................     5,928,264
  Depreciation and Amortization..............................................................................        78,379
  Operating Income (Loss)
    -- Canadian GAAP.........................................................................................    (3,685,417)
    -- U.S. GAAP.............................................................................................    (3,743,991)
  Other Income (Expense).....................................................................................       (55,461)
  Provision for Income Taxes (Recovery)......................................................................      (146,554)
Net Income (Loss)
    -- Canadian GAAP.........................................................................................    (3,594,324)
    -- U.S. GAAP.............................................................................................    (3,652,898)
  Net Income per Common Share(3)
    Canadian GAAP............................................................................................  $      (1.18)
Basic and Fully Diluted Income (Loss) per Common Share(3)
    -- Canadian GAAP.........................................................................................  $      (1.18)
  Primary and Fully Diluted Income (Loss) per Common Share
    -- U.S. GAAP                                                                                               $      (1.51)
BALANCE SHEET DATA:
  Working Capital............................................................................................  $ (1,192,641)
  Total Assets...............................................................................................     3,539,823
  Long-term Debt.............................................................................................       --
  Shareholders' Equity.......................................................................................       100,799
OTHER DATA:
  EBITDA(1)(4)
    -- Canadian GAAP.........................................................................................  $ (3,607,038)
    -- U.S. GAAP.............................................................................................  $ (3,665,612)


                                                                                                                   1995
                                                                                                               ------------
STATEMENT OF OPERATIONS DATA:
  Revenue....................................................................................................  $ 10,983,553
  Physician Fees and Other Direct Costs......................................................................     8,406,631
  Gross Profit...............................................................................................     2,576,922
  Operating Expenses before Depreciation and Amortization(2)
    -- Canadian GAAP.........................................................................................     2,811,550
    -- U.S. GAAP.............................................................................................     2,811,550
  Depreciation and Amortization..............................................................................        49,342
  Operating Income (Loss)
    -- Canadian GAAP.........................................................................................      (283,970)
    -- U.S. GAAP.............................................................................................      (283,970)
  Other Income (Expense).....................................................................................        54,930
  Provision for Income Taxes (Recovery)......................................................................        71,447
Net Income (Loss)
    -- Canadian GAAP.........................................................................................      (300,487)
    -- U.S. GAAP.............................................................................................      (300,487)
  Net Income per Common Share(3)
    Canadian GAAP............................................................................................  $      (0.13)
Basic and Fully Diluted Income (Loss) per Common Share(3)
    -- Canadian GAAP.........................................................................................  $      (0.13)
  Primary and Fully Diluted Income (Loss) per Common Share
    -- U.S. GAAP                                                                                               $      (0.13)
BALANCE SHEET DATA:
  Working Capital............................................................................................  $   (480,475)
  Total Assets...............................................................................................     2,699,369
  Long-term Debt.............................................................................................       --
  Shareholders' Equity.......................................................................................      (166,253)
OTHER DATA:
  EBITDA(1)(4)
    -- Canadian GAAP.........................................................................................  $   (234,628)
    -- U.S. GAAP.............................................................................................  $   (234,628)


                                                                                                                   1994

                                                                                                               ------------

STATEMENT OF OPERATIONS DATA:
  Revenue....................................................................................................  $ 10,474,754

  Physician Fees and Other Direct Costs......................................................................     7,977,679

  Gross Profit...............................................................................................     2,497,075

  Operating Expenses before Depreciation and Amortization(2)
    -- Canadian GAAP.........................................................................................     2,172,407

    -- U.S. GAAP.............................................................................................     2,172,407

  Depreciation and Amortization..............................................................................        46,013

  Operating Income (Loss)
    -- Canadian GAAP.........................................................................................       278,655

    -- U.S. GAAP.............................................................................................       278,655

  Other Income (Expense).....................................................................................       (51,879)

  Provision for Income Taxes (Recovery)......................................................................        52,245

Net Income (Loss)
    -- Canadian GAAP.........................................................................................       174,531

    -- U.S. GAAP.............................................................................................       174,531

  Net Income per Common Share(3)
    Canadian GAAP............................................................................................  $       0.07

Basic and Fully Diluted Income (Loss) per Common Share(3)
    -- Canadian GAAP.........................................................................................  $       0.07

  Primary and Fully Diluted Income (Loss) per Common Share
    -- U.S. GAAP                                                                                               $       0.08

BALANCE SHEET DATA:
  Working Capital............................................................................................  $    104,154

  Total Assets...............................................................................................     1,663,815

  Long-term Debt.............................................................................................       --

  Shareholders' Equity.......................................................................................       338,257

OTHER DATA:
  EBITDA(1)(4)
    -- Canadian GAAP.........................................................................................  $    324,668

    -- U.S. GAAP.............................................................................................  $    324,668


----------------------------------

(1) Unaudited

(2) At December 31, 1997, operating expenses included stock compensation expenses of $139,000 for shares issued to a director. At December 31, 1996, operating expenses included stock compensation expenses of $1,695,800 for shares issued to a shareholder and $1,246,000 for the issuance of stock options to a director.

(3) Net income (loss) per common share reflects net income (loss) before preferred share dividends divided by the weighted average number of common shares outstanding. Basic and fully diluted income (loss) per common share reflects net income (loss) available to common shareholders divided by the weighted average number of common shares outstanding.

(4) EBITDA is the sum of income before interest, taxes, depreciation and amortization expense. EBITDA should not be considered as an alternative to net income (loss) or to cash flows from operating activities (all as determined in accordance with generally accepted accounting principles). EBITDA is presented because it is a widely used financial indicator of a company's ability to service indebtedness and other factors.

                SELECTED HISTORICAL DATA OF YFMC HEALTHCARE INC.

    Set forth below is a summary of certain consolidated financial information with respect to YFMC Healthcare Inc. and its subsidiaries as at and for the six months ended June 30, 1999 and 1998 and as at and for the years ended December 31, 1998, 1997, 1996 and 1995. Financial information as at and for the year ended December 31, 1994 is not available. More comprehensive financial information is available in the financial statements and related documents of YFMC Healthcare Inc., and the financial information is qualified in its entirety by reference to, and should be read in conjunction with, such financial statements and related documents, including the notes thereto.

                                                                                                                    YEAR
                                                                                                                    ENDED
                                                                                              SIX MONTHS ENDED    DECEMBER
                                                                                                JUNE 30,(1)          31,
                                                                                            --------------------  ---------
                                                                                              1999       1998       1998
                                                                                            ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Net Revenue...............................................................................  $1,911,537 $1,415,913 $3,037,231
Operating Expenses before Depreciation and Amortization...................................  1,845,513  1,281,112  2,777,172
Depreciation and Amortization.............................................................     50,610     44,400    117,912
Operating Income (Loss)...................................................................     14,414     90,401    142,147
Other Income (Expense)....................................................................    (11,510)    (5,023)   (12,266)
Provision for Income Taxes (Recovery).....................................................      1,300     34,000     43,805
Net Income (Loss).........................................................................      1,604     51,378     86,076
Basic and Fully Diluted Income per Common Share(2)........................................  $    0.00  $    0.01  $    0.01
BALANCE SHEET DATA:
Working Capital...........................................................................  $ 113,220  $ 303,861  $  26,197
Total Assets..............................................................................  2,386,064  1,260,300  1,547,124
Long-term Debt............................................................................    506,165     97,424    169,348
Shareholders' Equity......................................................................  1,001,214    683,406    699,111
OTHER DATA:
EBITDA(1)(3)..............................................................................     65,024    134,801    260,059


                                                                                              1997      1996(1)    1995(1)
                                                                                            ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Net Revenue...............................................................................  $2,139,630 $1,522,009 $ 959,211
Operating Expenses before Depreciation and Amortization...................................  1,891,204  1,487,249  1,029,834
Depreciation and Amortization.............................................................     77,756     51,892     74,877
Operating Income (Loss)...................................................................    170,670    (17,132)  (145,500)
Other Income (Expense)....................................................................     (7,756)    --         --
Provision for Income Taxes (Recovery).....................................................     45,000     --         --
Net Income (Loss).........................................................................    117,914    (17,132)  (145,500)
Basic and Fully Diluted Income per Common Share(2)........................................  $    0.02        n/a        n/a
BALANCE SHEET DATA:
Working Capital...........................................................................  $(189,181) $(164,635) $ (99,357)
Total Assets..............................................................................    868,061    780,895    723,949
Long-term Debt............................................................................     91,185     76,185    121,222
Shareholders' Equity......................................................................    117,924    (55,184)   (38,052)
OTHER DATA:
EBITDA(1)(3)..............................................................................    214,062     34,760    (70,623)

------------------------------

(1) Unaudited.

(2) There were no shares outstanding for the years ended December 31, 1996 and 1995 because the assets and operations of YFMC were held in a partnership.

(3) See Note (4) in "SELECTED HISTORICAL FINANCIAL DATA OF MED-EMERG INTERNATIONAL, INC."

           UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION OF
                         MED-EMERG INTERNATIONAL, INC.

    The following unaudited pro forma consolidated financial information of Med-Emerg was prepared to illustrate the estimated effects of the YFMC transaction for balance sheet purposes as at June 30, 1999 and for purposes of the results of operations for the six months ended June 30, 1999 and for the year ended December 31, 1998.

    Based upon the terms of the Business Combination Agreement, and the resulting attributes of the transaction, the pro forma statements have been prepared in accordance with Canadian GAAP using the purchase method of accounting for the transaction which is consistent in all material respects with the method expected to be used under U.S. GAAP, except as indicated in Note 1. The unaudited pro forma consolidated financial information of Med-Emerg presented is derived from a combination of YFMC financial information and Med-Emerg financial information, both of which are prepared in accordance with Canadian GAAP.

    The balance sheets and statements of operations of Med-Emerg and YFMC have been summarized and reclassified so that they may be presented on a consistent basis for purposes of the unaudited pro forma consolidated financial information of Med-Emerg. The pro forma consolidated balance sheet as at June 30, 1999 gives effect to the transactions set out in the Business Combination Agreement, more fully described in Note 2, as though they had occurred on June 30, 1999. The pro forma consolidated statements of operations for the six months ended June 30, 1999 and the year ended December 31, 1998 give effect to these transactions as if they had occurred on January 1, 1998.

    The allocation of the aggregate purchase price reflected in the unaudited pro forma consolidated financial information of Med-Emerg is preliminary. The actual purchase price allocation to reflect the fair values of assets acquired and liabilities assumed will be based upon management's evaluation of such assets and liabilities following the effective date of the transaction and, accordingly, the adjustments that have been included will change based upon the final allocation of the total purchase price (including any purchase price adjustment). Such allocation may differ significantly from the preliminary allocation included herein.

                          MED-EMERG INTERNATIONAL INC.

                      PRO FORMA CONSOLIDATED BALANCE SHEET

                                  (UNAUDITED)

                              AS AT JUNE 30, 1999
                                   (IN CDN$)

                                                                              PRO FORMA ADJUSTMENTS
                                                                              ----------------------
                                                                              PURCHASE                 PRO FORMA
                                 NOTES      MED-EMERG     YFMC     SUBTOTAL     PRICE    CONFORMING   CONSOLIDATED
                                 -----     -----------  ---------  ---------  ---------  -----------  -----------

ASSETS
Current assets
  Cash......................         2.3    $ 284,453   $ 158,311  $ 442,764  $(250,000)               $ 192,764
  Accounts receivable.......                3,071,253     729,268  3,800,521     --                    3,800,521
  Note receivable from
    director................                   --          --         --                                  --
  Prepaid and other.........                  724,558     104,326    828,884                             828,884
                                           -----------  ---------  ---------  ---------  -----------  -----------
                                            4,080,264     991,905  5,072,169   (250,000)  $  --        4,822,169

Loans and advances..........                  130,975      --        130,975                             130,975
Capital assets..............         2.7    1,392,946     741,213  2,134,159  1,474,955                3,609,114
Other assets................         2.3    2,017,662     652,946  2,670,608    250,000                5,070,082
                                     2.4                                       (652,946)
                                     2.7                                      2,802,420
Deferred income taxes.......                  898,961      --        898,961                             898,961
                                           -----------  ---------  ---------  ---------  -----------  -----------
                                            $8,520,808  $2,386,064 $10,906,872 $3,624,429  $  --      1$4,531,301
                                           -----------  ---------  ---------  ---------  -----------  -----------
                                           -----------  ---------  ---------  ---------  -----------  -----------

LIABILITIES AND
  SHAREHOLDERS' EQUITY
Current liabilities
  Bank indebtedness.........                $ 142,558   $ 436,332  $ 578,890                           $ 578,890
  Accounts payable and
    accrued liabilities.....                2,383,329     290,615  2,673,944                           2,673,944
  Note payable..............                               --         --                                  --
  Income taxes payable......                                4,891      4,891                               4,891
  Current portion of
    long-term debt..........                   93,070     146,847    239,917                             239,917
                                           -----------  ---------  ---------  ---------  -----------  -----------
                                            2,618,957     878,685  3,497,642  $  --       $  --        3,497,642

Deferred tax credit.........         2.7       --          --         --        764,532                  764,532
Long term debt..............                  392,129     454,574    846,703                             846,703
Due to a director...........                   --          51,591     51,591                              51,591
Due to minority
  shareholders..............                   30,137      --         30,137                              30,137
                                           -----------  ---------  ---------  ---------  -----------  -----------
                                            3,041,223   1,384,850  4,426,073    764,532      --        5,190,605

Minority interest...........                  141,585      --        141,585                             141,585

Shareholders' equity
  Capital stock.............         2.1    8,325,811     695,621  9,021,432  3,771,489               11,997,300
                                     2.6                                       (795,621)
  Convertible debenture.....                  590,625     100,000    690,625                             690,625
  Contributed surplus.......         2.2    1,316,980      --      1,316,980     89,621                1,406,601
  Retained earnings.........         2.6   (4,895,416)    205,593  (4,689,823)   447,353              (4,895,416)
                                     2.4                                       (652,946)
                                           -----------  ---------  ---------  ---------  -----------  -----------
                                            5,338,000   1,001,214  6,339,214  2,859,896      --        9,199,110
                                           -----------  ---------  ---------  ---------  -----------  -----------
                                            $8,520,808  $2,386,064 $10,906,872 $3,624,429  $  --      1$4,531,301
                                           -----------  ---------  ---------  ---------  -----------  -----------
                                           -----------  ---------  ---------  ---------  -----------  -----------

                          MED-EMERG INTERNATIONAL INC.

                  PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS

                                  (UNAUDITED)

                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                   (IN CDN$)

                                                                              PRO FORMA ADJUSTMENTS
                                                                              ----------------------
                                                                              PURCHASE                 PRO FORMA
                                 NOTES      MED-EMERG     YFMC     SUBTOTAL     PRICE    CONFORMING   CONSOLIDATED
                                 -----     -----------  ---------  ---------  ---------  -----------  -----------

Revenue.....................                $8,768,298  $2,120,347 $10,888,645                        1$0,888,645
Physician fees and other
  direct costs..............                6,332,448     468,538  6,800,986                           6,800,986
                                           -----------  ---------  ---------  ---------  -----------  -----------
Gross margin................                2,435,850   1,651,809  4,087,659  $  --       $  --        4,087,659
                                           -----------  ---------  ---------  ---------  -----------  -----------
Operating expenses
  Salaries and benefits.....                1,116,253     732,859  1,849,112                           1,849,112
  General and
    administration..........         2.5      385,305     233,252    618,557                (40,477)     578,080
  Occupancy costs and
    supplies................                  479,494     546,366  1,025,860                           1,025,860
  Product development.......                  306,747      --        306,747                             306,747
  Public company costs......                  228,656      18,501    247,157                             247,157
  Travel and marketing......                  111,823      38,169    149,992                             149,992
                                           -----------  ---------  ---------  ---------  -----------  -----------
                                            2,628,278   1,569,147  4,197,425     --         (40,477)   4,156,948

Earnings (loss) from
  operations................                 (192,428)     82,662   (109,766)    --          40,477      (69,289)
  Interest and financing
    expense.................                   11,175      29,149     40,324                              40,324
  Depreciation and
    amortization............         2.8      207,849      50,610    258,459     65,138                  502,617
                                     2.8                                        179,020
                                           -----------  ---------  ---------  ---------  -----------  -----------
Net income (loss) before
  taxes.....................                 (411,452)      2,903   (408,549)  (244,158)     40,477     (612,230)
  Income tax recovery
    (expense)...............         2.5      181,039      (1,300)   179,739                (18,126)     215,328
                                     2.9                                         53,715
                                           -----------  ---------  ---------  ---------  -----------  -----------
Net income (loss)...........                 (230,413)      1,603   (228,810)  (190,443)     22,351     (396,902)
Preferred share dividends...                 (100,035)     --       (100,035)                           (100,035)
                                           -----------  ---------  ---------  ---------  -----------  -----------
Net income (loss) applicable
  to common shares..........                $(330,448)  $   1,603  $(328,845) $(190,443)  $  22,351    $(496,937)
                                           -----------  ---------  ---------  ---------  -----------  -----------
                                           -----------  ---------  ---------  ---------  -----------  -----------
Net loss before preferred
  share dividend, per common
  share.....................                $   (0.07)                                                 $   (0.08)
Preferred share dividends,
  per share.................                    (0.03)                                                     (0.02)
                                           -----------                                                -----------
Basic and fully diluted
  loss,
  per share.................                $   (0.10)                                                 $   (0.10)
                                           -----------                                                -----------
                                           -----------                                                -----------
Weighted average number of
  common shares.............                3,095,544                                                  4,805,970
                                           -----------                                                -----------
                                           -----------                                                -----------

                          MED-EMERG INTERNATIONAL INC.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                  (UNAUDITED)

                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                   (IN CDN$)

                                                                              PRO FORMA ADJUSTMENTS
                                                                              ----------------------
                                                                              PURCHASE                 PRO FORMA
                                 NOTES      MED-EMERG     YFMC     SUBTOTAL     PRICE    CONFORMING   CONSOLIDATED
                                 -----     -----------  ---------  ---------  ---------  -----------  -----------

Revenue.....................               1$5,282,584  $3,037,231 $18,319,815                        1$8,319,815
Physician fees and other
  direct costs..............               11,837,088      --      11,837,088                         11,837,088
                                           -----------  ---------  ---------  ---------  -----------  -----------
Gross margin................                3,445,496   3,037,231  6,482,727  $  --       $  --        6,482,727
                                           -----------  ---------  ---------  ---------  -----------  -----------
Operating expenses
  Salaries and benefits.....                1,886,679   1,382,998  3,269,677                           3,269,677
  General and
    administration..........                  753,345     373,807  1,127,152                 --        1,127,152
  Occupancy costs and
    supplies................                  554,040     945,505  1,499,545                           1,499,545
  Travel and marketing......                  261,466      74,862    336,328                             336,328
                                           -----------  ---------  ---------  ---------  -----------  -----------
                                            3,455,530   2,777,172  6,232,702     --          --        6,232,702

Earnings (loss) from
  operations................                  (10,034)    260,059    250,025     --          --          250,025
  Interest and financing
    expense.................                   18,657      12,266     30,923                              30,923
  Depreciation and
    amortization............         2.8      184,194     117,912    302,106    130,275                  728,069
                                     2.8                                        295,688
                                           -----------  ---------  ---------  ---------  -----------  -----------
Net income before taxes.....                 (212,885)    129,881    (83,004)  (425,963)     --         (508,967)
  Income tax recovery
    (expense)...............                   55,349     (43,805)    11,544                 --          118,973
                                     2.9                                        107,429
                                           -----------  ---------  ---------  ---------  -----------  -----------
Net income (loss)...........                 (157,536)     86,076    (71,460)  (318,534)     --         (389,994)
Preferred share dividends...                 (175,576)     --       (175,576)                           (175,576)
                                           -----------  ---------  ---------  ---------  -----------  -----------
Net income (loss) applicable
  to common shares..........                $(333,112)  $  86,076  $(247,036) $(318,534)  $  --        $(565,570)
                                           -----------  ---------  ---------  ---------  -----------  -----------
                                           -----------  ---------  ---------  ---------  -----------  -----------
Net loss before preferred
  share dividend, per common
  share.....................                $   (0.05)                                                 $   (0.08)
Preferred share dividends,
  per share.................                    (0.06)                                                     (0.04)
                                           -----------                                                -----------
Basic and fully diluted
  loss,
  per share.................                $   (0.11)                                                 $   (0.12)
                                           -----------                                                -----------
                                           -----------                                                -----------
Weighted average number of
  common shares.............                2,975,853                                                  4,686,279
                                           -----------                                                -----------
                                           -----------                                                -----------

                         MED-EMERG INTERNATIONAL, INC.

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

    The pro forma statements have been prepared using the purchase method of accounting for the transaction. The total purchase price will be allocated to the assets acquired and liabilities assumed, based on their respective fair values. The allocation of the aggregate purchase price reflected in the pro forma statements is preliminary and is based upon the Med-Emerg share price on August 1, 1999. The actual purchase allocation to reflect the fair values of the assets acquired and liabilities assumed will be based upon management's evaluation of such assets and liabilities and, accordingly, the adjustments that have been included in the pro forma statements will change based upon the final allocation of the total purchase price (including any purchase price adjustment). Such allocation may differ significantly from the preliminary allocation included herein. In addition, a significant difference between the Canadian GAAP and the U.S. GAAP calculation of the total purchase price may result. Under Canadian GAAP, the purchase price will be determined based on Med-Emerg's stock price on the date of the transaction (which cannot be determined at this time). Under U.S. GAAP, the purchase price is determined based on the period surrounding the announcement date.

    The accompanying pro forma statements have been prepared by management of Med-Emerg based on the unaudited and audited consolidated financial statements of Med-Emerg as at and for the six months ended June 30, 1999 and for the year ended December 31, 1998, respectively, and the unaudited and audited consolidated financial statements of YFMC as at and for the six months ended June 30, 1999 and for the year ended December 31, 1998, respectively, adjusted to reflect classifications consistent with the presentation adopted by Med-Emerg. The accounting policies used in the preparation of the pro forma statements are those disclosed in Med-Emerg's audited and unaudited consolidated financial statements. The pro forma adjustments include those adjustments necessary to conform the YFMC financial statements with the accounting policies used by Med-Emerg in the preparation of its consolidated financial statements, except as described in note 4.

    In the opinion of the management of Med-Emerg, these pro forma statements include all adjustments necessary for a fair presentation of pro forma financial statements.

    The pro forma statements also are not necessarily indicative of the results that actually would have been achieved if the transactions reflected therein had been completed on the dates indicated or the results which may be obtained in the future. In preparing these pro forma statements, no adjustments have been made to reflect transactions which have occurred since the dates indicated or to reflect the operating benefits and general and administrative cost savings expected to result from combining the operations of Med-Emerg and YFMC.

    The pro forma statements should be read in conjunction with the description of the transaction in this Prospectus, the unaudited and audited consolidated financial statements of Med-Emerg as at and for the six months ended June 30, 1999 and for the year ended December 31, 1998, respectively, and notes thereto, incorporated by reference in this Prospectus, and the unaudited and audited consolidated financial statements for YFMC as at and for the six months ending June 30, 1999 and as at and for the year ended December 31, 1998, respectively, and notes thereto, also incorporated by reference in this Prospectus.

2.  PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

    The pro forma statements incorporate the following assumptions:

    - Completion of the transactions contemplated by the Business Combination Agreement, as more fully described elsewhere herein, resulting in the combination of the business of Med-Emerg and YFMC.

    - Absence of any material transactions by, or changes in operations of, Med-Emerg and YFMC subsequent to June 30, 1999 other than as described elsewhere in this Prospectus.

                         MED-EMERG INTERNATIONAL, INC.

                                  (UNAUDITED)

    In respect of YFMC, certain adjustments described in 2.5 below are required to achieve conformity with the accounting methods used by Med-Emerg, and ultimately will be used following completion of the transaction.

    These pro forma statements give effect to the following assumptions and adjustments (as if they had occurred on June 30, 1999 in respect of the pro forma consolidated balance sheet for the six months ended June 30, 1999, and on January 1, 1998 in respect of the pro forma consolidated statements of operations):

    TRANSACTIONS GIVING EFFECT TO THE BUSINESS COMBINATION AND AGREEMENTS RELATED THERETO

    2.1 The issuance by Med-Emerg of 1,610,426 Common Shares at US$1.50 per share in exchange for 11,071,679 outstanding shares of YFMC Common Shares, as of August 1, 1999, on the basis of an exchange ratio of one share of Med-Emerg Common Shares for every 6 7/8 shares of YFMC Common Shares and to record the issuance by Med-Emerg of 100,000 Common Shares at US$1.50 per share in exchange for 1,000,000 outstanding Convertible Preferred Shares of YFMC. The 100,000 Common Shares of Med-Emerg issued in exchange for the YFMC Convertible Preferred Shares are to be held in escrow until Med-Emerg shares trade at a minimum price of US$3.40 for 20 consecutive days.

    2.2 YFMC STOCK OPTIONS AND WARRANTS

       To record $89,621 as contributed surplus to reflect the cost to Med-Emerg of assuming YFMC stock options and warrants. A total of 150,375 Med-Emerg stock options, 44,585 Med-Emerg Warrants at US$2.70, and 44,585 Med-Emerg Warrants at US$3.40 were issued to replace 1,203,000 YFMC stock options, 356,680 YFMC Warrants A at Cdn$0.40, and 356,680 YFMC Warrants B at Cdn$0.50, respectively.

       The fair values attributed to the above-mentioned Med-Emerg instruments were estimated using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 3.0%, expected life based on the expiry date of each instrument, and expected volatility of 50.0%.

    2.3 To record the estimated costs of $250,000 associated with the transaction, which will be capitalized as goodwill.

    2.4 To eliminate YFMC's goodwill prior to allocation of the purchase price by Med-Emerg.

    CONFORMING ADJUSTMENTS

    2.5 To capitalize costs directly associated with acquisitions, previously expensed by YFMC. Med-Emerg's policy is to defer all direct costs associated with an acquisition and include the costs in the allocation of the purchase price for that acquisition. The amount was subsequently eliminated during the allocation of the purchase price.

    ADJUSTMENTS TO RECORD THE PURCHASE

    2.6 To eliminate on consolidation the shareholders' equity attributable to YFMC Common Shares after taking into consideration the adjustment described in 2.4.

                         MED-EMERG INTERNATIONAL, INC.

                                  (UNAUDITED)

    2.7 To allocate the aggregate purchase price to YFMC's net assets, in accordance with the purchase method of accounting as follows:

                                                                                  JUNE 30, 1999
                                                                                  -------------
Common shareholders' equity acquired before adjustment described in 2.4.........   $ 1,001,214
Deduct effect of adjustment described in 2.4....................................      (652,946)
                                                                                  -------------
Pro forma book value of net tangible assets acquired............................   $   348,268

Fair value of the shares to be issued...........................................   $ 3,771,489
Cost of warrants and options....................................................        89,621
Estimated acquisition costs.....................................................       250,000
                                                                                  -------------
Total purchase price............................................................     4,111,110
                                                                                  -------------
Excess of purchase price over book value of net tangible
  assets acquired...............................................................   $ 3,762,842

Allocation of purchase price in excess of book value of net tangible assets acquired:

Capital assets..................................................................   $ 1,474,955
Deferred tax credit.............................................................      (764,532)
Goodwill........................................................................     3,052,420
                                                                                  -------------
                                                                                   $ 3,762,842

    2.8 To record amortization of capital assets (June 30, 1999 -- $179,020, December 31, 1998 -- $295,688), and goodwill (June 30, 1999 -- $65,138,
       December 31, 1998 -- $130,275) as a result of the purchase price allocation as reflected in 2.7 above.

       The above amortization adjustments are preliminary and could vary significantly based upon the final allocation of the total purchase price (including any purchase price adjustment).

       The impact on the pro forma net loss of these amortizations was a charge of $318,534 ($0.07 per share) for the year ended December 31, and $190,443 ($0.04 per share) 1998 for the six months ended June 30, 1999. The actual amortization of goodwill and capital assets will take place subsequent to the effective date of the transaction.

    2.9 To record the deferred tax effect resulting from the difference between the tax value and fair value of the capital assets acquired (June 30, 1999 -- $54,636, December 31, 1998 -- $109,272).

3.  CAPITAL STOCK AND COMMON SHARES

    The components of the pro forma capital stock as at June 30, 1999 are:

                                                                                           PRO FORMA      PRO FORMA
                                                       NOTES     MED-EMERG       YFMC     ADJUSTMENTS   CONSOLIDATED
                                                     ---------  ------------  ----------  ------------  -------------
Preferred shares...................................     2.7     $    594,586  $    7,832  $     (7,832) $     594,586
Common shares......................................     2.7        7,680,484     687,789      (687,789)    11,351,973
                                                        2.8                                  3,771,489
Common stock purchase Warrants.....................                   50,741      --           --              50,741
                                                                ------------  ----------  ------------  -------------
Total..............................................             $  8,325,811  $  695,621  $  3,075,868  $  11,997,300
                                                                ------------  ----------  ------------  -------------
                                                                ------------  ----------  ------------  -------------

                         MED-EMERG INTERNATIONAL, INC.

                                  (UNAUDITED)

    The number of pro forma common shares outstanding after giving effect to the transaction are:

Med-Emerg shares outstanding at August 10, 1999...................................  3,095,544
YFMC shares outstanding at August 10, 1999 converted to equivalent Med-Emerg shares (11,071,679 X 0.14545)...................................................  1,610,426
YFMC preferred shares converted to Med-Emerg common shares (1,000,000 X 0.1)......    100,000
                                                                                    ---------
Pro forma common shares outstanding...............................................  4,805,970
                                                                                    ---------
                                                                                    ---------

4.  ITEMS NOT ADJUSTED

    The pro forma statements do not reflect any operating efficiencies, cost savings and other benefits or expenses related to the Business Combination anticipated by Med-Emerg's management. Those benefits include potential opportunities for increased revenue that arise from an increased number of clinic facilities forming the foundation for Med-Emerg's internet-based network.

5.  PER SHARE INFORMATION

    The pro forma net loss per common share, basic and diluted, was calculated after deducting dividends on preferred shares from the net loss and was based on the weighted average number of common shares outstanding during the period as calculated below:

                                                                                                       FOR THE SIX
                                                                                                      MONTHS ENDED
                                                                                                      JUNE 30, 1999
                                                                                                      -------------
Med-Emerg average shares outstanding................................................................     3,095,544
Med-Emerg shares issued in exchange for YFMC shares.................................................     1,610,426
Med-Emerg shares issued in exchange for YFMC convertible preferred shares...........................       100,000
                                                                                                      -------------
Total...............................................................................................     4,805,970
                                                                                                      -------------
                                                                                                      -------------

6.  RECONCILIATION OF PRO FORMA RESULTS REPORTED UNDER CANADIAN GAAP WITH U.S.
    GAAP

    Med-Emerg's accounting policies are consistent in all material respects with U.S. GAAP with the following exceptions:

    NET PRO FORMA LOSS RECONCILIATION

    If United States GAAP were employed, net pro forma loss would be adjusted as follows:

                                                                                                      DECEMBER 31,
                                                                                       JUNE 30, 1999      1998
                                                                                       -------------  ------------
Net pro forma loss based on Canadian GAAP............................................  $    (358,464)  $ (425,332)
Deferred start-up costs amortized/(deferred)(a)......................................        (39,377)    (262,045)
                                                                                       -------------  ------------
Net pro forma loss based on United States GAAP.......................................  $    (319,087)  $ (641,153)
                                                                                       -------------  ------------
Primary loss per share...............................................................  $       (0.07)  $    (0.14)
                                                                                       -------------  ------------
                                                                                       -------------  ------------

                         MED-EMERG INTERNATIONAL, INC.

                                  (UNAUDITED)

    If United States GAAP were employed, certain pro forma balance sheet items would be adjusted as follows:

                                                                                         JUNE 30,
                                                                                           1999
                                                                                       -------------
Pro forma deficit based on Canadian GAAP.............................................  $  (4,895,416)
Deferred start-up costs(a)...........................................................       (490,063)
                                                                                       -------------
Pro forma deficit based on US GAAP...................................................  $  (5,385,479)
                                                                                       -------------
                                                                                       -------------

Pro forma other assets based on Canadian GAAP........................................  $   4,822,169
Deferred start-up costs(a)...........................................................       (490,063)
                                                                                       -------------
Pro forma other assets based on US GAAP..............................................  $   4,332,106
                                                                                       -------------
                                                                                       -------------

Total pro forma liabilities based on Canadian GAAP...................................  $   5,190,605
Convertible debenture(b).............................................................        690,625
                                                                                       -------------
Total pro forma liabilities based on US GAAP.........................................  $   5,881,230
                                                                                       -------------
                                                                                       -------------

Pro forma capital stock based on Canadian GAAP.......................................  $  11,997,300
Ascribed fair value of share purchase warrants issued(c).............................        (50,000)
                                                                                       -------------
Pro forma capital stock -- U.S. GAAP.................................................     11,947,300
Share purchase loan to officer(c)....................................................        (60,000)
                                                                                       -------------
Net pro forma capital stock -- U.S. GAAP.............................................  $  11,887,300
                                                                                       -------------
                                                                                       -------------

Pro forma convertible debenture based on Canadian GAAP...............................  $     690,625
Convertible debenture included in long-term debt(b)..................................       (690,625)
                                                                                       -------------
Pro forma convertible debenture -- U.S. GAAP.........................................  $    --
                                                                                       -------------

Pro forma contributed surplus based on Canadian GAAP.................................  $   1,406,601
Share purchase warrants(c)...........................................................         50,000
                                                                                       -------------
Pro forma contributed surplus -- U.S. GAAP...........................................  $   1,456,601
                                                                                       -------------
Pro forma deficit -- U.S. GAAP.......................................................  $  (5,385,479)
                                                                                       -------------
Pro forma shareholders' equity -- U.S. GAAP..........................................  $   7,958,422
                                                                                       -------------
                                                                                       -------------

------------------------

(a) Deferred Start-up Costs

    Under Canadian GAAP, development and start-up costs, which meet certain criteria, are deferred and amortized. Under United States GAAP, development and start-up costs are expensed as incurred.

(b) Convertible Debenture

    Under U.S. GAAP, convertible debentures are presented as liabilities, regardless of the attributes of the convertible debenture, and transferred to equity upon conversion, whereas, under Canadian GAAP, the likelihood of conversion to equity is considered in determining the classification between liability or equity.

(c) Shareholders' Equity

    Under U.S. GAAP, loans issued to officers to acquire stock are presented as a deduction from shareholders' equity (deficit).

                         MED-EMERG INTERNATIONAL, INC.

                                  (UNAUDITED)

    Under Canadian GAAP, the detachable stock purchase warrants issued as in conjunction with the private stock offering on January 22, 1996 and subsequently surrendered have been given no recognition in the financial statements.

    Under U.S. GAAP, detachable stock purchase warrants are given separate recognition from the primary security issued. Upon initial recognition, the carrying amount of the two securities is allocated based on the relative fair values at the date of issuance. Under U.S. GAAP, based on an ascribed fair value of $0.05 for each of the 1,000,000 share warrants issued, share capital would be lower by $50,000 and, given that the stock purchase warrants were cancelled during the year, the carrying amount of contributed surplus would be increased by $50,000.

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
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS OF MED-EMERG

    OVERVIEW

    Med-Emerg International, Inc. ("Med-Emerg" or the "Company"), based in Ontario, Canada, is a provider of a broad range of quality healthcare management services. Established in 1983, the Company specializes in the coordination and contract staffing of emergency physicians for hospitals and clinics in Canada. Though emergency-related services are still an important component of the Company's business, Med-Emerg has expanded to offer a wide variety of medical services including recruitment, nurse staffing, physician management services and an internet-based healthcare network.

    Med-Emerg is positioned to establish industry leadership by providing integrated professional management services in the delivery of healthcare to the healthcare consumer. The Company's operations are divided into three divisions:
Physician and Nurse Recruitment Services, Physician Management Services and an internet based healthcare network called HealthyConnect.com. Med-Emerg's strategy is to remain focussed on these three divisions while continuing to broaden its consolidation of physicians over a wider geographic base. Med-Emerg believes that it is well positioned to benefit from the aging of the baby boomer population, to capitalize on recent developments within the North American healthcare environment and to integrate opportunities available through internet technology. Specifically, the Company's strategy is to leverage its 15 years of physician recruitment experience in becoming a dominant player in Physician Management Services and to develop an internet-based healthcare network that connects physicians, patients, third party payors and consumers to a "virtual world" of healthcare products, services and health information.

    The Company continues to promote its medical manpower staffing services throughout Canada. Demand for emergency care has grown significantly over the past ten years, notwithstanding the small proportion of physicians focusing on emergency medicine. Moreover, recruitment of experienced emergency medicine practitioners by hospitals in other countries is intense and such demand is expected to continue for some time. Given the uncertainties associated with patient volumes in several Ontario hospital emergency departments, the pool of available physicians willing to practice emergency medicine has been declining.

    The Company's ability to provide solutions and source physicians and highly skilled nurses will be enhanced by its success in developing its dominant status in the Physician Management Services Organization (PMSO) sector. The Company's business strategy is to integrate and through its physicians program offer the family physician a comprehensive practice opportunity. Management believes that the creation of a dominant PMSO status will significantly contribute to the Company's efforts in growing its emergency services recruitment division. It is management's intention to continue to market its PMSO services to the Canadian physician community, which totals approximately 55,000 members strong and collects annual billings of approximately $11.0 billion.

    In July 1999, Med-Emerg formed a strategic alliance with Laser Rejuvenation Clinics Ltd. (LRC), a publicly listed company on the Alberta Stock Exchange offering a full range of laser cosmetic procedures in its clinic operations located in Ontario, Alberta, Manitoba and British Columbia, Canada. The co-management agreement calls for the cross-marketing of LRC's full range of laser and cosmetic procedures to Med-Emerg's patient base throughout both Med-Emerg and LRC's clinic network. The co-management agreement includes the use of LRC's fully trained staff and portable laser equipment in certain Med-Emerg clinics with no capital equipment investment required by Med-Emerg, which will result in increasing the revenue per square foot generated by Med-Emerg's physician management services group.

    In June 1999, Med-Emerg entered into a letter of intent to purchase YFMC Healthcare Inc., a publicly listed company on the Alberta Stock Exchange, to be acquired by Med-Emerg through a stock swap. A Business Combination Agreement was entered into on August 10, 1999 in connection therewith. YFMC Healthcare Inc. is a leading Canadian physician management services organization that owns and manages 20 medical clinics with annual gross revenues of approximately $11.2 million. The transaction is expected to close at the end of the third quarter of 1999.

    In March 1999, the Company purchased 51% of the outstanding capital of Caremedics (Elmvale) Inc., a multi-physician primary healthcare clinic located in Ottawa, Canada. The Company entered into a five-year management services agreement to manage the clinic for a monthly fee based on revenues generated by the clinic.

    In February 1999, the Company became party to a lease for the clinic located within York University in Toronto, Canada. The Company has entered into a five-year management services agreement to manage the clinic for a monthly fee based on revenues generated by the clinic. The Company has a 51% interest in the company that owns the clinic.

    In January 1999, the Company acquired a 45% interest in an Urgent Care Centre, Medical Urgent Care Inc. The Company developed and opened its first Urgent Care Centre in September 1997. The Urgent Care Centre concept consists of a group of emergency trained physicians, a medical laboratory, a diagnostic radiology service, and a pharmacy, each of which must be present for the others to co-exist, and each of which is provided by a separately owned company. The Company manages the clinic component of the Urgent Care Centre and provides the support staff for this component. Ownership of Medical Urgent Care Inc. is shared with the group of emergency trained physicians that provides the medical service in the clinic component.

    In the first quarter of 1999, the company launched an internet-based healthcare network, called HealthyConnect.com, that will provide a secured virtual private internet-based healthcare network connecting physicians, hospitals, third party payers, and consumers. HealthyConnect.com's network will allow its customers and strategic partners to access and exchange healthcare related information, purchase healthcare products and services, and communicate more efficiently with one another. Through its electronic platform, HealthyConnect.com will facilitate the business of healthcare through advanced internet and voice telecommunication technology. HealthyConnect.com will link healthcare product and service suppliers with the clinical network patient family. Convenient and secure access and at home/at office browsing and purchasing capabilities will facilitate direct sales opportunities for member suppliers.

    HealthyConnect.com will empower the consumer by providing them with improved access to validated healthcare information. Physicians and other healthcare providers will have access to reliable information and additional support in delivering cost effective, high quality healthcare services using all available technologies. Med-Emerg anticipates that HealthyConnect.com will generate revenue from three sources; provider subscription, advertising, and e-commerce commissions. Through Med-Emerg's existing medical clinics, HealthyConnect.com has an immediately accessible potential customer base of physician practices and patients who have at one time or another been patients of those practices. These physicians and patients will comprise the initial customer base from which HealthyConnect.com will derive provider subscription fees and transaction or commission fees from e-commerce sales. Advertising sponsorship is anticipated from pharmaceutical companies, community pharmacies and companies with services and products interested in accessing HealthyConnect.com's network of patients and physicians.

    Management of Med-Emerg sees HealthyConnect.com as a significant opportunity to create a profitable business line while providing healthcare organizations with new web-based technologies to increase practice efficiency, achieve measurable cost savings and improve the quality of care.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

    REVENUES. Revenues increased by $972,912 or 27.3% from $3,566,201 in the second quarter of 1998 to $4,539,113 in the second quarter of 1999. Year-to-date revenue increased by $1,596,998 or 22.3% to $8,768,298 for the six months ended June 30, 1999 compared to $7,171,300 for the same period in 1998. The revenue growth is attributable to the clinic acquisitions, growth in existing clinic business and growth in nurse staffing. In addition, during the second quarter of 1999, Med-Emerg realized revenues of approximately $282,000 from a one-time contract with Citizenship and Immigration Canada (the "CIC contract") to provide medical services to Kosovo refugees.

    Revenues generated by Physician Management Services increased by $861,447 or 110% from $782,269 in the second quarter of 1998 to $1,643,716 during the second quarter of 1999. For the six months ended June 30, 1999, Physician Management Services revenue was $3,197,038, which represents an increase of $1,694,122 over the six months ended June 30, 1998. The three acquisitions that were completed in the second and third quarters of 1998 contributed $435,134 additional revenue to the second quarter of 1999 and $885,715 additional revenue to the six months ended June 30, 1999. The three acquisitions that were completed during the first quarter of 1999 contributed $179,712 to second quarter revenue and $310,744 to revenue for the six months ended June 30, 1999. The Dundas Urgent Care Centre was a start-up operation in 1998. In 1999, this Centre contributed $163,443 to second quarter revenues and $343,717 for the six months ended June 30, 1999. The remaining increase in Physician Management Services revenue is a result of increased patient volumes and additional physicians working in the family practice and walk-in clinics.

    Revenues from Physician and Nurse Recruiting increased by $111,465 or 4.0% to $2,895,397 during the second quarter of 1999 from $2,783,932 during the same period for 1998. Revenues for the six months ended June 30, 1999 were $5,571,260, a $97,124 decrease from the same period in 1998. The decrease in revenue for the six months occurred in the physician staffing component of this division. Two new contracts entered into in the latter part of fiscal 1998 and the one-time CIC contract contributed to revenue in the first six months of 1999, but five contracts in place during the first six months of 1998 were not renewed. The CIC contract contributed to the increase in revenue during the second quarter of 1999 compared to 1998. The nurse staffing component contributed an additional $188,403 to revenue in the first six months of 1999 as compared to the same period last year. This increase came from a significant increase in the provision of services to one hospital under an existing contract plus the net addition of three contracts.

    PHYSICIAN FEES AND OTHER DIRECT COSTS. Physician fees and direct costs, which primarily represents fees to contract physicians, increased $434,338 or 15.4% from $2,823,072 in the second quarter of 1998 to $3,257,410 in the second quarter of 1999. For the six months ended June 30, 1999, physician fees and direct costs increased $627,934 11.0% to $6,332,448 from $5,704,514 for the six months ended June 30, 1998. Physician fees and other direct costs decreased as a percent of revenue, representing 72.2% of revenues for the six months ended June 30, 1999 and 79.5% of revenues for the six months ended June 30, 1998. The decrease as a percent of revenue is largely due to the mix of revenue between Physician & Nurse Recruiting and Physician Management Services. As the Physician Management Services revenues increase, the larger gross margin related to Physician Management Services results in a decrease in physician fees and other direct costs as a percent of revenue.

    OPERATING EXPENSES. Operating expenses have increased by $1,210,600 or 85.4% to $2,628,278 in the first six months of 1999 from $1,417,678 in the first six months of 1998. For the second quarter ended June 30, 1999, operating expenses were $1,403,375, which represents an increase of $657,382 or 88.1% increase over operating expenses for the second quarter ended June 30, 1998. There are several factors contributing to the increase in operating expenses, including the development of the HealthyConnect.com division, the clinic acquisitions in 1998 and 1999, and the operations of the Dundas Urgent Care Centre.

    The company recently launched an integrated health services delivery network called HealthyConnect.com. This internet-based healthcare network will connect physicians, hospitals, third party payors and consumers and allow all participants to access and exchange healthcare related information, purchase products and services, and communicate more cost-effectively with one another. During the second quarter of 1999, the company expensed $152,252 on the development of this concept, for a total year-to-date HealthyConnect.com development expense of $307,400.

    During the second and third quarters of 1998, the company completed the acquisitions of two companies, JC Medical Management Inc. and Doctors On Call Ltd., and acquired the remaining two-thirds of the Glenderry Medical Walk-in Clinic. These acquisitions added $144,294 to operating expenses in the second quarter of 1999 and $274,111 for the six months ended June 30, 1999. During the first quarter of 1999, the company completed the acquisition of a controlling interest in three other companies, all of which operate medical clinics. These acquisitions added $237,856 to operating expenses in the second quarter of 1999 and $349,212 to operating expenses for the six months ended June 30, 1999.

    During the first quarter of 1998, the Dundas Urgent Care Centre was considered a start-up operation. During the first six months of 1999, this Urgent Care Centre added $142,787 to operating expenses and $63,844 to the second quarter of 1999 compared to the second quarter of 1998. The remaining increase in operating expenses of $137,743 for the six months ended June 30, 1999 compared to the same period in 1998 and $59,790 from first quarter of 1998 to first quarter of 1999 relates to an increase in general overhead costs.

    NET LOSS. As a result of the above items, the Company reported a net loss of $135,780 for the three months ended June 30, 1999 as compared to net loss of $8,056 for the three months ended June 30, 1998. Net loss for the six months ended June 30, 1999 was $230,413 as compared to net income of $2,973 for the six months ended June 30, 1998. The company's effective tax rate increased to approximately 44% in 1999 from approximately 26% in 1998 due to the change in status under Canadian taxation rules from a privately-held company to a company with shares that are publicly traded.

FOR THE YEAR ENDED DECEMBER 31, 1998 COMPARED TO DECEMBER 31, 1997

    NET SERVICE REVENUES. Revenues increased by $3,709,917 or 32.1% from $11,572,667 for the year ended December 31, 1997 to $15,282,584 for the comparable period in 1998. The increase is due to: (i) revenue generated from the acquisitions of JC Medical Management Inc. and Doctors on Call Ltd., (ii) additional revenue recorded on the increase in ownership of Glenderry Walk-in Clinic from 33 1/3% to 100%, (iii) revenue generated from the emergency nurse staffing service launched in 1998, and (iv) general increase in patient volumes in both the physician staffing service and clinic operations.

    For the year ended December 31, 1998, revenues of Physician and Nurse Recruitment division increased by $2,484,439 or 27.3% to $11,576,670 from $9,092,231 for the year ended December 31, 1997. The launch of the nurse staffing service in April 1998 contributed $444,439 to the increase in revenue during 1998. Revenue from the physician staffing service increased as a result of: (i) a significant increase in the amount of physician coverage provided under two hospital contracts, (ii) two new hospital contracts during 1998 and two contracts that commenced during the fourth quarter of 1997 and continued throughout 1998, (iii) three new hospital contracts under which the Company provided coverage for the summer months only. The increase in revenue was offset by the termination of one large and four smaller hospital contracts, the one-time consulting fee that was received in 1997 and a one-time overseas physician placement for the Canadian government during the fourth quarter of 1997.

    For the year ended December 31, 1998, operating income from the Physician and Nurse Recruiting division decreased by $45,484 to $1,045,811 from income of $1,091,295 for the year ended December 31, 1997. During 1997, operating income of $317,296 was earned on a one-time consulting fee. This decrease in income was offset in 1998 by the operating income of $78,228 earned from the nurse staffing service launched in April 1998 and the gross margin realized on the increased revenue from physician staffing contracts.

    For the year ended December 31, 1998, revenues of the Physician Management Services division increased by $1,225,478 or 49.4% to $3,705,914 from $2,480,436 for the year ended December 31, 1997. The acquisitions of JC Medical Management Inc. in June 1998 and Doctors on Call Ltd. in September 1998 contributed $450,058 and 57,060, respectively, to the increase in revenue. In addition, the consolidation of Glenderry Medical Walk-in Clinic at 100% since August 1998 versus 33 1/3% in 1997, resulted in an increase in revenue of $258,202. In September 1997, the Company opened its first Urgent Care Centre. During the start-up period, no revenue was recognized from the operations of this Urgent Care Centre. Upon completion of the start-up period, the Company recognized $110,306 in revenue in 1998 from the Urgent Care Centre. In addition, the services provided to the two clinics at the Lester B. Pearson International Airport were increased in April 1998, resulting in additional revenue of $140,925. The remaining increase in revenue is attributable to increased patient volumes in 1998 compared to 1997 at the Pond Mills and Central clinics.

    For the year ended December 31, 1998, operating income for the Physician Management Services division increased by $43,436 to $431,324 from $387,888 for the year ended December 31, 1997. The increase was due to the operating income from the acquisitions of JC Medical Management Inc., Doctors on Call Ltd. and Glenderry Medical Walk-in Clinic, which was offset by increased head office costs for salaries and general overhead related to the overall management of the clinics.

    PHYSICIAN FEES AND OTHER DIRECT COSTS. Physician fees, which represent fees to contract physicians, represent the largest single variable expense. These fees are earned primarily through the Company's Physician and Nurse Recruiting services to the hospital emergency department contracts. Physician fees and other direct costs for the year ended December 31 increased by $3,087,353 or 35.3% from $8,749,735 in 1997 to $11,837,088 in 1998. Physician fees and other direct costs represented 75.6% of net revenues for the year ended December 31, 1997 and 77.5% of net revenues for the year ended December 31, 1998. In 1997 other direct costs include travel, marketing and consulting costs related to international projects, representing 2.4% of net revenues for the year. The 1997 costs relate to the undertaking of a consulting project in the Northwest Territories, Canada.

    OPERATING EXPENSES. In 1997, operating expenses increased by $748,976 or 25.9% from $2,890,748 for the year ended December 31, 1997 to $3,639,724 for the year ended December 31, 1998. Operating costs include general operating expenses and stock compensation expense. The general operating expenses, excluding stock compensation expense, represents 23.9% of net revenues for the year ended December 31, 1998 and 23.8% of net revenues for the year ended December 31, 1997. The stock compensation expense of $139,000 in 1997 represents shares issued to a director.

    Under U.S. GAAP, operating expenses for the period ending December 31, 1998 includes additional charges of $215,821 for development and start-up costs as compared to $146,777 at December 31, 1997. For U.S. GAAP, the start-up costs of $215,821 at December 31, 1998 and $146,777 at December 31, 1997 are expensed as incurred whereas under Canadian GAAP these costs are deferred and amortized over a prescribed benefit period.

    OTHER EXPENSE. Other expense decreased by $426,221 or 95.8% from $444,878 to $18,657 for the year ended December 31, 1997 and 1998 respectively. In 1998, other expense includes interest expense for less than two months on the bridge promissory notes. In 1997, other expense is due primarily to interest on increased bank borrowings, interest charged on the bridge promissory notes, foreign exchange loss on the U.S. dollar promissory notes and the amortization of deferred financing charges relating to the bridge shares issued in January 1997.

    NET LOSS. As a result of the above items, the Company had a net loss of $157,536 for the year ended December 31, 1998 as compared to a net loss of $472,085 for the year ended December 31, 1997.

    Under U.S. GAAP, the Company reported net loss of $419,581 for the year ended December 31, 1998 as compared to a net loss of $618,862 for the year ended December 31, 1997.

FOR THE YEAR ENDED DECEMBER 31, 1997 COMPARED TO DECEMBER 31, 1996

    NET SERVICE REVENUES. Revenues increased by $755,619 or 7.0% from $10,817,048 for the year ended December 31, 1996 to $11,572,667 for the comparable period in 1997. The increase is due to: (i) revenue generated from the St. George acquisition completed in August 1996, and (ii) revenue earned on a one-time consulting project. For the year ended December 31, 1997, revenue from the St. George clinic totaled $686,529 compared to $286,272 in 1996. Revenue for the year ended December 31, 1997 includes $591,177 consulting fees earned from a one-time consulting project performed by Med-Emerg in the first and second quarters of 1997. The increase in revenue from the St. George clinic and the consulting project was offset by a small reduction in revenue generated from hospital contracts.

    For the year ended December 31, 1997, revenues of the Physician and Nurse Recruiting division increased by $308,922 or 3.5% to $9,092,231 from $8,783,309 for the year ended December 31, 1996. The increase in revenue is due to the one-time consulting project that earned $591,177 in fees. This increase in revenue was offset by the reduction of revenues due to: (i) the termination of eight fixed fee hospital contracts that were replaced by three new fixed fee contracts, and one fee-for-service contract, (ii) the termination of two fixed fee contracts for correctional institutions, (iii) a marginal decline in fee-for-service contracts from two hospitals.

    For the year ended December 31, 1997, operating income before stock compensation from the Physician and Nurse Recruiting division increased by $193,780 to $1,091,295 from $897,515 for the year ended December 31, 1996. This increase was due to the profit earned on the one-time consulting project that was offset by additional salaries and overhead in anticipation of Med-Emerg's requirements upon completion of the initial public offering, and the write-off of a loan receivable in the amount of $48,895.

    For the year ended December 31, 1997, revenues of the Physician Management Services division increased by $446,697 or 22.0% to $2,480,436 from $2,033,739 for the year ended December 31, 1996. The increase in revenues was due to the acquisition of a new clinic during the third quarter of the 1996 fiscal period.

    For the year ended December 31, 1997, operating income before stock compensation for the Physician Management Services division increased by $798,861 to $387,888 from a loss of $410,973 for the year ended December 31, 1996. The increase was due to greater revenues from the newly acquired clinic, as well as reductions in operating costs as a result of the amalgamation of the new clinic with one of Med-Emerg's other medical clinics. At December 31, 1996, the operating loss included the write-off of deferred start-up project costs of $466,462. There was no write-off of deferred start-up costs at December 31, 1997.

    PHYSICIAN FEES AND OTHER DIRECT COSTS. Physician fees, which represent fees to contract physicians, represent the largest single variable expense. These fees are earned primarily through Med-Emerg's Physician and Nurse Recruiting services to the hospital emergency department contracts. Physician fees and other direct costs for the year ended December 31 increased by $195,339 or 2.3% from $8,554,396 in 1996 to $8,749,735 in 1997. Physician fees and other direct costs represented 79.0% of net revenues for the year ended December 31, 1996 and 75.6% of net revenues the year ended December 31, 1997. Included in physician fees is clawback expense, which is a recovery of billings due to over-utilization of medical services. The clawback rate for 1997 was 0% compared to the rate of 6.5% set by the Ontario Ministry of Health for the 1996 period. The clawback charge for the year ended December 31, 1996 totaled $143,261. Other direct costs include travel, marketing and consulting costs related to international projects. These costs represent 2.4% of net revenues for the year ended December 31, 1997 and 2.4% of net revenues for the year ended December 31, 1996. The 1997 costs relate to the undertaking of a consulting project in the Northwest Territories, Canada and the 1996 costs relate to the undertaking of consulting projects in Hungary, India and Malaysia.

    OPERATING EXPENSES. Operating expenses decreased by $3,057,321 or 51.4% from $5,948,069 for the year ended December 31, 1996 to $2,890,748 for the year ended December 31, 1997. Operating costs include general operating expenses, the write-off of deferred start-up costs and stock compensation expense. The general operating expenses excluding the write-off of deferred start-up costs and stock compensation expenses represents 23.1% of net revenues for the year ended December 31, 1996 and 23.8% of net revenues for the year ended December 31, 1997. The 1996 write-off of deferred start-up costs in the amount of $466,462 relate to an investment in a clinic in Prague, Czech Republic. The 1996 write-down was due to an unanticipated difficulty in penetrating the market and generating a sufficient return on capital invested from that clinic. Given the domestic opportunities available, Med-Emerg had decided to focus its efforts on domestic operations. The remaining 1996 write-down of $42,875 relates to start-up project costs for a healthcare consulting project in Malaysia.

    Under U.S. GAAP, operating expenses for the period ending December 31, 1997 includes additional charges of $146,777 for development and start-up costs as compared to $58,574 at December 31, 1996. For U.S. GAAP, the start-up costs of $146,777 at December 31, 1997 and $58,574 at December 31, 1996 are expensed as incurred whereas under Canadian GAAP these costs are deferred and amortized over a prescribed benefit period.

    OTHER EXPENSE. Other expense increased by $389,417 or 702% from $55,461 to $444,878 for the year ended December 31, 1996 and 1997 respectively. The increase in other expense is due primarily to interest on increased bank borrowings, interest charged on the bridge promissory notes, foreign exchange loss on the U.S. dollar promissory notes and the amortization of deferred financing charges relating to the bridge shares issued in January 1997. For the year ended December 31, 1997, interest expense on bank borrowings was $68,029, $66,683 was charged as interest on the promissory notes, foreign exchange loss was $37,518, and $272,647 was amortized as financing costs.

    NET LOSS. As a result of the above items, Med-Emerg had a net loss of $472,085 for the year ended December 31, 1997 as compared to a net loss of $3,594,324 for the year ended December 31, 1996.

    Under U.S. GAAP, Med-Emerg reported net loss of $618,862 for the year ended December 31, 1997 as compared to a net loss of $3,652,898 for the year ended December 31, 1996.

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
LIQUIDITY AND CAPITAL RESOURCES

    Med-Emerg operates in three areas of healthcare, Physician and Nurse Recruitment Services, Physician Management Services and an internet-based healthcare network called HealthyConnect.com.

    The Physician and Nurse Recruitment Services operations involve providing physician and nurse staffing and administrative support to emergency departments and physician recruitment services to hospitals and physician groups. The assets employed by Med-Emerg to support the Physician and Nurse Recruiting operations are primarily working capital to finance accounts receivable which are generated by individual physicians but collected by Med-Emerg pursuant to contractual agreements between Med-Emerg and the independent contracted physicians. The average age of collection of the accounts receivable balances averages approximately 56 days; however, the physicians are paid after approximately 27 days. Thus, the liquidity of Med-Emerg is significantly affected by the volume of billings generated by the Physician and Nurse Recruiting operations which fluctuates from month to month.

    The Physician Management Services operations include family practices, walk-in services and chiropractic and massage therapy to patients. In addition to a similar requirement to finance the accounts receivable which are generated by individual physicians but collected by Med-Emerg pursuant to contractual agreements between Med-Emerg and the independent contracted physicians, Med-Emerg must also finance assets utilized in the operations of the clinics. These assets include leasehold improvements and fixtures, medical equipment, information systems and office furniture and supplies. Thus the average amount of assets employed by Med-Emerg to support the Physician Management Services operations is generally greater than Physician and Nurse Recruiting operations calculated on a per physician basis.

    Med-Emerg is launching its third division, an internet-based healthcare network called HealthyConnect.com. The assets currently employed by this division are primarily working capital to finance the development costs of HealthyConnect.com.

    The capital requirements of Med-Emerg arise in four major areas. These are
(i) the development of an internet-based healthcare network (ii) the need for additional capital to increase business through new service contracts for hospital emergency departments, (iii) the commencement of new specialty healthcare clinics, and (iv) the need for capital to increase administrative capabilities, including centralized billing and collection services and management information systems.

    In January, 1996, Med-Emerg completed a private offering of 1,000,000 shares of Common Stock for net proceeds of approximately $845,000 together with warrants to purchase 1,000,000 shares at an exercise price of $2.00 per share. Med-Emerg consummated this private offering because it needed working capital funds, including funds to partially repay its bank credit facility. As part of Med-Emerg's November 1996 Recapitalization (as such term is hereinafter defined), all holders of the warrants surrendered their outstanding warrants.

    In September, 1996, Med-Emerg acquired all of the assets and physician contracts of the St. George Health Services Organization (HSO) for a $193,732 promissory note, 75,000 shares of Med-Emerg's Common Stock, and the assumption of $270,868 of liabilities. This HSO was a contractual agreement with the Ministry of Health to provide primary care at a clinic for a specified number of registered patients.

    In January, 1997, Med-Emerg completed a private placement of its securities ("Bridge Financing"), in which it sold 8% promissory notes in the aggregate principal amount of US$500,000 and 125,000 shares of its Common Stock and raised aggregate gross proceeds of US$500,000. The net proceeds of US$425,000 were initially applied to reduce Med-Emerg's bank borrowings. The principal and accrued interest on the notes were repaid from the net proceeds of Med-Emerg's Initial Public Offering, which was completed on February 20, 1998.

    In February, 1998, Med-Emerg completed its Initial Public Offering of 1,250,000 Med-Emerg Common Shares and 1,437,500 Med-Emerg Purchase Warrants for an aggregate public offering of US$5,456,250. Each Med-Emerg Purchase Warrant entitles the holder to purchase one share of common stock at a price of US$4.50 for a four year period commencing one year from the date of completion of the offering.

    Med-Emerg established a new credit facility in 1998 with the Hongkong Bank of Canada. The new facility provides an available demand, revolving, operating line of credit amounting to $2,000,000, bearing interest at the bank's prime lending rate plus 0.5% per annum with interest payable monthly, and an available demand, non-revolving, capital line of credit amounting to $1,000,000, primarily intended for the acquisition of fixed assets relating to the development of Urgent Care Centres. The capital line of credit bears interest at the bank's prime lending rate plus 0.75% per annum with interest payable monthly. As security, Med-Emerg will provide a first-ranking general assignment of accounts receivable, a general security agreement constituting a first charge over all present and future personal property of Med-Emerg, a chattel mortgage over all equipment financed by the capital loan, an assignment of all risk insurance policies and an assignment of key man life insurance of a director in the amount of $1,000,000.

    In October, 1998, Med-Emerg's Board of Directors approved the repurchase of up to 5% of its outstanding common stock over a three-month period. Med-Emerg repurchased and cancelled 44,500 common shares for total cash consideration of $115,367 from October 1998 to January 1999.

    Through its acquisitions completed in the first quarter of 1999, the Company assumed bank term loans with current balances totaling $337,773. Approximately $236,390 was loaned to subsidiaries of the Company under the Small Business Investment Loans program in which the Canadian government guarantees 75% to 90% of the principal balance of the loan. The remaining balance consists of capital loans for asset purchases.

    The Company's cash position at June 30, 1999 was $284,453. Approximately $265,000 of the Company's cash is currently tied up in the CIC contract. The Company has paid physicians and nurses working for the Company relating to the contract, but has not yet received payment from CIC. Installment payments have been received to date and the remaining balance is expected to be received in mid-August of 1999. The collection risk for this cash is very low.

    As at June 30, 1999, the company's working capital totaled $1,461,307. In addition, the company has available credit facilities for up to approximately $3,000,000. The Company established credit facilities in June 1998 that provide an available demand, revolving, operating line of credit amounting to $2,000,000, bearing interest at the bank's prime lending rate plus 0.5% per annum with interest payable monthly, and an available demand, non-revolving, capital line of credit amounting to $1,000,000. The capital line of credit bears interest at the bank's prime lending rate plus 0.75% per annum with interest payable monthly. The company believes that the combination of funds available under the company's bank credit facility, together with its current cash position, should be sufficient to meet the company's operating requirements through 1999.

    In addition, in order to provide the funds necessary for the further development of HealthyConnect.com and the continued pursuit of the company's long-term acquisition strategy, the company expects to issue equity and debt securities, the availability and terms of which will depend upon market and other conditions. There can be no assurance that such additional financing will be available on terms acceptable to the company.

    Inflation has not had, nor is it expected to have, a material impact on the operations and financial condition of Med-Emerg.

YEAR 2000

    Med-Emerg has developed a program designed to identify, assess, and remediate potential malfunctions and failures that may result from the inability of computers and embedded computer chips within Med-Emerg's information systems and equipment to appropriately identify and utilize date-sensitive information relating to periods subsequent to December 31, 1999. This issue is commonly referred to as the "Year 2000 issue" and affects not only Med-Emerg, but virtually all companies and organizations with which Med-Emerg does business.

    To address the Year 2000 issue, Med-Emerg has formed a Year 2000 committee comprised of representatives from a cross-section of Med-Emerg's operations. The committee developed a plan to address the Year 2000 issue within all facets of Med-Emerg's operations. The plan includes processes to inventory, assess, remediate or replace as necessary Med-Emerg's information systems and equipment. In addition, the committee is assessing the compliance of all companies and organizations with which Med-Emerg does business.

    Med-Emerg has completed the inventory phase of its plan and is in the process of assessing the identified systems and equipment. Based on the assessments completed to date, Med-Emerg estimates that expenditures to remedy or replace potential Year 2000 problems will not exceed $50,000. This includes amounts in connection with standardizing certain of the information systems at the clinic level that would have been spent regardless of the Year 2000 issue.

    The foregoing estimates and conclusions regarding Med-Emerg's Year 2000 plan contain forward looking statements and are based on management's best estimates of future events. Risks to completing the Year 2000 plan include availability of resources, Med-Emerg's ability to discover and correct potential Year 2000 problems that could have a serious impact on specific systems, equipment or facilities, the ability of material suppliers and businesses to achieve Year 2000 compliance, the proper functioning of new systems and the integration of those systems and related software into Med-Emerg's operations. Some of these risks are beyond Med-Emerg's control.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                       AND RESULTS OF OPERATIONS OF YFMC

    This discussion and analysis of the financial condition of YFMC Healthcare Inc. and the results of operations should be read in conjunction with the financial statements and the related notes.

OVERVIEW

    YFMC Healthcare Inc. (the "Company") became a listed company on The Alberta Stock Exchange in June 1998, following the purchase of all outstanding shares of 1189543 Ontario Inc. by Transpacific Minerals Inc. The Company's strategy is to become a national provider of primary care health services through the acquisition of established medical facilities and allied health service providers across Canada.

RESULTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 1999

    During the six month period ending June 30, 1999 revenues increased from $1,415,913 in 1998 to $1,911,537 in 1999, an increase of 35%. This increase is attributable to clinic acquisitions, and growth from existing clinic locations. The company's earnings from operations before the costs of new business development decreased from $215,939 for the comparable period in 1998 to $138,890 during the period under review. Earnings before interest, depreciation, amortization, and taxes decreased from $215,939 in the 6 months ending June 30(th), 1998, to $65,024 for the 6 month period ending June 30(th), 1999.

    Operating expenses have increased from $ 1,199,974 in the first 6 months of 1998 to $1,772,646 in the current year. Several factors contributed to the increase in operating expenses including ramp up costs at the Whitby clinic, integration costs relating to the new clinics in Alberta, and additional administrative costs relating to the development of policies and processes to efficiently manage the Company's expanded operational base.

    During the 2(nd) quarter the Company acquired the McKnight Medical Centre and the Martindale Medical Centre both in Calgary Alberta, the Pringle Creek Medical Centre in Whitby, Ontario, and the West Edmonton Medical Centre in Edmonton Alberta. It is expected that these acquisitions will begin contributing to net revenue in the 3(rd) quarter. Subsequent to June 30, 1999, the Company announced it had entered into a Business Combination Agreement with Med-Emerg International, Inc. to exchange shares on a ratio of 6.875 YFMC shares for 1 Med-Emerg share. Med-Emerg, which is listed on NASDAQ (MDER) operates medical centres in central Ontario, and is also under contract to provide emergency physician and nursing services to 14 hospitals. Med-Emerg is currently developing an Internet based health network that uses enabling technology to link patients, physicians and service providers. It is anticipated that the combined entity will have revenues of approximately $28,000,000 annually with operations in Canada's three largest provinces. Management strongly believes that joining forces with Med-Emerg will create a larger platform for growth, achieve synergies, cost savings and generate positive earnings.

FOR THE YEAR ENDED DECEMBER 31, 1998

    Net income for the year decreased from $117,914 in 1997 to $86,076 in 1998, a change of 27%. The decrease in net revenue was due in part to one time costs associated with becoming a public company and expenses related to acquisition activities.

REVENUES

    During 1998, revenues from operations rose to $3,037,000 from $2,140,000 an increase of 41%. EBITDA increased to $260,000 from $214,000 in 1997, an increase of 21%. Included are the results from the following operations (revenue recorded from date of acquisition):

                                                                                  NUMBER OF MONTHS
LOCATION                                                                           REVENUE IN 1998      % OWNERSHIP
-------------------------------------------------------------------------------  -------------------  ---------------
PSA & Associates...............................................................              10                100
Spirotech Health Services......................................................               5                 70
Orleans Medical Centre.........................................................               4                100
CareSource Physiotherapy.......................................................               3                 85
CareSource Physiotherapy.......................................................               1                100
Jasper Medical Centre                                                                         1                100

    For the most part, the increase in revenue can be attributed to increased patient flow at existing locations. Management expects that the full impact of the acquisitions made in 1998 will be realized in 1999.

EXPENSES

    Total operating expenses increased 43% from $1,925,568 to 2,779,372 in fiscal 1998. The increase is due in part to an increase in administration costs resulting from the integration of the companies acquired during the year. Also the Company incurred the costs of establishing a regional office in Calgary, Alberta, to manage the acquisition process. As the Company establishes a critical mass in each market, it is expected that expenses, as a percent of revenue, will decrease.

LIQUIDITY AND CAPITAL RESOURCES

    The Company earned $86,076 from operating activities compared with $117,914 in the previous year and accounts receivable increased from $336,658 to $652,400. In addition, the Company obtained $264,000 in cash as a result of the reverse takeover of Transpacific Minerals Inc. These funds were used primarily to finance business acquisitions and the expansion of existing facilities. Subsequent to the year end, the Company has obtained credit facilities from a chartered bank in the amount of $750,000. These funds are available for future acquisitions and ongoing obligations.

COMPETITIVE RISKS

    To managements' knowledge, there is at present no national provider of primary health care services in Canada, and management estimates there to be less than 12 large scale PPM (Physician Practice Management) organizations nationwide. The PPM market is expected to grow as more physicians move away from solo practices to enjoy the benefits of participating in a group setting. As an early stage innovator in Canada, management believes that, as competition increases so will the Company's ability to attract future acquisition candidates. The Company's established systems, training methods, and strong commitment to patient satisfaction, are key components in the operating model.

YEAR 2000

    The Company has established a committee chaired by a senior member of the executive team to coordinate and assess the Company's readiness relating to deal with the fact that date-sensitive functions in computer based systems may fail to accurately process dates after January 1, 2000. 'Mission Critical' systems, both hardware and software have been reviewed, and the Company is confident that these systems will be Y2K compliant. The Company does not anticipate the costs of compliance to be material.

OUTLOOK

    This outlook may contain certain forward-looking statements with respect to the Company. These forward-looking statements, by their nature, necessarily involve risks and uncertainty that could cause actual results to differ materially from those contemplated by the forward-looking statement.

    The Company expects patient volumes from existing locations to continue to grow as the convenience and availability of our medical clinics becomes an increasingly attractive choice for patients. Our acquisition strategies should allow us to expand into other geographical areas, and the resulting economies of scale will improve our operational efficiencies.

    YFMC's Corporate Health Program is expected to be operational in 1999, and become a contributor to the revenue stream.

               INFORMATION REGARDING MED-EMERG INTERNATIONAL INC.
                              HISTORY AND BUSINESS

    Med-Emerg was incorporated under the OBCA. Med-Emerg, directly or indirectly through its subsidiaries, owns all of the outstanding shares of Med-Emerg Urgent Care Centres Inc., Med-Emerg Family Health Centre Inc., JC Medical Management Inc., 927563 Ontario Inc., 927564 Ontario Inc., Med-Emerg, Inc. and Med-Plus Health Centres Ltd. Med-Emerg, directly or indirectly, also has an ownership interest in the following:

    (i) a 75% interest in Doctors on Call Ltd.;

    (ii) a 45% interest in Medical Urgent Care Inc.;

   (iii) a 51% interest in Caremedics (Elmvale) Inc.; and

    (iv) a 51% interest in York Lanes Health Centres Inc.

    As used herein, unless otherwise indicated or the context otherwise requires, Med-Emerg refers to Med-Emerg International Inc. its wholly-owned subsidiaries as listed above and its ownership interests as listed above.

    Med-Emerg's head office is located at 2550 Argentia Road, Suite 205, Mississauga, Ontario L5N 5R1.

                                    BUSINESS

    Med-Emerg is a provider of a broad range of quality healthcare management services and specializes in the coordination and contract staffing of emergency physicians for hospitals and clinics in Canada. The healthcare services provided by Med-Emerg include physician and nurse staffing, physician management services and the maintenance of an internet-based healthcare network. Med-Emerg's operations are divided into three divisions:

    (i) the Physician and Nurse Recruitment Services division;

    (ii) the Physician Management Services division; and

   (iii) the internet-based healthcare network HealthyConnect.com division.

PHYSICIAN AND NURSE RECRUITMENT SERVICES DIVISION

    The Physician and Nurse Recruitment Services division was established in 1983 as a medical staffing and recruitment operation. Med-Emerg provides physician staffing, nurse staffing and administrative support services to hospital emergency departments and provides physician recruitment services to Canadian hospitals and physician groups. Pursuant to contracts entered into between Med-Emerg and various hospitals, Med-Emerg also coordinates schedules for staff physicians that provide emergency department coverage and assists the hospitals' administrative and medical staff in such areas as quality assurance, risk management, department accreditation and marketing. The administrative services provided by Med-Emerg include maintaining records, billing and coordinating with third party payors.

    As of June 30, 1999, Med-Emerg had 15 contracts with hospitals to provide physician staffing services. Med-Emerg identifies, recruits and screens potential candidates to serve emergency department physicians in hospitals that have contracted with Med-Emerg to provide physician staffing services. Med-Emerg enters into contracts with those physicians who meet its qualifications and offers such physicians as candidates for admission to the hospital's medical staff. As of June 30, 1999, Med-Emerg was providing physician staffing coverage for a total of approximately 562 shifts per month, representing over 6,445 hours per month. Med-Emerg is compensated for it physician staffing services to hospitals on a month fee or per shift basis. Depending on the hospital patient volume, Med-Emerg may also receive a subsidy from the hospital. Pursuant to the contracts Med-Emerg has entered into with the hospitals for its physician staffing services, Med-Emerg assumes responsibility for billing and collecting and assumes the risks of administrative error and subsequent non-payment. Generally, such contracts with the hospitals are for terms of one year and may be terminated by either party upon two months written notice and are automatically renewed if not terminated.

    As of June 30, 1999, Med-Emerg had contracts with seven hospitals to provide nurse staffing services. Med-Emerg identifies, recruits and screen potential candidates to serve as emergency department nurses to those hospitals that have entered into contracts with Med-Emerg for nurse staffing services. Under such contracts, Med-Emerg provides nurse staffing coverage to hospital emergency departments on a shift-by-shift basis. Med-Emerg charges a fixed hourly rate for each hour of nurse staffing coverage provided. The contracts with respect to providing nurse staffing coverage to hospitals are generally for terms of one year, may be terminated by either party upon three months written notice and are automatically renewed for subsequent one years terms if not terminated.

    Med-Emerg also maintains a Quality Assurance program designed to ensure consistency in clinical practice performance. As part of Med-Emerg's Quality Assurance Program, all physicians are required to have Advanced Cardiac Life Support and Advanced Trauma Life Support certification, have and maintain adequate malpractice insurance coverage and maintain continuing medical education credits. The effectiveness of Med-Emerg's Quality Assurance program and the performance of Med-Emerg's contract physicians are critical to maintaining a good relationship with the hospitals as well as minimizing the exposure of Med-Emerg to liability claims.

PHYSICIAN MANAGEMENT SERVICES DIVISION

    As of June 30, 1999, Med-Emerg had an ownership interest in and managed ten clinics in Ontario. The locations of and services provided at Med-Emerg's clinics are as follows:

    LESTER B. PEARSON INTERNATIONAL AIRPORT (MISSISSAUGA, ONTARIO). Med-Emerg has a contract with the Greater Toronto Airport Authority to provide emergency services for both the Terminal 1 and 2 Medical Clinics at Toronto's Lester B. Pearson International Airport. The Airport clinics are available to provide emergency services in the airport to the approximately twenty-eight million travellers using the airport each year and walk-in services to the approximately 35,000 airport employees. The staff consists of highly qualified critical care nurses on-site and emergency physicians on call. Other services, generally provided to employees of the airport, include chiropractic, massage therapy and audio testing services.

    GLENDERRY (MISSISSAUGA, ONTARIO), POND MILLS (LONDON, ONTARIO), ST. CLAIR MEDICAL CENTRE (TORONTO, ONTARIO), ELMVALE (OTTAWA, ONTARIO), YORK LANES (TORONTO, ONTARIO), CENTRAL CLINIC (LONDON, ONTARIO). Med-Emerg operates six clinics that offer both family practice and walk-in services for patients. Other services that may be provided at the clinics are travel medicine, chiropractic, massage therapy, weight loss program, internal medicine, paediatrics, haematology and professional family counselling services. Med-Emerg manages the clinics by providing scheduling, staffing, recruiting, billing, collections and accounting services to the clinic. With respect to the Elmvale and York Lanes clinics where Med-Emerg does not own 100% of the outstanding capital stock, Med-Emerg has entered into a 5-year management services contract whereby Med-Emerg receives a monthly management fee to provide the clinics with management services.

    The Central Clinic is funded under a contractual agreement with the Ontario Ministry of Health to provide primary care for a specified number of registered patients. The Ontario Ministry of Health allocates a specific payment for each registered patient on a monthly basis, whether the clinic's services are used or not. The monthly fee is determined by the age and gender of the patient and is referred to as the capitation rate. As at June 30, 1999, the average monthly capitation rate was $12.43 per patient with approximately 5,786 patients enrolled under the HSO program. The Central Clinic also provides medical services on a fee-for-service basis.

    DUNDAS URGENT CARE CENTRE (MISSISSAUGA, ONTARIO), BRITANNIA URGENT CARE CENTRE (MISSISSAUGA, ONTARIO). Med-Emerg plans to continue to develop a chain of Urgent Care Centres, initially in Ontario and then in other Canadian provinces, that will gain public recognition and government support as a quality provider of urgent healthcare services.

    Med-Emerg's plan is to develop its Urgent Care Centre services, through which it intends to offer on-site, one-stop medical care comparable to the services provided in a traditional emergency department. The Urgent Care Centre concept consists of a medical clinic staffed by a group of emergency trained physicians, a medical laboratory, a diagnostic radiology service and a pharmacy. Med-Emerg will operate the medical clinic component of the Urgent Care Centre and the support staff will be employed by Med-Emerg. Med-Emerg also intends to provide emergency medical services, including emergency physician staffing, emergency nurse staffing, receptionist staffing, physician billing services, all financial services, inventory control and other operational and/or management services to the Urgent Care Centre. Each emergency-trained physician working at an Urgent Care Centre will have critical care expertise to treat most clinical problems.

    Med-Emerg opened its first Urgent Care Centre, the Dundas Urgent Care Centre, on September 19, 1997. In January, 1999, Med-Emerg acquired a 45% interest in Medical Urgent Care Inc., a company that operates the Britannia Urgent Care Centre. Med-Emerg has a 5-year agreement to provide management services to the Britannia Urgent Care Centre and receives a percentage of the revenues generated by the medical clinic component of this Urgent Care Centre.

HEALTHYCONNECT.COM DIVISION

    HealthyConnect.com is an internet-based healthcare network currently under development that will connect physicians, hospitals, third party payors and consumers. This network will allow all participants to access and exchange healthcare related information, purchase healthcare products and services, and communicate more cost-effectively with one another. HealthyConnect.com will deliver healthcare services and products and provide timely access to reliable healthcare information through the utilization of advanced telecommunication technology. Targeted users of HealthyConnect.com are consumers, physicians and other healthcare providers and healthcare product suppliers.

    Consumers will benefit from 24-hour, 7-day a week access, via the internet and telephone, to Med-Emerg's healthcare service provider network. In addition, consumers will have multiple site secure access to their own and their family members' electronic medical record, access to a physician management health and wellness centre and convenient at-home shopping for healthcare products and services.

    HealthyConnect.com will enable physicians and other healthcare providers to access reliable information and provide them with additional support in delivering cost effective, high quality healthcare services. Benefits include 24-hour coverage for patients, access to a comprehensive physician medical reference database, online continuing medical education courses, tools for chronic disease management, and participation in clinical trials.

    HealthyConnect.com will link healthcare product and service suppliers with Med-Emerg's clinical network family. Convenient and secure access and at home/office browsing and purchasing capabilities will facilitate direct sales opportunities for member suppliers. Healthcare product and service suppliers that may benefit from using HealthyConnect.com include pharmaceutical companies, insurance companies, employers, government, managed care organizations, physicians and hospitals.

GOVERNMENT REGULATION

    The provision of medical services in Canada is for the most part under provincial jurisdiction. Under the Health Insurance Act, the government of Ontario is responsible for paying physicians for the provision of insured services to residents of Ontario. In 1993, the Ontario government placed an overall hard cap of approximately $3.8 billion on the amount physicians could collectively bill OHIP for insured services. As physicians' billings exceeded this hard cap in successive years, the government reduced the fees received under OHIP by prescribed percentages ("clawbacks"). This clawback is subject to constant revision and review. In addition to the hard cap, individual physicians' billings under OHIP are subject to threshold amounts, or soft caps. Once a physician reaches a prescribed level in the 12-month period beginning April 1 of each year, the government reduces payments to the physician by a prescribed fraction. Any changes in reimbursement regulations, policies, practices, interpretations or statutes that place material limitations on reimbursement amounts or practices could adversely affect the operations of Med-Emerg, absent, or prior to, satisfactory renegotiations of contracts with clients and arrangements with contracted physicians.

    Under a combination of statutory provisions, both Federal and provincial, physicians are prohibited from billing their patients for fees in excess of those payable for services listed in the OHIP Schedule of Benefits. The Canada Health Act allows for cash contributions by the Federal government in respect of insured health services provided under provincial healthcare insurance plans. In order for a province to qualify for a full cash contribution, there is a requirement that the provincial healthcare insurance plan satisfy the criteria set out in the Canada Health Act. In addition, the provincial plan must ensure that no payments are permitted in respect of insured health services that have been subject to extra billing.

    Continuing budgetary constraints at both the Federal and provincial level and the rapidly escalating costs of healthcare and reimbursement programs have led, and may continue to lead, to significant reductions in government and other third party reimbursements for certain medical charges. Med-Emerg's independent contracted physicians as well as Med-Emerg are subject to periodic audits by government reimbursement programs to determine the adequacy of coding procedures and reasonableness of charges.

    Business corporations are legally prohibited from providing, or holding themselves out as providers of, medical care in many provinces. While Med-Emerg will seek to structure its operations to comply with the corporate practice of the laws of each province in which it operates, there can be no assurance that, given varying and uncertain interpretations of such laws, Med-Emerg would be found in compliance with legislation on the corporate practice of medicine in all provinces. A determination that Med-Emerg is in violation of applicable restrictions on the practice of medicine in any province in which it operates or may operate could have a material adverse effect on Med-Emerg if Med-Emerg were unable to restructure its operations to comply with the requirements of such province.

    Due to increasing government fiscal restraint, Ontario's health care system is currently undergoing a significant restructuring by the provincial government. Based on a determination that the Ontario public healthcare system was not fiscally efficient, in 1997 the Province of Ontario enacted the Savings and Restructuring Act. Such Act gives the provincial government the ability to implement a health care system restructuring plan. The new legislation established the Health Services Restructuring Commission, which has broad decision making authority over every aspect of a public hospital's operations, including all aspects of operations, fiscal policy, public funding and even the continuance or cessation of a public hospital's existence. The objective of the legislation is to induce public hospitals' care delivery systems in the Ontario health care area to improve the quality of health care and particularly to install efficiencies of cost in the delivery of medical services to the 11 million person population of the Province of Ontario (37% of all of Canada). Inefficient hospitals run the risk of the loss of public funding if they fail to meet the objectives of the Commission. Accordingly, the incentives are in place to induce public hospitals to find solutions to achieve the desired efficiencies, including outsourcing available from and through private sector organizations, such as Med-Emerg.

HEALTHCARE LEGISLATION

    The Health Services Restructuring Commission (HSRC), established under Bill 26, has the mandate and authority to facilitate and accelerate hospital restructuring in Ontario. This legislation contains measures intended to control public and private spending on healthcare as well as to provide universal public access to the healthcare system. Med-Emerg cannot predict what effect, if any, this and other healthcare legislation will have on its operations. Significant changes in Canada's healthcare system are likely to have a gradual but substantial impact on the manner in which Med-Emerg conducts its business and could have a material effect on its results of operations.

    Despite pronouncements by the Ontario Minister of Health that managed care options, such as in the United States, are being considered, it is not evident that American style managed care will play a significant role in the fee-for-service sector of the publicly funded healthcare system. Management believes that government actions in the area of legislation to date indicate a present intent to let the healthcare system proceed without intervening directly in the management of patient care, although there can be no assurance thereof. In the future, greater emphasis may be placed on such managed care tools as utilization review, practice guidelines, and outcome measurement. The current move away from traditional fee-for-service mechanisms may have a similar effect as physicians attempt to minimize the risk they face and as the government strives for accountability and value-for-dollar assurances.

COMPETITION

    Competition in the industry is based on the scope, quality and cost of services provided. Certain of Med-Emerg's current and potential competitors have substantially greater financial resources than Med-Emerg. While management believes that it competes on the basis of the quality of its services, the larger resources of its competitors may give them certain cost advantages over Med-Emerg (e.g., in the areas of malpractice insurance, cost savings from internal billing and collection and a broader scope of services). The clinics operated by the Physician Management Services division compete with hospitals and other clinics. The Urgent Care Centre competes with hospital emergency rooms. Med-Emerg believes that the varied physician practice alternatives coupled with competitive remuneration plans create a significant incentive for physicians to provide patient services through Med-Emerg.

EMPLOYEES

    As of June 30, 1999, Med-Emerg had 42 full-time employees, of whom 3 were employed in general executive positions, 15 were employed in administration and 24 were employed in Med-Emerg's clinics. In addition, as of such date, approximately 221 physicians and 33 nurses were actively working as independent contractors of Med-Emerg. These physicians and nurses are not employees of Med-Emerg. Approximately 19 nurses working at the Airport clinic are represented by the Ontario Nurses Association Med-Emerg considers its employee relations to be satisfactory.

REAL PROPERTY LOCATIONS

    Med-Emerg's head office is located at 2550 Argentia Road, Suite 205, Mississauga, Ontario. The head office occupies approximately 5,560 square feet of space under a lease that expires in February, 2001 at an average annual rental rate of approximately $105,700.

    The Central Clinic is located at 458 Central Avenue, London, Ontario. The Clinic occupies approximately 6,400 square feet of space under a lease that expires December 31, 2002 at an average annual rental rate of approximately $94,900. The Pond Mills clinic is located at 1166 Commissioners Road East, London, Ontario, N5Z 4R3. This lease is currently on a month-to-month basis for approximately $4,470 per month. The Glenderry Clinic is located at 2760 Derry Road West, Mississauga, Ontario, L5N 3N5. The Clinic occupies approximately 2,600 square feet at an annual rental rate of approximately $69,200.

    The St. Clair Medical Centre is located at 50 St. Clair Avenue East, Toronto, Ontario. The Clinic occupies approximately 2,000 square feet at an annual rental rate of approximately $29,200. The lease expires in December, 2005.

    The Dundas Urgent Care Centre is located at 801 Dundas Street East, Mississauga, Ontario. Med-Emerg occupies approximate 2,700 square feet of the Urgent Care Centre and pays an annual rental rate of approximately $41,775. The lease expires in September, 2002.

    The Britannia Urgent Care Centre is located at 1201 Britannia Road West, Mississauga, Ontario. The Urgent Care Centre occupies approximately 11,000 square feet at an annual rental rate of approximately $78,500. The lease expires February 28, 2008. A total of 3,000 square feet is subleased by Med-Emerg to service providers, such as pharmacy, radiology, laboratory and physiotherapy and rehabilitation services. The service providers contribute approximately $80,000 in annual rent and the subleases expire in March and May, 2003.

    The Elmvale Clinic is located at 1910 St. Laurent Boulevard, Ottawa, Ontario. Annual rent totals approximately $46,000 for 2,936 square feet. The lease expires in June, 2003.

    The York Lanes Clinic is located within York University at Unit #28, 4700 Keele Street, Toronto, Ontario. The annual rent is approximately $142,000 for 4,693 square feet. The lease expires in February, 2004.

LEGAL PROCEEDINGS

    Med-Emerg is presently party to one legal proceeding that was commenced on July 4, 1997 in the General Division of the Ontario Court. This proceeding relates to the recapitalization of Med-Emerg, which occurred in November, 1996, in which the Estate of Dr. Donald Munro ("Estate") contributed 75,000 of its 150,000

Med-Emerg Common Shares to the capital of Med-Emerg. The Estate, the applicant in the proceeding, has taken the position that it continues to be the beneficial owner of 150,000 shares of Med-Emerg Common Shares. Med-Emerg disagrees with the Estate's position and intends to defend this action vigorously. However, in the event that Med-Emerg is unsuccessful in its action, Med-Emerg may be required to return to the Estate the 75,000 Med-Emerg Common Shares which were previously surrendered. There has been no further correspondence or action with respect to this claim since 1997.

    In addition, in the future, Med-Emerg could be subject to claims arising from its contracts with hospitals or other institutions or professional associations to which it provides services.

RECENT EVENTS

    In June, 1998, Med-Emerg acquired all of the outstanding capital stock in JC Medical Management Inc. JC Medical Management Inc. operates the St. Clair Medical Centre, a family practice clinic in Toronto, Ontario. In September, 1998, Med-Emerg acquired 75% of the outstanding capital of Doctors on Call Ltd., a company that provides a 24-hour on-call physician service.

    During the first quarter of 1999, Med-Emerg acquired a 45% interest in Medical Urgent Care Inc., a 51% interest in Caremedics (Elmvale) Inc. and a 51% interest in York Lanes Health Centres Inc., and also entered into management service agreements with these three companies. Medical Urgent Care Inc. operates the Britannia Urgent Care Centre in Mississauga, Ontario. Caremedics (Elmvale) Inc. operates the Elmvale Clinic in Ottawa, Ontario. York Lanes Health Centres Inc. operates the York Lanes Clinic in Toronto, Ontario.

                                 SHARE CAPITAL

    Med-Emerg's authorized share capital consists of an unlimited number of the following classes of shares and warrants with the following features:

    MED-EMERG PREFERENCE SHARES. Voting, non-redeemable, non-retractable, having a cumulative dividend of US$0.27 per share, convertible into one and one-half Med-Emerg Common Shares at the option of the holder for a 10 year period from the date of issuance. At the end of the 10 year period, the Med-Emerg Preference Shares are convertible at the option of the holder into such number of Med-Emerg Common Shares as is equal to the ascribed value of US$4,500,000 divided by the then current market price of the Med-Emerg Common Shares.

    CLASS "A" PREFERRED SHARES.  Redeemable, retractable, non-cumulative.

    CLASS "B" PREFERRED SHARES.  Redeemable, retractable, non-cumulative.

    SPECIAL SHARES. Issuable in Series, with rights, privileges and restrictions to be fixed by the directors.

    MED-EMERG COMMON SHARES. Shares, no par value, in the common stock of Med-Emerg.

    MED-EMERG PURCHASE WARRANTS. Redeemable, entitling the holder to purchase one Med-Emerg Common Share at US$4.50 per share at any time commencing February 12, 1999 and expiring February 11, 2003. The Med-Emerg Purchase Warrants are subject to redemption by Med-Emerg at US$0.10 per warrant at any time commencing February 12, 2000 on not less than 30 days prior written notice to the holders of such warrants, provided that the closing bid price of the Med-Emerg has been at least US$8.00 for 20 consecutive trading days ending on the third day prior to the date on which Med-Emerg gives notice of such redemption. The Med-Emerg Purchase Warrants will be exercisable until the close of business on the day immediately proceeding the date dated fixed for such redemption.

    MED-EMERG SERIES A WARRANTS. Warrants entitling the holder to purchase one Med-Emerg Common Share at US$2.70 per share, expiring June 12, 2000.

    MED-EMERG SERIES B WARRANTS. Warrants entitling the holder to purchase one Med-Emerg Common Share at US$3.40 per share, expiring June 12, 2000.

                           DIVIDEND RECORD AND POLICY

    Med-Emerg has not paid any dividends on the Med-Emerg Common Shares and has no present intention of paying dividends on such shares. Currently, Med-Emerg intends to retain any earnings to finance its operations. The future payment of dividends will be dependent upon the financial requirements of Med-Emerg to fund future operations and growth, Med-Emerg's financial condition and other factors the Med-Emerg Board of Directors may consider appropriate in the circumstances. In addition, Med-Emerg Preference Shares prohibits the payment of any dividends on Med-Emerg Common Shares until all accrued dividends on Med-Emerg Preferred Shares have been paid. Dividends on Med-Emerg Preference Shares will accrue at a rate of US$135,000 per year.

                 INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

    Between 1994 and 1996, Med-Emerg loaned an aggregate of $137,719 to Dr. Ramesh Zacharias, Med-Emerg's Chief Executive Officer, and his spouse Victoria Zacharias. In February, 1998, Med-Emerg repurchased 37,456 Med-Emerg Common Shares from Dr. Ramesh Zacharias and Victoria Zacharias at a purchase price of US$2.75 per share. The aggregate consideration payable by Med-Emerg was used to repay all outstanding amounts owed by Dr. Ramesh Zacharias and Victoria Zacharias and their affiliated companies.

    In June, 1996, Med-Emerg loaned $60,000 to Carl Pahapill, Med-Emerg's President, to purchase 100,000 Med-Emerg Common Shares. The loan is non-interest bearing, unsecured and repayable over a five year period with principal payments commencing in February 2000.

    On November 1, 1996, Med-Emerg effected a recapitalization whereby Dr. Ramesh Zacharias and Victoria Zacharias converted an aggregate of 2,203,333 Med-Emerg Common Shares into an aggregate of 500,000 shares of preferred stock. In 1997, the shares were transferred to 1245841 Ontario Inc., a company owned by them.

    On November 1, 1996, Med-Emerg granted Robert Rubin, a director, an option to purchase 700,000 Med-Emerg Common Shares at US$.75 per share and approved the issuance of 50,000 Med-Emerg Common Shares, all of which shares were issued in 1997 in consideration of services he rendered to Med-Emerg as director. Under a US$800,000 line of credit previously established between Mr. Rubin and Med-Emerg, Mr. Rubin advanced an aggregate of US$250,000 to Med-Emerg from July, 1997 to January, 1998. The full amount plus interest was repaid in February 1998 from the proceeds of the initial public offering.

    In connection with a bridge financing carried out by Med-Emerg in January, 1997, Med-Emerg issued 8% promissory notes in the principal amount of US$500,000 and an aggregate of 125,000 Med-Emerg Common Shares to four investors for gross proceeds of US$500,000. Robert Rubin purchased a promissory note in the principal amount of US$150,000 and 37,500 shares of Med-Emerg. To comply with the requirements of the National Association of Securities Dealers, Inc., Mr. Rubin and the another investor agreed to surrender to Med-Emerg for cancellation without consideration an aggregate of 62,500 Med-Emerg Common Shares obtained in connection with such bridge financing. Med-Emerg remained obligated to repay the promissory notes issued to the two investors in the aggregate principal amount of $250,000 upon the closing of Med-Emerg's Initial Public Offering in February, 1998. The full amount of US$500,000 was repaid in February 1998 from the proceeds from the initial public offering.

    Except with respect to the non-interest bearing loans made to Dr. Ramesh Zacharias and Victoria Zacharias and Mr. Pahapill, Med-Emerg believes all previous transactions between Med-Emerg and its officers, directors or 5% shareholders, and their affiliates were made on terms no less favorable to Med-Emerg than those available from unaffiliated parties. In the future, Med-Emerg will present all proposed transactions with affiliated parties to the Board of Directors for its consideration and approval. Any such transaction will be approved by a majority of the disinterested directors.

                           INFORMATION REGARDING YFMC

    YFMC Healthcare Inc. ("YFMC") was continued under the OBCA on November 4, 1998. YFMC's principal and registered office is located at Suite 250, 441 Maclaren Street, Ottawa, Ontario K2P 2H3.

    YFMC was originally formed under the laws of Alberta as TransPacific Minerals Inc. In June, 1998, TransPacific Minerals Inc. acquired all of the issued and outstanding securities of 1189543 Ontario Inc. in a reverse take-over bid transaction. 1189543 Ontario Inc. managed and operated several medial clinics under the banner "Your Family Medical Centre". By articles of amendment, TransPacific Minerals Inc. changed its name to YFMC Healthcare Inc.

GENERAL OVERVIEW

    YFMC was formed in response to the growing need to provide healthcare professionals with quality practice management support services, and to furnish communities with accessible, extended-hours medical care within a family practice setting. YFMC's operations have grown to become a network of family medical clinics staffed by over 80 family physicians, physiotherapists, psychotherapists, dieticians and podiatrists. At present YFMC operates a group of 20 "primary care" medical facilities in Ontario, Alberta and Quebec.

    YFMC is a medical management company that offers physicians a professional clinic environment and an established patient base, without the prohibitive financial burden associated with start-up costs and the time consuming administrative tasks dictated by day-to-day office management. In return, YFMC generates revenue from management fees charged to its affiliated physicians.

    In management's view, many physicians prefer to work as independent practitioners within a group practice setting. As a result, YFMC's strategy to provide a turn-key clinic/management operation empowers each staff physician to preserve that entrepreneurial perspective by being free to focus on the practice of medicine unencumbered by administrative responsibility.

    YFMC clinics function as a blended operation of "immediate care" and "appointment based" patient centres. Each clinic provides the local community with a primary care mix comprised of family medical care, psychological care, and other paramedical services such as nutrition, foot care and massage therapy.

    YFMC clinics are generally located in visible, high traffic areas, such as shopping malls, and strategically positioned as "patient friendly locations" with free parking and easy access, as well as convenient 9:00 a.m. to 9:00 p.m. weekday operating hours, 9:00 a.m. to 5:00 p.m. on weekends.

                        BUSINESS AND OPERATIONS OF YFMC

MARKET OVERVIEW: THE CANADIAN HEALTH CARE SYSTEM

    Canada's health care system is comprised of many components. Facilities include hospitals, community health centres, clinics and nursing homes. The spectrum of health care workers ranges from physicians, dentists, optometrists and nurses, to physical and occupational therapists, chiropractors, podiatrists and midwives. A wide variety of care is provided including prevention, cure, rehabilitation and palliation.

    With the passage of the Canada Health Act (the "Health Act") in 1984, health care became, in part, a federal as well as provincial responsibility. The Health Act indexed the increase in the federal contribution to each province in Gross Domestic Product and federal responsibility was defined as determining which services would be paid for, the population to be covered, formulas for cost sharing and enforcement of the Health Act's principles. Provincial responsibilities entailed negotiation of physicians fees, hospital operating budgets, control of capital acquisitions and the distribution of expensive high technology.

    Today, health care costs have grown to represent about 10% of the Gross National Product of Canada and about one-third of provincial budgets. In the view of management, these rising costs coupled with reduced provincial transfer payments have left the provinces straining to maintain their health care delivery systems. To illustrate the severity of the situation, transfer payments for the 1996 to 1997/8 period alone are projected to be reduced by $6.6 billion.

    The Health Act strengthened and reaffirmed the principles of universality, portability, comprehensiveness and public administration. Of significance, it added accessibility which prohibited extra billing by doctors and user fees by hospitals. Having entrenched these principles, management believes the challenge is how to sustain them in the face of economic adversity.

    An initial consolidation phase is taking place throughout much of Canada whereby hospitals, diagnostic services and health care professionals are being eliminated in order to meet provincial budgets. As more and more hospitals close, the private sector is playing an increasingly pivotal role in providing ambulatory care or home care once provided by hospitals or by government agencies. New opportunities are emerging.

CORE BUSINESS

    YFMC's core business includes primary medical care, in-clinic paramedical services (podiatry, nutrition, massage therapy), clinical psychology therapy in addition to physician practice management services. YFMC's short-term expansion strategy is to increase its sectors of operation to encompass corporate medical programs, in which private or government groups are provided with turnkey health packages, rehabilitative services, nursing and home health care services, and extended practice management services with specific emphasis on medical billing.

    Each clinic provides health care services for a broad range of patient needs. Patients, however, can be effectively categorized into four distinct groups:

1.  Family health care -- primary care for adults and children.

2.  Geriatric care -- patients 70+ years of age.

3.  Specialty care -- paramedical services.

4.  Corporate health care -- specialty services for employees and management.

    YFMC also provides administrative expertise to various health care groups.

COMPETITION

    YFMC's competition, in its current sphere of operation, is fragmented and made up of many simple walk-in clinic operations representing a limited number of Ottawa locations. They do not provide the broad range of family and specialty health care services that YFMC furnishes, nor are they able to offer the corporate and psychological services from a network as extensive as YFMC. Currently, YFMC owns and operates three times as many family practice medical clinics as its nearest competitor. In management's view, no competitor to date has assembled the critical mass necessary to expand into the corporate or home-care sectors. These potentially profitable target markets provide an opportunity for YFMC to establish a position in advance of its competition. Nevertheless, as a result of YFMC's growing success, it is anticipated competition will develop in the months and years ahead.

CORPORATE NICHE

    YFMC's corporate strategy is to leverage its clinic network and patient base to effect a reduction in administrative costs and supply services through the provision of primary care medical services. Ancillary strategies include the establishment of ambulatory services including podiatry, massage therapy, physiotherapy and psychological counseling and initiating and coordinating progressive programs such as corporate health care and rehabilitative services.

YFMC FACILITIES

CLINIC                                                                               LOCATION
----------------------------------------------------------------------------  ----------------------
Beacon Hill Family Medical Centre                                             Gloucester, Ontario

Clinique Medicale Place du Centre                                             Hull, Quebec

Elgin Family Medical Centre                                                   Ottawa, Ontario

Fisher Family Medical Centre                                                  Ottawa, Ontario

Greenbank Family Medical Centre                                               Nepean, Ontario

Herongate Family Medical Centre                                               Ottawa, Ontario

CLINIC                                                                               LOCATION
----------------------------------------------------------------------------  ----------------------
Kanata Family Medical Centre                                                  Kanata, Ontario

Minto Place Family Medical Centre                                             Ottawa, Ontario

Rosemount Family Medical Centre                                               Ottawa, Ontario

Vanier Family Medical Centre                                                  Vanier, Ontario

Westgate Family Medical Centre                                                Ottawa, Ontario

PSA & Associates                                                              Ottawa, Ontario

Care Source Physiotherapy & Rehabilitation Centre                             Ottawa, Ontario

Spiro Tech Health Services Inc.                                               Ottawa, Ontario

Pringle Creek Medical Centre                                                  Whitby, Ontario

Jasper Avenue Medical Clinic                                                  Edmonton, Alberta

McKnight Village Medical Centre                                               Calgary, Alberta

Medical Centre West Edmonton Mall                                             Edmonton, Alberta

Martindale Medical Centre                                                     Calgary, Alberta

Orleans Gardens Family Medical Centre                                         Gloucester, Ontario

    As of June 30, 1999, YFMC's clinics average 7,000 patients per week of which approximately 2,000 are appointment-based. Eighty staff physicians handle the patient load assisted by 125 support staff.

    The clinics range in size from about 1,000 to 2,200 sq. ft. and each clinic includes a reception area, treatment room, laboratory and anywhere from three to six examination rooms. Operations are standardized and each practice facility is staffed by a medical secretary and registered nurse (in the case of a psychological practice, a practice coordinator) and can support three to four doctors working concurrently at any given time. Each facility is fully automated and equipped according to the practice needs of the health professional.

BILLING PROCEDURES

    Patients are generally billed under their respective health plans. If they are not covered, payment is on a cash basis at the time of the visit. Insured billings are transmitted by computer (in some cases, by mail) to the insurance authority where, upon review, claims are paid to the physician or therapist within a mean period of 45 days after the service was provided. Upon confirmation of payment, YFMC healthcare providers are billed for their overhead costs at a predetermined rate which averages 35% of billings for physicians and 40% for therapists.

POLICIES AND QUALITY CONTROL PROCEDURES

    Accounting, marketing, purchasing, finance and administration services are managed, coordinated and controlled from YFMC's central office. Management personnel from the central administrative office regularly conduct facility inspections, meeting with clinic staff to review operations, identify and help resolve problem areas, and address the ongoing needs of the individual clinic. Centralized control enables the senior management team to manage more effectively by identifying and addressing problem areas more expeditiously.

    In addition, each clinic is assigned a "captain" who is responsible for the efficient day-to-day operations by adhering to guidelines set out in YFMC's Operations Manual. Medical policies are observed as stipulated by the College of Physicians & Surgeons.

HUMAN RESOURCES

    As of June 30, 1999 YFMC had 125 employees, 80 physicians, and 6 administrative personnel managing accounting, marketing and administrative services. YFMC plans to retain additional physicians and clinical support staff as well as hire select marketing and administrative people as required to keep pace with company expansion.

MARKETING

    Management of YFMC believes that physician organizations will play a growing role in Canada's health care scheme to reduce deficit spending at federal and provincial levels by providing cost-effective primary care services in support of new government initiatives. It is also believed that YFMC has the potential to be a central force in this reform while building a significant health care company.

    Immediate care clinics have grown in popularity since their introduction in the late 1980s. This has been chiefly due to their convenience: specifically, easy access locations, extended hours of operation, and the fact that no appointment is needed to see a doctor.

    To date, YFMC has generated the bulk of its business primarily as a result of conveniently located clinics situated in high pedestrian traffic areas. This fact is supported by an in-house patient survey which revealed that approximately 50% of the patient base was created due to high visibility clinic signage. Almost 25% was as a result of either a friend or family referral. The remaining percentage was generated from a combination of direct mail, yellow pages advertising and referrals.

    YFMC's market is broad and plans call for a more proactive strategy to increase existing business as well as to expand into new markets. Unlike standard business marketing practices, however, there are certain anomalies unique to health care service providers which define what can and cannot be leveraged as strategies in the overall marketing mix. Though in some instances this can be a limiting factor, anticipated changes to Canada's health care system are expected to provide new opportunities.

                          DESCRIPTION OF SHARE CAPITAL

    The authorized share capital of YFMC consists of an unlimited number of YFMC Common Shares without nominal or par value, of which 10,710,143 YFMC Common Shares are issued and outstanding as fully paid and non-assessable as at the date hereof 1,003,000 YFMC Common Shares are reserved for issuance under a stock option. YFMC is also authorized to issue an unlimited number of First Preferred Shares and Second Preferred Shares, both issuable in series without nominal or par value. To date, YFMC has issued 1,000,000 First Preferred Shares, Series A ("YFMC Preferred Shares"). No other preferred shares have been issued.

YFMC COMMON SHARES

    The holders of YFMC Common Shares are entitled to dividends as and when declared by the board of directors of YFMC, to one vote per share at meetings of shareholders of YFMC and, upon liquidation, to receive such assets of YFMC as are distributable to the holders of the YFMC Common Shares.

FIRST PREFERRED SHARES

    The First Preferred Shares may be issued from time to time in one or more series, each series consisting of the number of shares and having the designation, rights, privileges, restrictions and conditions which the board of directors of YFMC determines prior to the issue thereof. The First Preferred Shares rank prior to the Second Preferred Shares and the YFMC Common Shares with respect to the payment of dividends and distribution in the event of liquidation, dissolution or winding-up of YFMC.

FIRST PREFERRED SHARES, SERIES A

    YFMC has created a Series A First Preferred Share ("YFMC Series A Preferred Shares") which is non-redeemable and has a cumulative dividend of 2% per annum, payable annually. Each YFMC Preferred Share is convertible at the election of the holder into one YFMC Common Share for no additional consideration, at any date on which the current market price of the YFMC Common Shares exceeds $0.50 per YFMC Common Share. The YFMC Preferred Share terms specifically provide that the same are not convertible into YFMC Common Shares if, at the date of such conversion, the aggregate number of YFMC Common Shares held by directors and officers of YFMC, and related parties to such individuals, would exceed 80% of the issued and outstanding YFMC Common Shares.

SECOND PREFERRED SHARES

    The Second Preferred Shares may be issued from time to time in one or more series, each series consisting of the number of shares and having the designation, rights, privileges, restrictions and conditions which the board of directors of YFMC determines prior to the issue thereof. The Second Preferred Shares rank prior to the YFMC Common Shares and subordinate to the First Preferred Shares with respect to the payment of dividends and distribution in the event of liquidation, dissolution or winding-up of YFMC.

YFMC WARRANTS

    YFMC has also issued 356,680 YFMC Series A Warrants and 356,680 YFMC Series B Warrants (collectively, the "YFMC Warrants"). Each YFMC Series A Warrant entitles the holders thereof to purchase one YFMC Common Share at a price of $0.40 per share until June 12, 2000. Each YFMC Series B Warrant entitles the holders thereof to purchase one YFMC Common Share at a price of $0.50 per share until June 12, 2000.

    The warrants contain provisions to the effect that in the event of any subdivision, consolidation, change, reclassification or alteration of the YFMC Common Shares or in the event of the consolidation, amalgamation or a merger of YFMC with any other corporation, a proportionate adjustment or change will be made to the number and kind of securities issuable on exercise of the YFMC Warrants and in the exercise price per YFMC Common Share. No adjustment in the exercise price of the YFMC Warrants is required to be made unless the cumulative effect of such adjustment or adjustments would change the exercise price of the YFMC Warrants by at least 1%.

    To the extent that the holder of a YFMC Warrants would otherwise be entitled to purchase a fraction of a YFMC Common Share, such right may be exercised only in conjunction with other rights which, in the aggregate, entitle the holder to purchase a whole number of YFMC Common Shares. No adjustment as to dividends will be made upon any exercise of YFMC Warrants. Holders of YFMC Warrants do not have any voting or pre-emptive rights or any other rights as shareholders of YFMC.

                        PRINCIPAL HOLDERS OF SECURITIES

    As at the date hereof, no person or company owns of record, or is known by YFMC's directors and senior officers to own beneficially, directly or indirectly, or to exercise control or direction, over 10% or more of the YFMC Common Shares except as set forth below.

                                                                                   TYPE OF       NUMBER OF   PERCENTAGE
NAME AND MUNICIPALITY OF RESIDENCE                                                OWNERSHIP        SHARES     OF CLASS
-----------------------------------------------------------------------------  ----------------  ----------  -----------
977675 Ontario Inc.(1).......................................................  Beneficial and     3,641,331       34.1%
Ottawa, Ontario                                                                of Record

Page Raymond & Associates Ltd.(2)............................................  Beneficial and     3,360,165       31.4%
Ottawa, Ontario                                                                of Record

CDS & Co.....................................................................  Of Record          1,784,000       16.7%

------------------------

Notes:

(1) The beneficial owner of such securities is Dr. Donald Wilson. 977675 Ontario Inc. also holds 506,359 YFMC Preferred Shares, each of which is convertible into one (1) YFMC Common Share in certain events. See "THE DESCRIPTION OF SHARE CAPITAL".

(2) The beneficial owner of such securities is Mr. Martin Scullion. Page Raymond & Associates Ltd. also holds 493,641 YFMC Preferred Shares, each of which is convertible into one (1) YFMC Common Share in certain events. See "THE DESCRIPTION OF SHARE CAPITAL".

                             DIRECTORS AND OFFICERS

    The following are names and municipalities of residence of the directors and officers of YFMC, their positions and offices with YFMC and their principal occupations during the last 5 years:

NAME AND MUNICIPALITY
OF RESIDENCE                  OFFICE HELD                                  PRINCIPAL OCCUPATION
---------------------  --------------------------  --------------------------------------------------------------------

Donald Wilson          President                   President of YFMC since 1996 and Physician
Ottawa, Ontario

Martin Scullion        Chief Executive Officer     Chief Executive officer of YFMC since 1996; Vice-President,
Ottawa, Ontario                                    marketing -- FCA International Limited from 1978 to 1988; Owner,
                                                   Plastiques P.E.I. Canada Limited from 1988 to 1994.

Marc E. Smith          Vice President              Corporate Counsel of YFMC since October 1998; Barrister and
Ottawa, Ontario                                    Solicitor with Doucet McBride from 1996 to 1998.

Ed Belanger            Vice President              President of International Health Consultants Inc. since 1998;
Ottawa, Ontario                                    President and Chief Executive Officer of Gamble Vision International
                                                   Inc. and Vice President; Corporate Development of Gamble Eye Center
                                                   from 1995-1998.

James Raymond          Director                    Investment Banker
Montreal, Quebec

Tim Tycholis           Director                    President of TransPacific Minerals from October, 1996 to June, 1998;
Calgary, Alberta                                   Vice-President, Corporate Development and Director of Blue Range
                                                   Resources Corporation, a public company from July, 1995 to July,
                                                   1997; President, Pipestone Petroleum Inc., a junior natural resource company from August, 1993 to July, 1995; Vice-President, PowerWest
                                                   Financial Ltd. from August, 1990 to August, 1993.

Peter McKeown          Director                    Vice-President, Finance, Axia Multimedia Corporation, a public
Calgary, Alberta                                   multimedia software company, and its predecessor from June, 1995 to present; President, Player Securities Inc., a private investment company, since March, 1993. President of Senex Petroleum
                                                   Corporation, a public natural resource company, from January, 1988 to March, 1993.

Geoffrey Smith         Director                    President, Panache Investments Ltd. since January, 1997;
Calgary, Alberta                                   Vice-President Corporate Development, Canadian 88 Energy Corp. from
                                                   May, 1990 to January, 1997.

    As of the date hereof, the directors and senior officers of YFMC and, to the knowledge of the directors and senior officers of YFMC, after reasonable inquiry, their respective associates, as a group beneficially owned, director or indirectly, or exercise control or direction over 8,079,696 YFMC Common Shares representing approximately 75.4% of the issued and outstanding YFMC Common Shares, 969,460 YFMC Preferred Shares, representing 96.9% of the issued and outstanding YFMC Preferred Shares, 222,000 YFMC Series A Warrants, representing approximately 62.2% of the issued and outstanding YFMC Series A Warrants, and 222,000 YFMC Series B Warrants, representing approximately 62.2% of the issued and outstanding YFMC Series B Warrants, all of which are expected to be tendered pursuant to the Offer.

                             EXECUTIVE COMPENSATION

SUMMARY OF EXECUTIVE COMPENSATION

    The following table sets forth the annual and long term compensation paid to each of the President and Chief Executive Officer of YFMC (the "Named Executive Officers") during the most recently completed fiscal year end completed December 31, 1998.

                                                ANNUAL COMPENSATION                   LONG-TERM COMPENSATION

                                                                                        AWARDS              PAYOUTS


                                                                              SECURITIES    RESTRICTED
                                                                              UNDER STOCK    SHARES OR
                        FISCAL YEAR                            OTHER ANNUAL     OPTIONS     RESTRICTED       LTIP
NAME AND              ENDED DECEMBER     SALARY       BONUS    COMPENSATION     GRANTED     SHARE UNITS     PAYOUTS
PRINCIPAL POSITION          31             ($)         ($)          ($)           (#)           ($)           ($)
Donald Wilson,                1998            N/A      60,000          N/A       100,000         -               N/A
President
Martin Scullion,              1998            N/A      15,000       39,996       100,000         -               N/A
Chief Executive
Officer

                         ALL OTHER
NAME AND               COMPENSATION
PRINCIPAL POSITION          ($)
Donald Wilson,                 N/A
President
Martin Scullion,               N/A
Chief Executive
Officer

REMUNERATION

    To date, other than as described herein, no compensation has been paid to the officers of YFMC in their capacities as officers, aside from the annual salary paid to each of Marc E. Smith and Ed Belanger of $43,000 and $60,000, respectively. Mr. Smith's salary commenced being paid on October 1, 1998. Mr. Belanger's consulting fee commenced being paid on September 15, 1998.

DIRECTORS

    Directors are not remunerated in their capacities as such, aside from the payment of an attendance fee of $300 to each director who is not also an officer of YFMC for attendance at meetings of directors. Out-of-pocket expenses of directors incurred in connection with the performance of their duties as directors pursuant to their attendance at meetings of the board of directors of YFMC are also paid by YFMC. Directors of YFMC have received options to purchase, in the aggregate, 475,000 YFMC Common Shares.

       INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

    Management of YFMC is not aware of any indebtedness outstanding by, or any guarantees, support agreements, letters of credit or other similar arrangements provided by YFMC or any of its subsidiaries to, any of the directors, executive officers or senior officers of YFMC or any of their associates at any time, other than in the regular course of business of YFMC.

          INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

    The directors, officers and principal shareholders of YFMC (and the known associates and affiliates of such persons) have no direct or indirect interest in any material transaction involving YFMC.

                                   PROMOTERS

    Dr. Donald Wilson and Martin Scullion may be considered to be promoters of YFMC under applicable securities laws by reason of having taken the initiative in founding and organizing the business and enterprise of YFMC. Dr. Wilson and Mr. Scullion have had no direct or indirect interest in any material transaction involving YFMC.

                           DIVIDEND RECORD AND POLICY

    YFMC has not paid any dividends on the YFMC Common Shares and has no present intention of paying dividends on such shares. The future payment of dividends will be dependent upon the financial requirements of YFMC to fund future growth, the financial condition of YFMC and other factors the board of directors of YFMC may consider appropriate in the circumstances.

                               THE ANNUAL MEETING

GENERAL

    MED-EMERG. This Joint Prospectus/Proxy Statement is being furnished to holders of Med-Emerg Common Stock in connection with the solicitation of proxies by the Med-Emerg Board for use at the Med-Emerg Annual Meeting to consider and vote, upon: (i) the election of the Board of Directors for the ensuing year;
(ii) the appointment of Schwartz Levitsky Feldman, Chartered Accountants, as the Company's independent auditors for the ensuing year; (iii) the Business Combination Agreement and the approval of the issuance of Med-Emerg shares and warrants in the aggregate number of 1,710,332 shares and 89,170 warrants pursuant thereto; (iv) the amendment to the Company's Stock Option Plan to increase the number of options to acquire Med-Emerg Common Shares that may be granted from 638,000 to 1,000,000; and (v) to transact such other business as may properly come before the Med-Emerg Annual Meeting.

    The Med-Emerg board has unanimously approved each of the above proposals and unanimously recommends that the holders of Med-Emerg common stock vote for the approval of each of the above proposals. Except for the Nasdaq rules, shareholder approval of the Business Combination Agreement and the stock issuance related thereto would not be required. Accordingly, Med-Emerg shareholders have no appraisal rights.

RECORD DATE

    MED-EMERG. The Med-Emerg Board has fixed the close of business on October 1, 1999 as the Med-Emerg Record Date for the determination of the holders of Med-Emerg Common Stock entitled to receive notice of, and to vote at, the Med-Emerg Annual Meeting.

TIMES AND PLACES; PURPOSES

    MED-EMERG. The Med-Emerg Annual Meeting will be held at Marriott Hotel, 525 Lexington Avenue, New York, New York, 10017 on November 5, 1999, starting at 10:00 a.m. local time. At the Med-Emerg Annual Meeting, the holders of Med-Emerg Common Stock will be asked to consider and vote upon (i) the election of the Board of Directors of Med-Emerg for the ensuing year; (ii) the appointment of Schwartz Levitsky Feldman, Chartered Accountants, as the Company's independent auditors for the ensuing year; (iii) the Business Combination Agreement and the stock issuance related thereto and (iv) such other matters as may properly come before the Med-Emerg Annual Meeting, including adjournment of the Med-Emerg Annual Meeting to solicit additional proxies.

VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

    MED-EMERG. Only holders of record of shares of Med-Emerg Voting Stock on the Med-Emerg Record Date are entitled to notice of and to vote at the Med-Emerg Annual Meeting. On the Med-Emerg Record Date, there were 3,095,544 shares of Med-Emerg Common Stock outstanding and entitled to vote at the Med-Emerg Annual Meeting.

    Each holder of record of Med-Emerg Common Stock, as of the Med-Emerg Record Date, is entitled to cast one vote per share. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Med-Emerg Common Stock entitled to vote is necessary to constitute a quorum at the Med-Emerg Annual Meeting. The affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares of Med-Emerg Common Stock present in person or by proxy, at the meeting entitled to vote thereon is required to approve each of the proposals to be voted on. The affirmative vote of the holders of a majority of the Med-Emerg Common Stock represented in person or by proxy at the Med-Emerg Annual Meeting, at which a quorum is not present, is required to approve an adjournment of the Annual Meeting. Proxies may be revoked by notice of revocation or a later signed and dated proxy or by attending the Med-Emerg Annual Meeting and voting in person. Attendance at the Med-Emerg Annual Meeting will not in itself constitute the revocation of a proxy.

PROXIES

    All shares of Med-Emerg Common Stock represented by properly executed proxies received prior to or at the Med-Emerg Annual Meeting and not subsequently revoked will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated on a properly executed and returned proxy, such proxy will be voted FOR each of the proposals to be voted on. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the applicable Annual Meeting, will not be voted.

    Holders of Med-Emerg Common Stock will not be entitled to present any matter for consideration at the Annual Meeting. A holder of Med-Emerg Common Stock may revoke his or her proxy at any time prior to the voting of the proxy by delivering to the Secretary of Med-Emerg a signed notice of revocation or a later dated signed proxy or by attending the applicable Annual Meeting and voting in person. Attendance at the Med-Emerg Annual Meeting will not itself constitute the revocation of a proxy. The cost of solicitation of proxies will be paid by Med-Emerg. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners, and Med-Emerg will, upon request, reimburse them for their reasonable expenses in so doing.

                       THE BUSINESS COMBINATION AGREEMENT

    Pursuant to the Business Combination Agreement entered into between Med-Emerg and YFMC, Med-Emerg agreed to make an offer on the terms set out therein to purchase all of the issued and outstanding YFMC Securities on the basis of one share of Med-Emerg common stock for every 6.875 YFMC common shares.

    Each outstanding YFMC Series A Warrant will be entitled to 0.125 Med-Emerg Series A Warrant.

    Each outstanding YFMC Series B Warrant will be entitled to 0.125 Med-Emerg Series B Warrant.

    In addition to the foregoing, Med-Emerg has agreed to offer to holders of the YFMC Preferred Shares, for every ten (10) YFMC Preferred Shares, one Med-Emerg Common Share, subject to certain escrow conditions.

    As well, for each of the outstanding options to acquire YFMC Common shares under the YFMC Stock Option Plan, there shall be substituted eight (8) YFMC options one (1) replacement option to acquire one (1) Med-Emerg Common Share at an exercise price of US$1.75 per share.

    The Business Combination Agreement also includes representations and warranties of both Med-Emerg and YFMC.

                        COMPARISON OF SHAREHOLDER RIGHTS

    Upon completion of the Business Combination, YFMC Shareholders will receive shares of Med-Emerg common stock, and the rights of such shareholders will be governed by the laws of the Province of Ontario, the Certificate of Incorporation of Med-Emerg and the By-laws of Med-Emerg. As Med-Emerg and YFMC are both incorporated under the laws of the Province of Ontario, YFMC shareholders will continue to be afforded the same shareholder rights after the Business Combination upon the receipt of Med-Emerg common stock.

                           DESCRIPTION OF SECURITIES

    The following summary description of Med-Emerg's securities is qualified in its entirety by reference to Med-Emerg's Certificate of Incorporation, as amended, and its By-laws, copies of which have been filed as Exhibits to the Registration Statement of which this Joint Proxy/Prospectus is a part.

    The total authorized capital stock of the Company consists of an unlimited number of shares of Common Stock, with no par value, and unlimited number of Preferred Stock, with no par value per share. The following descriptions contain all material terms and features of the Securities of the Company, are qualified in all respects by reference to the Certificate of Incorporation and Bylaws of the Company.

COMMON SHARES

    The holders of outstanding shares of Common Shares are entitled to share ratably on a share-for-share basis with respect to any dividends when, as an if declared by the Board of Directors out of funds legally available therefor. Each holder of Common Shares is entitled to one vote for each share held of record and are not entitled to cumulative voting rights. The Common Shares is not entitled to conversion or preemptive rights and is not subject to redemption. There are no limitations on the right of nonresident or foreign owners to hold or vote the Company's Common Shares. Upon liquidation, dissolution or winding up of the Company, the holders of Common Shares are entitled to share ratably in the net assets legally available for distribution to Sharesholders after payment of all obligations of the Company and after provision has been made with respect to each class of Shares, if any, having preference over the Common Shares. Holders of shares of Common Shares do not have subscription rights. The shares of Common Shares presently outstanding are, and the shares of Common Shares offered hereby will be, upon issuance and payment therefor, validly issued, fully paid and non-assessable. All outstanding shares of Common Shares are, and the shares of Common Shares offered hereby will upon issuance be, fully paid and non-assessable.

PURCHASE WARRANTS

    Each Warrant entitles its holder to purchase one share of Common Shares at an exercise price of price of $4.50, subject to adjustment in certain circumstances, for a period of four years commencing on February 4, 1999. The Common Shares and Warrants may only be purchased as Units in the Offering, but are separately tradeable immediately upon issuance.

    The exercise price of the Warrants and the number and kind of Common Shares or other securities and property issuable upon the exercise of the Warrants are subject to adjustment in certain circumstances, including a Shares split of, Shares dividend on, or a subdivision, combination or capitalization of the Common Shares and for any issuance of Common Shares for less than the lesser of the market price of a share of Common Shares or the exercise price of the Warrants. Additionally, an adjustment will be made upon the sale of all or substantially all of the assets of the Company in order to enable holders of Warrants to purchase the kind and number of shares or other securities or property (including cash) receivable in such event by a holder of the number of shares of Common Shares that might otherwise have been purchased upon exercise of the Warrants.

    The Warrants do not confer upon the holder any voting or other rights of a Sharesholder of the Company. Upon notice to the holders of the Warrants, the Company has the right to reduce the exercise price or extend the expiration date of the Warrants.

    Warrants may be exercised upon surrender of the warrant certificate evidencing those Warrants on or prior to the respective expiration date (or earlier redemption date) of the Warrants at the offices of the warrant agent, with the form of "Election to Purchase" on the reverse side of the warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified check payable to the order of the warrant agent) for the number of the Warrants being exercised.

    No Warrant will be exercisable unless at the time of exercise the Company has filed with the Commission a current prospectus covering the issuance of Common Shares issuable upon the exercise of the Warrant and the issuance of shares has been registered or qualified or is deemed to be exempt from registration or qualification under the securities laws of the state of residence of the holder of the Warrant. The Company has undertaken to use its best efforts to maintain a current prospectus relating to the issuance of shares of Common Shares upon the exercise of the Warrants until the expiration of the Warrants, subject to the terms of the Warrant Agreement. While it is the Company's intention to maintain a current prospectus, there is no assurance that it will be able to do so.

    No fractional shares will be issued upon exercise of the Warrants. However, if a holder of a Warrant exercises all Warrants then owned of record, the Company will pay to that holder, in lieu of the issuance of any fractional share which would be otherwise issuable, an amount in cash equal to such fractional interest based on the market value of the Common Shares on the last trading day prior to the exercise date.

    The Warrants are redeemable by the Company commencing February 4, 2000 (or sooner with the consent of the Representative) at a redemption price of $0.10 per Warrant on not less that 30 days written notice, provided that the closing bid price per share of Common Shares, if traded on NASDAQ, or the last sale price, if listed on a national exchange, for 20 consecutive trading days ending on the third business day prior to the date of redemption notice, is at least $8.00 (subject to adjustment for certain events). The Warrants shall be exercisable until the close of the business day preceding the date fixed for redemption. In addition, subject to the rules of the NASD, the Company has agreed to engage Network 1 Financial Securities, Inc. as its exclusive warrant solicitation agent, in connection with which Network 1 would be entitled to a 5% fee upon exercise of the Warrants.

PREFERRED SHARES

    The Company has 500,000 shares of Preferred Shares outstanding, all of which are held in the name of 1245841 Ontario Inc., which is owned by Ramesh and Victoria Zacharias. Each share of Preferred Shares entitles the holder to eight votes per share until the Company engages in a public offering of its securities at which time each share of Preferred Shares shall entitle the holder to one vote per share. Each share of Preferred Shares entitles the holder to an annual cumulative dividend of US$.27 per share commencing on the date the Company consummates an initial public offering, payable quarterly at the Board of Directors discretion in cash or Common Shares. Commencing November 1, 2006, the holders of the Preferred Shares may convert the Preferred Shares for an amount of shares of Common Shares as is equal to US$4,500,000 divided by the then current market price of the Company's Common Shares. In addition, the holders of the Preferred Shares have the immediate right to convert the Preferred Shares into Common Shares on a basis of one share of Preferred Shares for one and one half shares of Common Shares. The Preferred Shares contains a provision which prohibits the payment of any Common Shares dividends until all cumulative dividends on the Preferred Shares have been paid.

                                 LEGAL MATTERS

    The validity of the Med-Emerg Common Shares to be issued in connection with the Transaction will be passed upon by Gersten, Savage & Kaplowitz, LLP. Matters entered under the heading "The Transaction -- Certain United States Federal Income Tax Consequences of the Merger -- YFMC" have been passed upon by Gersten, Savage & Kaplowitz, LLP and are included herein in reliance upon the authority of such firm as experts.

                                    EXPERTS

    The consolidated financial statements of YFMC at December 31, 1998 and 1997 included herein and made a part of the Registration Statement of which this Joint Proxy Statement/Prospectus is a part, have been audited by BDO Dunwoody independent chartered accountants, as set forth in their report thereon included elsewhere herein. Such consolidated financial statements of YFMC are included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Med-Emerg at December 31, 1998 and 1997 included herein and made part of the Registration Statement of which this Joint Prospectus/Proxy Statement is a part, have been audited by Schwartz Levitsky Feldman, independent chartered accountants, as set forth in their report therein included elsewhere herein. Such financial statements of Med-Emerg are included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing. Schwartz Levitsky Feldman were appointed as the Company's independent auditors on April 2, 1998.

    It is expected that representatives of Schwartz Levitsky Feldman will be present at the Annual Meetings to respond to appropriate questions of shareholders and to make a statement if they desire.

                          FUTURE SHAREHOLDER PROPOSALS

    The next annual meeting of the public Shareholders of Med-Emerg will be held simultaneously with the Annual Meeting. Commission rules set forth standards as to what Shareholder proposals are required to be included in a proxy statement.

                             AVAILABLE INFORMATION

    THIS JOINT PROSPECTUS/PROXY STATEMENT INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT YFMC AND MED-EMERG THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO MS. KATHRYN GAMBLE, CHIEF FINANCIAL OFFICER, MED-EMERG INTERNATIONAL INC., 2550 ARGENTIA ROAD, SUITE 205, MISSISSAUGA, ONTARIO, L5N 5R1.

    TO OBTAIN TIMELY DELIVERY OF SUCH INFORMATION, SECURITY HOLDERS MUST REQUEST THIS INFORMATION NO LATER THAN OCTOBER 25, 1999.

    Med-Emerg is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Upon consummation of the Transaction, Med-Emerg will remain subject to the information reporting requirements of the Exchange Act and will be required to file reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, Room 1024, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission including YFMC and Med-Emerg (http://www.sec.gov).

    Med-Emerg has filed a registration statement on Form F-4 (together with all amendments thereto and all schedules and exhibits filed or incorporated by reference as a part thereof, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to up to 1,799,502 shares of Med-Emerg Common Shares that are proposed to be issued in connection with the Transactions to holders of outstanding shares of YFMC Common Shares and shares underlying warrants to be issued to in connection with the Transactions.This Joint Prospectus/Proxy Statement also constitutes the Prospectus of Med-Emerg filed as part of the Registration Statement.

    This Joint Prospectus/Proxy Statement does not include all of the information set forth in the Registration Statement filed by Med-Emerg with the Commission under the Securities Act, as permitted by the rules and regulations of the Commission. The Registration Statement is available for inspection and copying as set forth above. Statements contained in this Joint Prospectus/Proxy Statement or in any document incorporated herein by reference or included herein concerning the contents of any contract or other document referred to herein or therein are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, and each statement shall be deemed qualified in its entirety by such reference.

    No person has been authorized to give any information or make any representation other than those contained or incorporated by reference in this Joint Prospectus/Proxy Statement, and, if given or made, such information or representation must not be relied upon as having been authorized. This Joint Prospectus/Proxy Statement does not constitute an offer to sell or a solicitation of an offer to buy the securities covered by this Joint Prospectus/Proxy Statement or a solicitation of a Proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Joint Prospectus/Proxy Statement nor any distribution of securities made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of YFMC, Med-Emerg or Med-Emerg since the date hereof or that the information contained or incorporated herein by reference is correct as of any time subsequent to its date.

                         INDEX TO FINANCIAL STATEMENTS

MED-EMERG INTERNATIONAL INC.
Consolidated Balance Sheets at June 30, 1999 (unaudited) and December 31, 1998...................................        F-2
Consolidated Statements of Operations for the three months and six months ended June 30, 1999 (unaudited) and
  1998 (unaudited)...............................................................................................        F-3
Consolidated Statements of Changes in Financial Position for the six months ended June 30, 1999 (unaudited) and
  1998 (unaudited)...............................................................................................        F-4
Report of Schwartz Levitsky Feldman, Chartered Accountants.......................................................        F-5
Consolidated Balance Sheet as at December 31, 1998...............................................................        F-6
Consolidated Statement of Operations for the year ended December 31, 1998........................................        F-7
Consolidated Statement of Deficit for the year ended December 31, 1998...........................................        F-8
Consolidated Statement of Changes in Financial Position for the year ended December 31, 1998.....................        F-9
Notes to Consolidated Financial Statements.......................................................................       F-10

YFMC HEALTHCARE INC.
Consolidated Balance Sheet (unaudited as at June 30, 1999 and 1998)..............................................       F-25
Consolidated Statement of Earnings (unaudited for the 6 months ended June 30, 1999 and 1998).....................       F-26
Consolidated Statement of Changes in Financial Position (unaudited for the 6 months ended June 20, 1999 and
  1998)..........................................................................................................       F-27
Report of BDO Dunwoody, Chartered Accountants....................................................................       F-28
Consolidated Balance Sheets as at December 31, 1998 and 1997.....................................................       F-29
Consolidated Statement of Operations and Retained Earnings for the years ended December 31, 1998 and 1997........       F-30
Consolidated Statements of Cash Flows for the years ended December 31, 1998 and 1997.............................       F-31
Summary of Significant Accounting Policies.......................................................................       F-32
Notes to Consolidated Financial Statements.......................................................................       F-34

                          MED-EMERG INTERNATIONAL INC.

                          CONSOLIDATED BALANCE SHEETS

                JUNE 30, 1999 (UNAUDITED) AND DECEMBER 31, 1998
                        (EXPRESSED IN CANADIAN DOLLARS)

                                                                                                            DECEMBER 31
                                                                                                               1998
                                                                                               JUNE 30     -------------
                                                                                                 1999          CDN$
                                                                                             ------------
                                                                                                 CDN$
                                                         ASSETS
CURRENT ASSETS
  Cash.....................................................................................  $    284,453  $   1,669,899
  Accounts receivable......................................................................     3,071,253      2,765,491
  Prepaid expenses and other...............................................................       724,558        439,310
                                                                                             ------------  -------------
                                                                                                4,080,264      4,874,700

LOANS AND ADVANCES.........................................................................       130,975        135,175
CAPITAL ASSETS.............................................................................     1,392,946        883,463
OTHER ASSETS...............................................................................     2,017,662      1,763,330
DEFERRED INCOME TAXES......................................................................       898,961        695,800
                                                                                             ------------  -------------
                                                                                             $  8,520,808  $   8,352,468
                                                                                             ------------  -------------
                                                                                             ------------  -------------

                                          LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Bank indebtedness........................................................................  $    142,558  $     209,281
  Accounts payable and accrued liabilities.................................................     2,383,329      2,282,658
  Lease obligation -- current portion......................................................        93,070         87,401
                                                                                             ------------  -------------
                                                                                                2,618,957      2,579,340

BANK TERM LOAN.............................................................................       337,773       --
OBLIGATION UNDER CAPITAL LEASE.............................................................        54,356        102,322
DUE TO MINORITY SHAREHOLDERS...............................................................        30,137       --
                                                                                             ------------  -------------
                                                                                                3,041,223      2,681,662
                                                                                             ------------  -------------

MINORITY INTEREST..........................................................................       141,585       --

SHAREHOLDERS' EQUITY
  Capital Stock............................................................................     8,325,811      8,328,164
  Convertible debenture....................................................................       590,625        590,625
  Contributed surplus......................................................................     1,316,980      1,316,980
  Deficit..................................................................................    (4,895,416)    (4,564,963)
                                                                                             ------------  -------------
                                                                                                5,338,000      5,670,806
                                                                                             ------------  -------------
                                                                                             $  8,520,808  $   8,352,468
                                                                                             ------------  -------------
                                                                                             ------------  -------------

                          MED-EMERG INTERNATIONAL INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 1999 (UNAUDITED) AND 1998 (UNAUDITED)
                        (EXPRESSED IN CANADIAN DOLLARS)

                                                                     THREE MONTHS ENDED           SIX MONTHS ENDED
                                                                 --------------------------  --------------------------
                                                                                 JUNE 30       JUNE 30       JUNE 30
                                                                                   1998          1999          1998
                                                                               ------------  ------------  ------------
                                                                   JUNE 30         CDN$          CDN$          CDN$
                                                                     1999
                                                                 ------------
                                                                     CDN$
REVENUE........................................................  $  4,539,113  $  3,566,201  $  8,768,298  $  7,171,000
PHYSICIAN FEES AND OTHER DIRECT COSTS..........................     3,257,410     2,823,072     6,332,448     5,704,000
                                                                 ------------  ------------  ------------  ------------
                                                                    1,281,703       743,129     2,435,850     1,466,000
                                                                 ------------  ------------  ------------  ------------
EXPENSES
  Salaries and benefits........................................       596,736       423,104     1,116,253       838,000
  General and administrative...................................       223,883       117,363       385,305       212,000
  Occupancy costs and supplies.................................       267,047       113,084       479,494       201,000
  HealthyConnect.com development...............................       151,598       --            306,747       --
  Public company costs.........................................       110,053        32,728       228,656        67,000
  Travel and marketing.........................................        54,058        59,714       111,823        97,000
                                                                 ------------  ------------  ------------  ------------
                                                                    1,403,375       745,993     2,628,278     1,417,000
                                                                 ------------  ------------  ------------  ------------
EARNINGS (LOSS) FROM OPERATIONS................................      (121,672)       (2,864)     (192,428)       49,000
  Interest and financing expense...............................         8,510       (30,133)       11,175       (24,000)
  Amortization.................................................       112,282        38,101       207,849        69,000
                                                                 ------------  ------------  ------------  ------------
NET INCOME (LOSS) BEFORE TAXES.................................      (242,464)      (10,832)     (411,452)    4,000,000
  Income tax recovery..........................................       106,684         2,776       181,039     1,000,000
                                                                 ------------  ------------  ------------  ------------
NET INCOME (LOSS)..............................................  $   (135,780) $     (8,056) $   (230,413) $  2,000,000
PREFERRED SHARE DIVIDENDS......................................       (49,116)      (49,632)     (100,035)      (70,000)
                                                                 ------------  ------------  ------------  ------------
NET INCOME (LOSS) APPLICABLE TO COMMON SHARES..................  $   (184,896) $    (57,688) $   (330,448) $    (67,000)
                                                                 ------------  ------------  ------------  ------------
                                                                 ------------  ------------  ------------  ------------
NET INCOME (LOSS) BEFORE PREFERRED SHARE DIVIDEND, PER COMMON
  SHARE........................................................  $      (0.04) $      (0.00) $      (0.07) $      (0.00)
PREFERRED SHARE DIVIDEND, PER COMMON SHARE.....................  $      (0.02) $      (0.02) $      (0.03) $      (0.00)
                                                                 ------------  ------------  ------------  ------------
BASIC & FULLY DILUTED INCOME (LOSS), PER COMMON SHARE..........  $      (0.06) $      (0.02) $      (0.10) $      (0.00)
                                                                 ------------  ------------  ------------  ------------
                                                                 ------------  ------------  ------------  ------------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES.......................     3,095,544     3,140,044     3,095,544     3,140,000
                                                                 ------------  ------------  ------------  ------------
                                                                 ------------  ------------  ------------  ------------

                          MED-EMERG INTERNATIONAL INC.

            CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION

        SIX MONTHS ENDED JUNE 30, 1999 (UNAUDITED) AND 1998 (UNAUDITED)
                        (EXPRESSED IN CANADIAN DOLLARS)

                                                                                                              JUNE 30
                                                                                                                1998
                                                                                                JUNE 30     ------------
                                                                                                 1999           CDN$
                                                                                             -------------
                                                                                                 CDN$
OPERATING ACTIVITIES
  Net income (loss) for the period.........................................................  $    (230,413) $      2,973
  Items not affecting cash
    Amortization...........................................................................        207,849        69,922
    Deferred income taxes..................................................................       (203,161)       (8,478)
                                                                                             -------------  ------------
                                                                                                  (225,725)       64,417
  Changes in non-cash working capital
    Accounts receivable....................................................................       (265,762)     (192,281)
    Prepaid and other......................................................................       (285,259)       26,667
    Accounts payable and accrued liabilities...............................................        100,672      (238,431)
                                                                                             -------------  ------------
  Cash provided by (used in) operating activities..........................................       (676,074)     (339,628)
                                                                                             -------------  ------------
INVESTING ACTIVITIES
  Acquisitions.............................................................................       (194,520)     (787,500)
  Additions of capital assets..............................................................       (639,829)     (230,935)
  Loans and advances.......................................................................        (20,123)        8,387
  Other assets.............................................................................       (152,987)      405,249
  Minority interest........................................................................        141,585       --
                                                                                             -------------  ------------
                                                                                                  (865,874)     (604,799)
                                                                                             -------------  ------------
FINANCING ACTIVITIES
  Bank term loan...........................................................................        337,773       --
  Issuance of common shares and warrants...................................................       --           4,976,605
  Issuance of convertible debenture........................................................       --             590,625
  Repurchase of common shares..............................................................         (2,353)      --
  Obligation under capital lease...........................................................        (42,297)      102,388
  Repayment of promissory note.............................................................       --            (941,074)
  Due to minority shareholders.............................................................         30,137       --
  Preferred share dividends................................................................       (100,035)      (70,619)
                                                                                             -------------  ------------
                                                                                                   223,225     4,657,925
                                                                                             -------------  ------------
Increase (decrease) in cash during in the period...........................................     (1,318,723)    3,713,498
Cash position, beginning of period.........................................................      1,460,618      (851,834)
                                                                                             -------------  ------------
Cash position, end of period...............................................................  $     141,895  $  2,861,664
                                                                                             -------------  ------------
                                                                                             -------------  ------------
Cash position is comprised of:
  Cash.....................................................................................  $     284,453  $  3,001,084
  Bank indebtedness........................................................................       (142,558)     (139,420)
                                                                                             -------------  ------------
                                                                                             $     141,895  $  2,861,664
                                                                                             -------------  ------------
                                                                                             -------------  ------------

                 MED-EMERG INTERNATIONAL INC. AND SUBSIDIARIES
                       CONSOLIDATED FINANCIAL STATEMENTS

                                AUDITORS' REPORT

To the Shareholders of
Med-Emerg International Inc.

    We have audited the consolidated balance sheets of Med-Emerg International Inc. as at December 31, 1998 and 1997 and the consolidated statements of operations and deficit and changes in financial position for each of the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

    In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1998 and 1997 and the results of its operations and the changes in its financial position for each of the years then ended in accordance with generally accepted accounting principles.

    Canadian generally accepted accounting principles differ in some respects from those applicable in the United States of America (note 16).

                                          /s/ SCHWARTZ LEVITSKY FELDMAN
                                          Chartered Accountants

Toronto, Ontario
February 5, 1999, except for Note 15
for which the date is March 2, 1999

                          MED-EMERG INTERNATIONAL INC.

                           CONSOLIDATED BALANCE SHEET

                            AS AT DECEMBER 31, 1998

                                                                                                  1998         1997
                                                                                                    $            $
                                                                                               -----------  -----------
                                                        ASSETS

CURRENT ASSETS
  Cash.......................................................................................    1,669,899      554,432
  Accounts receivable (note 4)...............................................................    2,765,491    2,164,883
  Prepaid and other..........................................................................      439,310      357,308
                                                                                               -----------  -----------
                                                                                                 4,874,700    3,076,623
LOANS AND ADVANCES (NOTE 5)..................................................................      135,175      204,531
CAPITAL ASSETS (NOTE 6)......................................................................      883,463      551,019
OTHER ASSETS (NOTE 7)........................................................................    1,763,330    1,182,518
DEFERRED INCOME TAXES........................................................................      695,800      186,880
                                                                                               -----------  -----------
                                                                                                 8,352,468    5,201,571
                                                                                               -----------  -----------
                                                                                               -----------  -----------
                                                      LIABILITIES

CURRENT LIABILITIES
  Bank indebtedness (note 8).................................................................      209,281    1,464,085
  Accounts payable and accrued liabilities...................................................    2,282,658    2,553,796
  Lease obligations -- current portion.......................................................       87,401       48,050
  Promissory notes payable (note 9)..........................................................      --           941,074
                                                                                               -----------  -----------
                                                                                                 2,579,340    5,007,005
OBLIGATIONS UNDER CAPITAL LEASES (NOTE 14)...................................................      102,322       79,352
                                                                                               -----------  -----------
                                                                                                 2,681,662    5,086,357
                                                                                               -----------  -----------
COMMITMENTS AND CONTINGENCIES (NOTES 8, 14 AND 17)

                                           SHAREHOLDERS' EQUITY

CAPITAL STOCK (NOTE 10)......................................................................    8,328,164    8,627,479
CONVERTIBLE DEBENTURE (NOTE 11)..............................................................      590,625      --
CONTRIBUTED SURPLUS (NOTE 12)................................................................    1,316,980    1,246,000
DEFICIT......................................................................................   (4,564,963)  (9,758,265)
                                                                                               -----------  -----------
                                                                                                 5,670,806      115,214
                                                                                               -----------  -----------
                                                                                                 8,352,468    5,201,571
                                                                                               -----------  -----------
                                                                                               -----------  -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                          MED-EMERG INTERNATIONAL INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                                    1998          1997
                                                                                     $             $
                                                                                ------------  ------------      1996
                                                                                                                 $
                                                                                                            ------------
                                                                                                             (NOTE 21)
REVENUE.......................................................................    15,282,584    11,572,667    10,817,048
  Physician fees and other direct costs.......................................    11,837,088     8,749,735     8,554,396
                                                                                ------------  ------------  ------------
                                                                                   3,445,496     2,822,932     2,262,652
                                                                                ------------  ------------  ------------

EXPENSES
  Salaries and benefits.......................................................     1,886,679     1,570,452     1,450,320
  General and administration..................................................       753,345       514,808       469,721
  Occupancy costs and supplies................................................       554,040       374,679       355,603
  Travel and marketing........................................................       261,466       163,679       142,909
  Stock compensation..........................................................       --            139,000     2,941,800
  Depreciation and amortization...............................................       184,194       128,130        78,379
  Write-off of deferred start-up costs........................................       --            --            509,337
                                                                                ------------  ------------  ------------
                                                                                   3,639,724     2,890,748     5,948,069
                                                                                ------------  ------------  ------------
LOSS BEFORE INTEREST AND BRIDGE FINANCING COSTS...............................       194,228        67,816     3,685,417
INTEREST AND BRIDGE FINANCING COSTS...........................................        18,657       444,878        55,461
                                                                                ------------  ------------  ------------
LOSS BEFORE INCOME TAXES......................................................       212,885       512,694     3,740,878
  Income tax recovery -- deferred.............................................       (55,349)      (40,609)     (146,554)
                                                                                ------------  ------------  ------------
NET LOSS......................................................................       157,536       472,085     3,594,324
PREFERRED SHARE DIVIDENDS.....................................................       175,576       --            --
                                                                                ------------  ------------  ------------
NET LOSS APPLICABLE TO COMMON SHARES..........................................       333,112       472,085     3,594,324
                                                                                ------------  ------------  ------------
                                                                                ------------  ------------  ------------
NET LOSS BEFORE PREFERRED SHARE DIVIDEND, PER COMMON SHARE....................          0.05          0.24          1.18
PREFERRED SHARE DIVIDENDS, PER SHARE..........................................          0.06       --            --
                                                                                ------------  ------------  ------------
BASIC AND FULLY DILUTED LOSS, PER COMMON SHARE................................          0.11          0.24          1.18
                                                                                ------------  ------------  ------------
                                                                                ------------  ------------  ------------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES......................................     2,975,853     1,941,510     3,038,214
                                                                                ------------  ------------  ------------
                                                                                ------------  ------------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                          MED-EMERG INTERNATIONAL INC.

                       CONSOLIDATED STATEMENT OF DEFICIT

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                                    1998         1997
                                                                                      $            $
                                                                                 -----------  -----------     1996
                                                                                                                $
                                                                                                           -----------
                                                                                                            (NOTE 21)
DEFICIT, BEGINNING OF YEAR.....................................................   (9,758,265)  (9,286,180)    (166,442)
  Net loss.....................................................................     (157,536)    (472,085)  (3,594,324)
  Restatement of excess of redemption price over issuance price of preference
    shares (note 10b)..........................................................    5,525,414      --        (5,525,414)
  Dividends on preference shares...............................................     (174,576)     --           --
                                                                                 -----------  -----------  -----------
DEFICIT, END OF YEAR...........................................................   (4,564,963)  (9,758,265)  (9,286,180)
                                                                                 -----------  -----------  -----------
                                                                                 -----------  -----------  -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                          MED-EMERG INTERNATIONAL INC.

            CONSOLIDATED STATEMENT OF CHANGES IN FINANCIAL POSITION

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                                       1998        1997        1996
                                                                                    ----------  ----------  ----------
                                                                                        $           $           $
                                                                                                            (NOTE 21)
OPERATING ACTIVITIES
  Net loss........................................................................    (157,536)   (472,085) (3,594,324)
  Items not affecting cash
    Depreciation and amortization.................................................     184,194     128,130      78,379
    Amortization of bridge financing costs........................................      --          --         272,648
    Deferred income taxes recovery................................................    (508,920)    (40,326)   (146,554)
    Stock compensation............................................................      --         139,000   2,941,800
                                                                                    ----------  ----------  ----------
                                                                                      (482,262)     27,367    (720,699)
  Changes in non-cash operating items
    Accounts receivable...........................................................    (600,608)    (56,744)    235,367
    Prepaid and other.............................................................     (82,002)   (566,847)     98,340
    Accounts payable and accrued liabilities......................................    (271,138)    567,444      65,824
    Income taxes payable..........................................................      --          --         (27,319)
                                                                                    ----------  ----------  ----------
  Cash provided by (used in) operating activities.................................  (1,436,010)    (28,780)   (348,487)
                                                                                    ----------  ----------  ----------
INVESTING ACTIVITIES
  Business acquisitions (note 3)..................................................    (904,875)     --        (324,863)
  Additions to capital assets.....................................................    (438,505)   (389,874)    (94,794)
  Loans to (repayments from) shareholders and directors...........................      87,471      --         (37,203)
  Note receivable.................................................................     (75,175)     --          --
  Other assets....................................................................     245,930    (524,605)   (196,534)
  Loan to officer.................................................................      --          --         (60,000)
                                                                                    ----------  ----------  ----------
  Cash used in investing activities...............................................  (1,085,154)   (914,479)   (713,394)
                                                                                    ----------  ----------  ----------
FINANCING ACTIVITIES
  Issuance of common shares (note 10a)............................................   5,570,832     347,500     919,576
  Issuance of warrants (note 10c).................................................     150,741      --          --
  Repurchase and cancellation of common shares (note 10a).........................    (113,025)     --          --
  Cancellation of surrendered common shares (note 10a)............................    (173,750)     --          --
  Repurchase and cancellation of common shares from directors.....................    (137,719)     --          --
  Issuance of convertible debenture (notes 3 & 11)................................     590,625      --          --
  Issuance of promissory note payable.............................................      --         929,825     193,732
  Repayment of promissory note payable............................................    (941,074)   (132,483)    (50,000)
  Obligation under capital lease..................................................      62,321     127,402      --
  Due from affiliates.............................................................      57,060      (4,833)    (14,972)
  Dividends paid on preference shares.............................................    (174,576)     --          --
                                                                                    ----------  ----------  ----------
  Cash provided by financing activities...........................................   4,891,435   1,267,411   1,048,336
                                                                                    ----------  ----------  ----------
INCREASE (DECREASE) IN CASH.......................................................   2,370,271     324,152     (13,545)
  Bank indebtedness, beginning of year............................................    (909,653) (1,233,805) (1,220,260)
                                                                                    ----------  ----------  ----------
CASH (BANK INDEBTEDNESS), END OF YEAR.............................................   1,460,618    (909,653) (1,233,805)
                                                                                    ----------  ----------  ----------
                                                                                    ----------  ----------  ----------
REPRESENTED BY
  Cash............................................................................   1,669,899     554,432      75,135
  Bank indebtedness...............................................................    (209,281) (1,464,085) (1,308,940)
                                                                                    ----------  ----------  ----------
                                                                                     1,460,618    (909,653) (1,233,805)
                                                                                    ----------  ----------  ----------
                                                                                    ----------  ----------  ----------

  The accompanying notes are an integral part of these consolidated financial statements.

                          MED-EMERG INTERNATIONAL INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

1.  ORGANIZATION AND DESCRIPTION OF BUSINESS

    Med-Emerg International Inc. is a publicly traded company listed on the NASDAQ Exchange. The Company completed its initial public offering in February, 1998.

    Med-Emerg International Inc. is a physician management services organization specializing in the delivery of emergency and primary healthcare related services. The Company is committed through information technology and its platform as a management services organization to delivering an internet-based healthcare network with the objective of delivering quality, timely and access to healthcare products and services.

    The Company's operations are divided into three divisions, Physician and Nurse Recruitment, Physician Management Services and Integrated Health Services Delivery Network.

    On a contractual basis, the Company provides emergency department physician and nurse recruitment, staffing and administrative support services to hospitals. At December 31, 1998, the Company had 18 contracts under its management.

    Under physician management services, the Company owns and manages medical clinic facilities providing physicians with the ability to practice within a professional managed network enabling the physician to concentrate on the clinical aspects of their practices. All the clinic assets including medical equipment are owned by the company. At December 31, 1998, the Company owned and managed 7 clinics and subsequently purchased an ownership interest in an additional 3 clinics.

    The Company has newly created a division called Integrated Health Service Delivery Network (IHSDN). IHSDN is an internet-based network that connects physicians, patients, third party payors and consumers to a "virtual world" of healthcare products and services. The Company is electronically connecting its clinical facilities and establishing strategic partnerships in delivering a comprehensive healthcare program.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The consolidated financial statements are expressed in Canadian dollars and are prepared in accordance with Canadian generally accepted accounting principles. Differences between Canadian and United States accounting principles are described in Note 16.

    (a) BASIS OF CONSOLIDATION

       The financial statements consolidate the accounts of Med-Emerg International Inc. and its subsidiaries (collectively called the "Company").

       Investments in jointly controlled partnerships were accounted for using the proportionate consolidation method whereby the Company's proportionate share of revenues, expenses, assets and liabilities are recorded in the accounts.

       Significant intercompany accounts and transactions have been eliminated.

    (b) DEVELOPMENT AND START-UP COSTS

       Direct costs incurred, net of any revenue, during the development and start-up period for a new clinic are deferred until the clinic reaches a commercial level of activity and is then amortized on a straight-line basis over five years.

                          MED-EMERG INTERNATIONAL INC.

                               DECEMBER 31, 1998

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (c) USE OF ESTIMATES

       Management of the Company has made a number of estimates and assumptions relating to the reporting assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    (d) CAPITAL ASSETS

       Capital assets are recorded at cost and are amortized over their estimated useful lives at the undernoted rates and methods:

Furniture and fixtures                 20%                      Declining balance
Medical Equipment                      10%                      Declining balance
Computer software                     100%                      Declining balance
Computer hardware                      30%                      Declining balance
                                      5-10
Leasehold improvements                years                         Straight-line

    (e) GOODWILL

       Goodwill is recorded at cost and is being amortized over a period of 10 to 20 years. The Company assesses the recoverability of goodwill by determining whether the amortization of the goodwill balance over its remaining life can be recovered through projected future operating results. Impairment, if any, is measured based on discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds or based on the fair value of the related business unit or activity. The assessment of the recoverability of intangible assets will be impacted if estimated future operating cash flows are not achieved.

    (f) REVENUE RECOGNITION

       The Company recognizes revenues in its physician and Nurse Recruiting division under its contracts with hospitals as its services are rendered, based on an accrual of the monthly fee or actual shifts worked, in accordance with the terms of the contracts. In addition, the Company recognizes revenues as medical services are rendered by physicians under contract with the Company, in accordance with the Ontario Health Insurance Plan (OHIP). The Company bills and collects from OHIP all fees relating to medical services rendered by the physician.

       The Company recognizes revenues in its Physician Management Services division as medical services are rendered and billed in accordance with the Ontario Health Insurance Plan. The Company bills and collects from OHIP all fees relating to medical services rendered by the physician.

    (g) DEFERRED INCOME TAXES

       The Company follows the "asset and liability method" of accounting for deferred income taxes under Canadian GAAP pursuant to which recognition is given to deferred taxes on all "temporary differences" (differences between accounting basis and tax basis of the Company's assets and liabilities) using current enacted tax rates. The Company records deferred tax assets for the future tax benefits of capital losses carried forward, less a provision for any deferred tax assets where it is more likely than not that the asset will not be realized.

                          MED-EMERG INTERNATIONAL INC.

                               DECEMBER 31, 1998

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
       The Company did not recognize future tax benefits in connection with capital losses carried forward because it is not currently likely that the company would realize these tax benefits.

3.  BUSINESS ACQUISITIONS

    Effective June 1, 1998, the Company purchased all of the issued and outstanding shares of J C Medical Management Inc. for cash of $196,875 and a convertible debenture in the amount of $590,625 (note 11), plus legal costs. J C Medical Management Inc. is a company that owns the assets of a medical clinic located in Toronto, Canada and manages a group of primary care physicians.

    Effective September 15, 1998, the Company purchased 75% of the issued and outstanding shares of Doctors on Call Ltd. for consideration of $117,375, plus legal costs. Doctors on Call Ltd. is an after-hours on-call service that provides patients with 24-hour access to primary care services.

    Effective August 1, 1998, the Company acquired all of the assets and assumed all of the liabilities of Glenderry Medical Clinic. The Company previously had a 33 1/3% interest in Glenderry Medical Clinic Partnership. Glenderry Medical Clinic provides walk-in and family practice health care services to the local community.

    The following is a summary of assets purchased and liabilities assumed:

                                                                                      DOCTORS ON
                                                             GLENDERRY   J C MEDICAL     CALL        TOTAL
                                                            -----------  -----------  ----------  -----------
Total assets..............................................  $   182,177   $ 151,441   $   14,549  $   348,167
Goodwill..................................................       13,272     744,656      133,321      891,249
Less liabilities assumed..................................     (195,449)   (108,597)     (30,495)    (334,541)
                                                            -----------  -----------  ----------  -----------
                                                            $   --        $ 787,500   $  117,375  $   904,875
                                                            -----------  -----------  ----------  -----------
                                                            -----------  -----------  ----------  -----------

4.  ACCOUNTS RECEIVABLE

                                                                                        1998          1997
                                                                                    ------------  ------------
Trade receivables.................................................................  $  2,824,971  $  2,202,299
Allowance for doubtful accounts...................................................       (59,480)      (37,416)
                                                                                    ------------  ------------
                                                                                    $  2,765,491  $  2,164,883
                                                                                    ------------  ------------
                                                                                    ------------  ------------

5.  LOANS AND ADVANCES

                                                                                                1998        1997
                                                                                             ----------  ----------
Note receivable............................................................................  $   75,175  $   --
Loans to shareholders and directors, unsecured, non-interest bearing, with no specific
  terms of repayment.......................................................................      --          87,471
Due from affiliates........................................................................      --          57,060
Loan to officer, unsecured, non-interest bearing, repayable over a five-year period with
  principal repayments commencing February, 2000...........................................      60,000      60,000
                                                                                             ----------  ----------
                                                                                             $  135,175  $  204,531
                                                                                             ----------  ----------
                                                                                             ----------  ----------

                          MED-EMERG INTERNATIONAL INC.

                               DECEMBER 31, 1998

5.  LOANS AND ADVANCES (CONTINUED)
    NOTE RECEIVABLE

    On June 29, 1998, the company purchased a note receivable, payable by the Estate of Dr. Donald Munro ("Estate"). The security for the note includes the 150,000 shares of common Shares of the company described in Note 17 and any proceeds from the sale of the common Shares by the Estate must be applied to repay the note. The company may demand repayment of the note on or after April 1, 1999.

    LOANS TO SHAREHOLDERS AND DIRECTORS

    Concurrent with the initial public offering disclosed in note 10a, the Company repurchased 37,456 common shares held by directors, as consideration for the repayment of loans to directors and shareholders totalling $87,471, as well as amounts due from affiliates totalling $50,248.

6.  CAPITAL ASSETS

                                                             1998                   1997
                                               ---------------------------------  ---------
                                                          ACCUMULATED
                                                 COST     AMORTIZATION    NET        NET
                                               ---------  -----------  ---------  ---------
Furniture and fixtures.......................  $ 182,896   $ 102,010   $  80,886  $  69,127
Medical equipment............................    225,999      65,698     160,301    114,341
Computer software............................    102,276      85,899      16,377      1,706
Computer hardware............................    539,325     257,369     281,956    107,500
Leasehold improvements.......................    501,396     157,453     343,943    258,345
                                               ---------  -----------  ---------  ---------
                                               $1,551,892  $ 668,429   $ 883,463  $ 551,019
                                               ---------  -----------  ---------  ---------
                                               ---------  -----------  ---------  ---------

7.  OTHER ASSETS

                                                                                        1998          1997
                                                                                    ------------  ------------
Goodwill (net of accumulated amortization of $127,021; $60,569 at December 31,
  1997)...........................................................................  $  1,213,834  $    389,037
Deferred start-up costs...........................................................       434,957       219,136
Deferred charges relating to proposed financing...................................       104,539       564,345
Other.............................................................................        10,000        10,000
                                                                                    ------------  ------------
                                                                                    $  1,763,330  $  1,182,518
                                                                                    ------------  ------------
                                                                                    ------------  ------------

8.  BANK INDEBTEDNESS

    The Company used a portion of the proceeds from the initial public offering to fully repay the bank line of credit. The bank line of credit was repaid on February 25, 1998. On March 23, 1998, the Company signed a letter of agreement with another bank to establish a $2,000,000 demand revolving operating facility and a $1,000,000 demand non-revolving capital facility.

    The Company established a new credit facility with its bankers. The new facility provides an available demand, revolving, operating line of credit amounting to $2,000,000, bearing interest at the bank's prime lending rate plus 0.5% per annum with interest payable monthly, and an available demand, non-revolving, capital line of credit amounting to $1,000,000, for use in the acquisition of unspecified fixed assets, bearing interest at the bank's prime lending rate plus 0.75% per annum with interest payable monthly. As security,

                          MED-EMERG INTERNATIONAL INC.

                               DECEMBER 31, 1998

8.  BANK INDEBTEDNESS (CONTINUED)
    the Company has provided a first-ranking general assignment of accounts receivable, a general security agreement constituting a first charge over all present and future personal property of the Company, a chattel mortgage over all equipment financed by the capital loan, an assignment of all risk insurance policies and an assignment of key man life insurance of a director in the amount of $1,000,000.

    As at December 31, 1998, the Company has drawn $96,750 against the capital line of credit. The Company has not drawn against the operating line of credit.

    The Company established a capital credit facility and an operating line with the Royal Bank of Canada in September 1997 to fund the opening of its first Urgent Care Centre. The capital credit facility bears interest at the bank's prime lending rate plus 1.75% per annum with interest payable monthly. The principal is being repaid in equal monthly installments over a 4-year period ending August, 2002. The operating line is due on demand and bears interest at the bank's prime lending rate plus 1.5% per annum.

    At December 31, 1998, the Company had $50,944 outstanding on the capital credit facility and had drawn $61,587 against the operating line of credit.

9.  PROMISSORY NOTES PAYABLE

    Promissory notes payable are represented by the following:

                                                                                           1998        1997
                                                                                        ----------  ----------
(a) Bridge financing repayable from the proceeds of the initial public offering.......  $   --      $  715,250
(b) Promissory notes with interest at prime plus 2% repayable from the proceeds of the
    initial public offering...........................................................      --         214,575
                                                                                        ----------  ----------
                                                                                            --         929,825
(c) Note payable on acquisition.......................................................      --          11,249
                                                                                        ----------  ----------
                                                                                        $   --      $  941,074
                                                                                        ----------  ----------
                                                                                        ----------  ----------

10. CAPITAL STOCK

    AUTHORIZED

    Unlimited number of the following classes of shares and warrants:

    Preference shares, voting, non-redeemable, non-retractable, having a cumulative dividend of US$0.27 per share, convertible to common shares

    Class "A", redeemable, retractable, non-cumulative preferred shares,

    Class "B", redeemable, retractable, non-cumulative preferred shares,

    Special Shares, issuable in series, with rights, privileges and restrictions to be fixed by the directors

    Common shares

       Common Share purchase warrants, redeemable, entitling holder to purchase one share of common stock at a price of US$4.50 per share up to February 11, 2003

                          MED-EMERG INTERNATIONAL INC.

                               DECEMBER 31, 1998

10. CAPITAL STOCK (CONTINUED)

    ISSUED

                                                                                             1998          1997
                                                                                         ------------  ------------
500,000 Preference shares..............................................................  $    594,586  $  6,120,000
3,096,544 Common shares (1,990,000 in 1997)............................................     7,582,837     2,507,479
1,437,500 Common stock purchase warrants...............................................       150,741       --
                                                                                         ------------  ------------
                                                                                         $  8,328,164  $  8,627,479
                                                                                         ------------  ------------
                                                                                         ------------  ------------

                                                                                               COMMON SHARES
                                                                                          ------------------------
                                                                                            NUMBER       AMOUNT
                                                                                          ----------  ------------
Balance, December 31, 1996..............................................................   1,815,000  $  2,020,979
  Shares issued related to bridge financing in January 1997.............................     125,000       347,500
  Shares issued to director as compensation.............................................      50,000       139,000
                                                                                          ----------  ------------
Balance, December 31, 1997..............................................................   1,990,000  $  2,507,479

  Shares surrendered for cancellation...................................................     (62,500)     (173,750)
  Shares repurchased for directors and cancelled........................................     (37,456)     (137,719)
  Shares issued in connection with initial public offering..............................   1,250,000     5,570,832
  Shares repurchased and cancelled......................................................     (43,500)     (184,005)
                                                                                          ----------  ------------
Balance, December 31, 1998..............................................................   3,096,544  $  7,582,837
                                                                                          ----------  ------------
                                                                                          ----------  ------------

                                                                                                   WARRANTS
                                                                                            ----------------------
                                                                                              NUMBER      AMOUNT
                                                                                            ----------  ----------
Balance, December 31, 1997................................................................      --      $   --
  Warrants issued in connection with initial public offering..............................   1,437,500     150,741
                                                                                            ----------  ----------
Balance, December 31, 1998................................................................   1,437,500  $  150,741
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    (a) COMMON SHARES

       On February 20, 1998 the Company completed an Initial Public Offering (the "Offering") of 1,250,000 shares of Common Stock and 1,437,500 Class A Redeemable Common Stock Purchase Warrants for net initial public offering proceeds of $5,570,832. The Company's stock is listed in NASDAQ under the symbol MDERF and the warrants are listed under MDEWF.

       Concurrent with the closing of the Offering, the Company repurchased 37,456 Common Shares held by a director to repay loans as described in note 5.

       In January 1997, the Company completed a private offering and sale of promissory notes ("Bridge Notes") with a principal amount of US$500,000. The Bridge Note holders also received 125,000 common shares having an ascribed value of $2.78 per common share. The value ascribed to the common shares was accounted for as a financing. Upon closing of the Offering, the Company repaid the principal balance of US$500,000 plus interest on the promissory notes. In addition, the Company repaid US$150,000 due to a director of the Company. Immediately preceding the closing of the Offering, certain investors in the Company's January 1997 private offering surrendered for cancellation

                          MED-EMERG INTERNATIONAL INC.

                               DECEMBER 31, 1998

10. CAPITAL STOCK (CONTINUED)
       an aggregate of 62,500 common shares. The effect of this event is a reduction in shareholders' equity of $173,750 and an equal reduction of other assets.

       At December 31, 1997, the Company had issued 50,000 common shares to a director of the Company. The issuance of these shares was accounted for as compensation expense as the related services were rendered by the director.

       In October 1998, the Board of Directors approved the repurchase over a three-month period of up to 5% of the outstanding common Shares of the Company. The Company repurchased and cancelled 43,500 common shares for an aggregate cost of $113,025. Share capital was reduced by $184,005 based on the assigned value per share and contributed surplus was increased by $70,980.

    (b) PREFERENCE SHARES

       Each preferred share is convertible into one and one-half shares of common stock of the Company at the option of the holder for a ten year period from the date of issuance. At the end of the ten year period, the Preferred Shares are convertible at the option of the holder into such number of shares of the Company's Common Shares as is equal to the ascribed value of US$4,500,000 divided by the then current market value of the Common Shares. The preferred shares are entitled to receive a cumulative dividend of US$0.27 per share payable in cash or equivalent common shares based on their then quoted market value from the date of closing of the initial public offering. The preference shares were, at the time of their issue, redeemable and retractable by the holder. On October 24, 1997, the attributes of the shares were changed and the shares ceased to be redeemable and retractable.

       On August 21, 1998, the shareholders approved a reduction in the stated capital of the preferred shares. The issuance of the preferred shares was originally recorded in the amount of $6,120,000, based on the value ascribed to the shares translated at the exchange rate in effect at the date of issuance, and resulted in a charge of $5,525,414 to retained earnings, which represents the excess of the value ascribed to the preferred shares issued over the carrying value of the common shares cancelled. In 1998, the Company reduced the value of the preferred shares by $5,525,414 and reduced the deficit by the same amount.

    (c) WARRANTS AND STOCK OPTION PLANS

       In April 1997, the Board of Directors obtained shareholder approval of the Company's Stock Option Plan (The "Plan"). Pursuant to the Plan, options to acquire an aggregate of 638,000 shares of common stock may be granted. The Plan is to provide for grants to employees, consultants and directors of the Company to enable them to purchase shares. The Company has granted options to purchase an aggregate of 226,500 shares of common stock at an exercise price of US$2.50 per share and 19,400 shares of common stock at an exercise price of US$4.25 per share.

       Under a stock option plan, a director was granted an option on November 1, 1996 to purchase 700,000 common shares of the Company at an exercise price of US$0.75 per share. The difference of $1,246,000 between the fair market value of $2.78 (US$2.05) per share and the exercise price of $1.00 (US$0.75) per share has been charged to earnings and contributed surplus in 1996.

       In connection with the Initial Public Offering, the Company issued 1,437,500 Class A Redeemable Common Stock Purchase Warrants for gross proceeds of US$0.10 per warrant. Each warrant entitles the holder to purchase one share of common stock at a price of US$4.50 for a four year period commencing one year from the date of completion of the offering. In addition, the Underwriters were

                          MED-EMERG INTERNATIONAL INC.

                               DECEMBER 31, 1998

10. CAPITAL STOCK (CONTINUED)
       granted warrants entitling the Underwriters to purchase up to 125,000 shares of Common Stock and 125,000 warrants at a price per share of Common Stock or warrant equal to 150% of the Initial Public Offering price.

       During 1998, the Company granted warrants to purchase 125,000 shares of common stock to a private investor. Each warrant entitles the holder to purchase one share of common stock at a price of US$4.65 for a one-year period following the effective date of a registration statement to be filed with the Securities and Exchange Commission to register the warrant stock.

11. CONVERTIBLE DEBENTURE

    As part of the consideration for the purchase of JC Medical Management Inc. described in Note 3, the company issued a convertible debenture in the amount of $590,625. The debenture is convertible into 132,000 shares of common stock of the company if the company's stock meets a certain trading threshold within two years. Until the trading threshold is met, the company must pay a fixed monthly fee of $5,000. It is management's expectation that the trading threshold will be met within the two-year period.

12. CONTRIBUTED SURPLUS

                                                                                             1998          1997
                                                                                         ------------  ------------
Stock compensation -- difference between fair market value and exercise price (note
  10c).................................................................................  $  1,246,000  $  1,246,000
Share repurchase -- difference between cost per share and assigned value (note 10a)....        70,980       --
                                                                                         ------------  ------------
                                                                                         $  1,316,980  $  1,246,000
                                                                                         ------------  ------------
                                                                                         ------------  ------------

13. INCOME TAXES

    In fiscal 1998, the Company implemented the recommendations of CICA Handbook
    Section 3465, Accounting for Income Taxes. Under the new recommendations, the "asset and liability method" of accounting for deferred income taxes is used, which gives recognition to deferred taxes on all "temporary differences" (differences between accounting basis and tax basis of the Company's assets and liabilities) using current enacted tax rates. In addition, the new recommendations requires the Company to record all deferred tax assets, including future tax benefits of capital losses carried forward, and to record a "valuation allowance" for any deferred tax assets where it is more likely than not that the asset will not be realized. Prior to the adoption of the new recommendations, income tax expense was determined using the deferral method of tax allocation. There is no material impact on the financial statements resulting from this change.

    The components of the future tax benefit classified by source of temporary differences that gave rise to the benefit are as follows:

                                                                                              1998          1997
                                                                                          -------------  ----------
Accounting depreciation in excess of tax depreciation...................................  $      15,307  $   50,565
Losses available to offset future income taxes..........................................        817,539     181,201
Share issue costs.......................................................................        894,352      24,246
Valuation allowance.....................................................................     (1,031,398)    (69,132)
                                                                                          -------------  ----------
Deferred income taxes...................................................................  $     695,800  $  186,880
                                                                                          -------------  ----------
                                                                                          -------------  ----------

                          MED-EMERG INTERNATIONAL INC.

                               DECEMBER 31, 1998

13. INCOME TAXES (CONTINUED)
    At December 31, 1998, the Company has non-capital losses available for carry-forward of $1,858,000. These losses expire between 2003 and 2005. In addition, the Company has capital loss carry-forwards of approximately $368,000, which may be applied against future taxable capital gains. No accounting recognition has been given to the capital loss carry-forwards.

14. COMMITMENTS

    The Company is committed to payments under operating leases of its premises and equipment totaling $889,000. Annual payments under operating leases are as follows:

1999.......................................................................  $ 267,000
2000.......................................................................    236,000
2001.......................................................................    143,000
2002.......................................................................    124,000
2003.......................................................................     40,000
Thereafter.................................................................     79,000
                                                                             ---------
                                                                             $ 889,000
                                                                             ---------
                                                                             ---------

    Obligations under capital lease of total $195,000. Annual payments under capital leases are as follows:

1999.......................................................................  $ 102,000
2000.......................................................................     64,000
2001.......................................................................     21,000
2002.......................................................................      7,000
2003.......................................................................      1,000
                                                                             ---------
                                                                             $ 195,000
                                                                             ---------
                                                                             ---------

    Rent and leasing expenses charged to operations for the year ended December 31, 1998 was $285,902 (December 31, 1997 -- $205,463).

15. SUBSEQUENT EVENTS

    On January 29, 1999, the Company purchased 45% of the issued and outstanding shares of Medical Urgent Care Inc., an urgent care centre, for consideration of $142,050. The Company entered into a Management Services Agreement with Medical Urgent Care Inc. to manage the urgent care centre for an annual fee based on gross revenues.

    On February 26, 1999, the Company, through a 51% owned subsidiary, became party to a lease for the premises known as York Lanes Health Centres Inc., a primary care health centre located at York University, Toronto, Canada. The Company has entered into a Management Services Agreement with York Lanes Health Centres Inc. to manage the clinic for an annual fee based on gross revenues.

    On March 2, 1999, the Company purchased 51% of the issued and outstanding shares of Caremedics (Elmvale) Inc., a walk-in and family practice health care clinic, for total consideration of $84,000. The Company entered into a Management Services Agreement with Caremedics (Elmvale) Inc. to manage the clinic for an annual fee based on gross revenues.

                          MED-EMERG INTERNATIONAL INC.

                               DECEMBER 31, 1998

16. CANADIAN AND UNITED STATES ACCOUNTING POLICY DIFFERENCES

    These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"), which conform in all material respects applicable to the Company, with those in the United States ("U.S. GAAP") during the periods presented except with respect to the following:

    CONSOLIDATED STATEMENTS OF OPERATIONS

    If United States GAAP were employed, net loss for the period would be adjusted as follows:

                                                                          1998         1997          1996
                                                                       -----------  -----------  -------------
                                                                                                   (NOTE 21)
Net loss based on Canadian GAAP......................................  $  (157,536) $  (472,085) $  (3,594,324)
Deferred start-up costs..............................................     (215,821)    (146,777)       (58,574)
Deferred acquisition costs...........................................      (46,224)     --            --
                                                                       -----------  -----------  -------------
Net loss based on United States GAAP.................................  $  (419,581) $  (618,862) $  (3,652,898)
                                                                       -----------  -----------  -------------
Primary loss per share...............................................  $     (0.20) $     (0.31) $       (1.51)
                                                                       -----------  -----------  -------------
                                                                       -----------  -----------  -------------

    If United States GAAP were employed, deficit, other assets, prepaid and other assets, and total liabilities would be adjusted as follows:

                                                                       1998           1997           1996
                                                                   -------------  -------------  -------------
                                                                                                   (NOTE 21)
Deficit based on Canadian GAAP...................................  $  (4,564,963) $  (9,758,265) $  (9,286,180)
Deferred start-up costs..........................................       (421,172)      (205,351)       (58,574)
Deferred acquisition costs.......................................        (46,224)      --             --
                                                                   -------------  -------------  -------------
                                                                   $  (5,032,359) $  (9,963,616) $  (9,344,754)
                                                                   -------------  -------------  -------------
                                                                   -------------  -------------  -------------

Other assets based on Canadian GAAP..............................  $   1,763,330  $   1,182,518  $     700,668
Deferred start-up costs..........................................       (421,172)      (205,351)       (58,574)
                                                                   -------------  -------------  -------------
                                                                   $   1,342,158  $     977,167  $     642,094
                                                                   -------------  -------------  -------------
                                                                   -------------  -------------  -------------

Prepaid and other assets based on Canadian GAAP..................  $     439,310  $     357,308  $      63,109
Deferred acquisition costs.......................................        (46,224)      --             --
                                                                   -------------  -------------  -------------
                                                                   -------------  -------------  -------------
                                                                   $     393,086  $     357,308  $      63,109
                                                                   -------------  -------------  -------------
                                                                   -------------  -------------  -------------
Total liabilities based on Canadian GAAP.........................  $   2,681,662  $   5,086,357  $   3,439,024
Convertible debenture............................................        590,625       --             --
                                                                   -------------  -------------  -------------
                                                                   $   3,272,287  $   5,086,357  $   3,439,024
                                                                   -------------  -------------  -------------
                                                                   -------------  -------------  -------------

    (a) DEFERRED INCOME TAXES

       Under U.S. GAAP, the Company is required to follow Statement of Financial Accounting Standards (SFAS No. 109) "Accounting for Income Taxes", which requires the use of the "asset and liability method" of accounting for deferred income taxes, which gives recognition to deferred taxes on all "temporary differences" (differences between accounting basis and tax basis of the Company's assets and liabilities, such as the non-deductible values attributed to assets in a business combination) using

                          MED-EMERG INTERNATIONAL INC.

                               DECEMBER 31, 1998

16. CANADIAN AND UNITED STATES ACCOUNTING POLICY DIFFERENCES (CONTINUED) current enacted tax rates. In addition, SFAS No. 109 requires the Company to record all deferred tax assets, including future tax benefits of capital losses carried forward, and to record a "valuation allowance" for any deferred tax assets where it is more likely than not that the asset will not be realized. The Company has followed this method under Canadian GAAP.

    (b) DEFERRED START-UP COSTS

       Under Canadian GAAP, development and start-up costs, which meet certain criteria, are deferred and amortized. Under United States GAAP, development and start-up costs are expensed as incurred.

    (c) DEFERRED ACQUISITION COSTS

       Under Canadian GAAP, pre-acquisition costs, which meet certain criteria, are deferred and amortized. Under United States GAAP, development and start-up costs are expensed as incurred.

    (d) CONVERTIBLE DEBENTURE

       Under U.S. GAAP, convertible debentures are presented as liabilities, regardless of the attributes of the convertible debenture, and transferred to equity upon conversion, whereas, under Canadian GAAP, the likelihood of conversion to equity is considered in determining the classification between liability or equity.

    (e) EARNINGS PER SHARE

       U.S. GAAP requires common shares and warrants to purchase common shares, issued or exercisable at prices below the initial public offering ("I.P.O.") price and which were issued within one year prior to the initial filing of the registration statement relating to the I.P.O., to be treated as if the common shares were outstanding from the beginning of the period in the calculation of weighted average number of common shares outstanding and loss per share, even where such inclusion is anti-dilutive. Primary earnings per common share is determined using the weighted average number of shares outstanding during the year, adjusted to reflect the application of the treasury stock method for outstanding options and warrants in accordance with U.S. GAAP.

    (f) STOCK COMPENSATION

       Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), was issued by the Financial Accounting Standards Board in October 1995. SFAS 123 establishes financial accounting and reporting standards for transactions in which an entity issues its equity instruments to acquire goods or services from non-employees, as well as stock-based employee compensation plans. All transactions in which goods or services are the consideration received for the issuance of equity instruments are to be accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

       For those transactions described in note 10 and under SFAS 123:

       - the issuance of 125,000 common shares to promissory note holders resulted in a charge to income (finance expense) over the term of the related promissory note payable, at $2.78 (US$2.05) per share equal to $347,500 of which $272,648 has been charged to earnings in the year ended December 31, 1997 and $74,852 has been charged to earnings in the year ended December 31, 1998.

                          MED-EMERG INTERNATIONAL INC.

                               DECEMBER 31, 1998

16. CANADIAN AND UNITED STATES ACCOUNTING POLICY DIFFERENCES (CONTINUED)
       - the issuance of 50,000 shares to a director for services rendered resulted in a charge to income at $2.78 (US$2.05) per share equal to $139,000 in the year ended December 31, 1997.

       - the issuance of an option on November 1, 1996 to a director to acquire 700,000 shares (note 13) has resulted in a charge to income equal to $1,246,000 in 1996 based on $2.78 (US$2.05) per share, and the "minimum value" method of calculation permitted under SFAS 123 for non-public entities.

       As allowed by SFAS 123, the Company has decided to continue to use Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" in accounting for the Company's Stock Option Plan (the "Plan") for U.S. GAAP purposes, pursuant to which there is no significant difference between U.S. and Canadian GAAP in the accounting for the granting of options under the Plan.

    (g) SHAREHOLDERS' EQUITY

       Under U.S. GAAP, loans issued to officers to acquire stock are presented as a deduction from shareholders' equity (deficit).

       Under Canadian GAAP, the detachable stock purchase warrants issued as in conjunction with the private stock offering on January 22, 1996 and subsequently surrendered, all as described in note 13, have been given no recognition in the financial statements.

       Under U.S. GAAP, detachable stock purchase warrants are given separate recognition from the primary security issued. Upon initial recognition, the carrying amount of the two securities is allocated based on the relative fair values at the date of issuance. Under U.S. GAAP, based on an ascribed fair value of $0.50 for each of the 1,000,000 share warrants issued, share capital would be lower by $50,000 and, given that the stock purchase warrants were cancelled during the year, the carrying amount of contributed surplus would be increased by $50,000.

       The effect on shareholders' equity would be as follows:

                                                             1998           1997           1996
                                                         -------------  -------------  -------------
                                                                                         (NOTE 21)
Capital stock (as previously shown)....................  $   8,328,164  $   8,627,479  $   8,140,979
Ascribed fair value of share purchase warrants
  issued...............................................        (50,000)       (50,000)       (50,000)
                                                         -------------  -------------  -------------
Capital stock -- U.S. GAAP.............................      8,278,164      8,577,479      8,090,979
Share purchase loan to officer.........................        (60,000)       (60,000)       (60,000)
                                                         -------------  -------------  -------------
Net capital stock -- U.S. GAAP.........................      8,218,164      8,517,479      8,030,979
                                                         -------------  -------------  -------------
Convertible debenture (as previously shown)............        590,625       --             --
Convertible debenture included in
  long-term debt.......................................       (590,625)      --             --
                                                         -------------  -------------  -------------
Convertible debenture -- U.S. GAAP.....................       --             --             --
                                                         -------------  -------------  -------------
Contributed surplus (as previously shown)..............      1,316,980      1,246,000      1,246,000
Share purchase warrants................................         50,000         50,000         50,000
                                                         -------------  -------------  -------------
Contributed surplus -- U.S. GAAP.......................      1,366,980      1,296,000      1,296,000
                                                         -------------  -------------  -------------
Deficit -- U.S. GAAP...................................     (5,032,359)    (9,963,616)    (9,344,754)
                                                         -------------  -------------  -------------
Shareholders' equity (deficit) -- U.S. GAAP............  $   4,552,785  $    (150,137) $     (17,775)
                                                         -------------  -------------  -------------
                                                         -------------  -------------  -------------

                          MED-EMERG INTERNATIONAL INC.

                               DECEMBER 31, 1998

16. CANADIAN AND UNITED STATES ACCOUNTING POLICY DIFFERENCES (CONTINUED)
    (h) CONSOLIDATED STATEMENT OF CHANGES IN FINANCIAL POSITION

       Operating activities reflect interest paid of $69,248 during the year ended December 31, 1998 (December 31, 1997 -- $121,640; December 31, 1996 -- $55,461) and income taxes paid of nil during the year ended December 31, 1998 (December 31, 1997 -- nil; December 31,
       1996 -- $27,319).

       Under U.S. GAAP, bank indebtedness would not be included as a component of cash position in the consolidated statement of changes in financial position. Accordingly, the $1,254,804 decrease at December 31, 1998 (December 31, 1997 -- $155,145 increase) would be presented as a financing activity for each year.

    (i) COMPREHENSIVE INCOME

       Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130), was issued by the Financial Accounting Standards Board in June 1997. SFAS 123 establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier period provided for comparative purposes is required. The adoption of SFAS 130 will have no impact on the Company's consolidated results of operations, financial position or cash flows.

17. CONTINGENCIES

    The Company is presently party to one legal proceeding, which was commenced on July 4, 1997. The applicant in the proceeding has taken the position that it continues to be the beneficial owner of the 75,000 shares of Common Stock that it contributed to the capital of the Company in November 1996. The Company disagrees with the Estate's position and intends to defend this action vigorously. No amount has been accrued in the accounts in respect of this matter.

    REVENUE

    Substantially all of the Company's operating revenue is derived from government funded and administered programs. In previous years, revenue was "clawed back" by the government in an effort to reduce government spending.

    Clawback adjustments for prior periods have been reflected as a liability and were charged to operations. Management's best estimates of clawback adjustments recoverable from physicians and hospitals are recorded in accounts receivable and offset the amount of clawback charged to operations.

                                                                                           1998        1997
                                                                                        ----------  ----------
Clawback liability....................................................................  $  447,008  $  501,170
Clawback receivable...................................................................     385,430     392,317

18. SEGMENTED INFORMATION

    The Company operates under three divisions: Physician and Nurse Recruitment, Physician Management Services and Integrated Health Services Delivery network (IHSDN).

                          MED-EMERG INTERNATIONAL INC.

                               DECEMBER 31, 1998

18. SEGMENTED INFORMATION (CONTINUED)
    The Physician and Nurse Recruitment involves contracting with hospitals for the provision of physician staffing, nurse staffing and administrative support services. The Company also contracts with clinical facilities and local communities for the locum or permanent placement of a physician in a community.

    The Physician Management Services division owns and manages medical clinic facilities, which provide physicians with the ability to practice medicine in a professionally managed environment. The clinics include family practice, walk-in services, and other related services such as massage therapy and chiropractic services.

    The IHSDN division, launched in 1998, involves electronically linking clinical facilities and other healthcare service providers into a network. This internet-based network will provide healthcare professionals and consumers access to medical services, products, communications and information tools.

    Details are as follows:

                                                                 1998
                                            ----------------------------------------------
                                            PHYSICIAN    PHYSICIAN
                                             & NURSE    MANAGEMENT
                                            RECRUITING   SERVICES      IHSDN    CONSOLIDATED
                                            ----------  -----------  ---------  ----------
Revenue...................................  $11,576,670  $3,705,914  $  --      $15,282,584
Gross margin..............................   1,933,571   1,511,925      --       3,445,496
Operating income before Corporate Overhead
  & Public Company-related costs..........   1,045,811     431,324    (125,360)  1,425,310
Corporate Overhead........................                                      (1,319,289)
Public Company-related costs..............                                        (300,249)
Operating loss............................                                        (194,228)
Assets employed at year end...............   5,917,022   2,284,683     150,763   8,352,468
Depreciation and amortization.............      63,163     121,031      --         184,194
Capital expenditures......................     229,514     208,991      --         438,505

                                                                      1997
                                                       ----------------------------------
                                                       PHYSICIAN   PHYSICIAN
                                                        & NURSE   MANAGEMENT
                                                       RECRUITING  SERVICES    CONSOLIDATED
                                                       ---------  -----------  ----------
Revenue..............................................  $9,092,231  $2,480,436  $11,572,667
Gross margin.........................................  1,766,035   1,056,897    2,822,932
Operating income before Corporate Overhead & Stock
  Compensation.......................................  1,091,295     387,888    1,479,183
Corporate Overhead...................................                          (1,407,999)
Operating loss before Stock Compensation.............                              71,184
Stock Compensation...................................                            (139,000)
Operating loss.......................................                             (67,816)
Assets employed at year end..........................  3,447,169   1,754,402    5,201,571
Depreciation and amortization........................     65,041      63,089      128,130
Capital expenditures.................................     92,011     297,863      389,874

                          MED-EMERG INTERNATIONAL INC.

                               DECEMBER 31, 1998

18. SEGMENTED INFORMATION (CONTINUED)

                                                                 1996 (NOTE 21)
                                                       ----------------------------------
                                                       PHYSICIAN   PHYSICIAN
                                                        & NURSE   MANAGEMENT
                                                       RECRUITING  SERVICES    CONSOLIDATED
                                                       ---------  -----------  ----------
Revenue..............................................  $8,783,309  $2,033,739  $10,817,048
Gross margin.........................................  1,508,027     754,625    2,262,652
Operating income (loss) before Corporate Overhead &
  Stock Compensation.................................    897,515    (410,973)     486,542
Corporate Overhead...................................                          (1,230,159)
Operating loss before Stock Compensation.............                            (743,617)
Stock Compensation...................................                          (2,941,800)
Operating loss.......................................                          (3,685,417)
Assets employed at year end..........................  2,621,707     918,116    3,539,823
Depreciation and amortization........................     40,679      37,700       78,379
Capital expenditures.................................     85,304       9,490       94,794

    Operating loss of Physician Management Services for the year ended December 31, 1996 includes the non-recurring write-off of start-up costs in the amount of $509,337.

    Total operating loss for the year ended December 31, 1996 includes a $2,941,800 general corporate charge for Stock Compensation costs paid to an investment advisor and stock options granted to a director below fair market value.

19. UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

    The year 2000 issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could effect any entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 issue affecting the Company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

20. COMPARATIVE FIGURES

    Certain figures in the 1997 financial statements have been reclassified to conform with the basis of presentation in 1998.

21. AUDIT BY ANOTHER FIRM

    The Company's 1996 figures were audited by another firm of chartered accountants.

                              YFMC HEALTHCARE INC.
                           CONSOLIDATED BALANCE SHEET

                           (UNAUDITED AS AT JUNE 30)

                                                                                                   1999        1998
                                                                                                ----------  ----------
                                                                                                    $           $
                                            ASSETS

CURRENT ASSETS

  Cash........................................................................................     158,311       6,939
  Accounts Receivables........................................................................     729,268     684,161
  Due To/From Related Parties.................................................................           0      24,658
  Inventory of Supplies.......................................................................      78,800      31,500
  Prepaid Expenses............................................................................      25,526      18,310
  Deferred Expenses...........................................................................           0      17,763
                                                                                                ----------  ----------
                                                                                                   991,905     783,331

CAPITAL ASSETS................................................................................     741,213     311,506

GOODWILL......................................................................................     652,946     165,463
                                                                                                ----------  ----------
                                                                                                 2,386,064   1,260,300
                                                                                                ----------  ----------
                                                                                                ----------  ----------
                             LIABILITIES AND SHAREHOLDERS EQUITY

CURRENT LIABILITIES

  Bank Indebtedness...........................................................................     436,332           0
  Accounts Payable and Accrued Liabilities....................................................     290,615     319,582
  Note Payable................................................................................           0       9,265
  Income Taxes Payable........................................................................       4,891      41,133
  Current Portion of Long-Term Debt...........................................................     146,847     109,490
                                                                                                ----------  ----------
                                                                                                   878,685     479,470

LONG-TERM DEBT................................................................................     454,575      19,589
DUE TO DIRECTORS..............................................................................      51,590      77,835
                                                                                                ----------  ----------
                                                                                                 1,384,850     576,894

SHAREHOLDERS' EQUITY

CAPITAL STOCK.................................................................................     795,621     506,808
RETAINED EARNINGS.............................................................................     205,593     176,598
                                                                                                ----------  ----------
                                                                                                 2,386,064   1,260,300
                                                                                                ----------  ----------
                                                                                                ----------  ----------

                              YFMC HEALTHCARE INC.

                       CONSOLIDATED STATEMENT OF EARNINGS

                   (UNAUDITED FOR THE 6 MONTHS ENDED JUNE 30)

                                                                                                   1999        1998
                                                                                                ----------  ----------
                                                                                                    $           $
REVENUE.......................................................................................   1,911,537   1,415,913
OPERATING EXPENSES............................................................................   1,772,646   1,199,974
                                                                                                ----------  ----------

EARNINGS FROM OPERATIONS......................................................................     138,891     215,939
NEW BUSINESS DEVELOPMENT EXPENSES.............................................................      73,867           0
                                                                                                ----------  ----------

EARNINGS FROM OPERATIONS......................................................................      65,024     215,939
  Amortization of Goodwill....................................................................      10,333       6,500
  Depreciation of Capital Assets..............................................................      40,277      37,900
  Interest on Long-Term Debt..................................................................      11,510       5,023
                                                                                                ----------  ----------
                                                                                                    62,120      49,423

EARNINGS BEFORE OTHER EXPENSES................................................................       2,904     166,516
OTHER EXPENSES
  Income Taxes................................................................................       1,300      34,000
                                                                                                ----------  ----------

NET EARNINGS..................................................................................       1,604     132,516
RETAINED EARNINGS -- BEGINNING OF PERIOD......................................................     203,990     125,220
                                                                                                ----------  ----------
                                                                                                   205,594     257,736
  Non-Recurring Expenses Related to Major Transaction.........................................           0      81,138
                                                                                                ----------  ----------

RETAINED EARNINGS -- END OF PERIOD............................................................     205,594     176,598
                                                                                                ----------  ----------
                                                                                                ----------  ----------

NET EARNINGS PER COMMON SHARE.................................................................        0.00        0.01
                                                                                                ----------  ----------
                                                                                                ----------  ----------

                              YFMC HEALTHCARE INC

            CONSOLIDATED STATEMENT OF CHANGES IN FINANCIAL POSITION

                   (UNAUDITED FOR THE 6 MONTHS ENDED JUNE 30)

                                                                                                     1999        1998
                                                                                                  ----------  ----------
                                                                                                      $           $
CASH PROVIDED BY (USED IN)

OPERATING ACTIVITIES
  Earnings Year to Date.........................................................................       1,603     132,516
  Items not Involving Cash Amortization of Capital Assets & Goodwill............................      50,610      44,400
                                                                                                  ----------  ----------
                                                                                                      52,213     176,916
CHANGES IN NON-CASH WORKING CAPITAL BALANCES
  Accounts Receivable...........................................................................     (76,868)   (325,570)
  Inventory of Supplies.........................................................................     (18,000)          0
  Prepaid Expenses..............................................................................      (6,462)     (9,763)
  Deferred Expenses.............................................................................           0     (17,763)
  Accounts Payable and Accrued Liabilities......................................................      (5,050)     17,974
  Note Payable..................................................................................           0      (5,735)
  Income Taxes Payable..........................................................................     (40,569)     (3,867)
                                                                                                  ----------  ----------
                                                                                                     (94,736)   (167,808)

INVESTING ACTIVITIES
  Purchase of Capital Assets....................................................................    (224,910)    (30,303)
  Purchase of Goodwill..........................................................................    (427,629)    (45,963)
  Note Receivable From a Shareholder............................................................      22,629        (338)
                                                                                                  ----------  ----------
                                                                                                    (629,910)    (76,604)

FINANCING ACTIVITIES
  Deferred Revenue..............................................................................           0     (30,031)
  Long-Term Debt Issued.........................................................................     491,032           0
  Long-Term Debt Repayment......................................................................     (58,958)    (20,713)
  Share Capital Issued..........................................................................     300,500     506,798
  Due to a Shareholder..........................................................................      30,595           0
  Due to Related Parties........................................................................     (57,934)          0
  Non-Recurring Expenses Related To Major Transaction...........................................           0     (81,138)
  Cash Assumed on Purchase of Business..........................................................           0       7,306
                                                                                                  ----------  ----------
                                                                                                     705,235     382,222
                                                                                                  ----------  ----------

INCREASE (DECREASE) IN CASH DURING THE PERIOD...................................................     (19,411)    137,810
CASH -- BEGINNING OF PERIOD.....................................................................    (258,610)   (130,871)
                                                                                                  ----------  ----------
CASH -- END OF PERIOD...........................................................................    (278,021)      6,939
                                                                                                  ----------  ----------
                                                                                                  ----------  ----------

                              YFMC HEALTHCARE INC.

                       CONSOLIDATED FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                AUDITORS' REPORT

TO THE DIRECTORS OF
YFMC HEALTHCARE INC.

    We have audited the consolidated balance sheets of YFMC Healthcare Inc. as at December 31, 1998 and 1997 and the consolidated statements of operations and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

    In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at December 31, 1998 and 1997 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

/s/ BDO DUNWOODY

Chartered Accountants
Ottawa, Ontario, Canada
February 26, 1999
except for Note 16, dated August 16, 1999

                              YFMC HEALTHCARE INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                                      DECEMBER 31,
                                                                                                ------------------------
                                                                                                    1998         1997
                                                                                                ------------  ----------
                                            ASSETS
CURRENT
  Accounts receivable (Note 3)................................................................  $    652,400  $  336,658
  Due from related parties (Note 3)...........................................................        22,629      46,253
  Inventories.................................................................................        60,800      31,500
  Prepaid expenses............................................................................        19,064       8,547
                                                                                                ------------  ----------
                                                                                                     754,893     422,958
CAPITAL ASSETS (Note 4).......................................................................       556,581     319,103
GOODWILL AND INTANGIBLES (Note 5).............................................................       235,650     126,000
                                                                                                ------------  ----------
                                                                                                $  1,547,124  $  868,061
                                                                                                ------------  ----------
                                                                                                ------------  ----------

                             LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT
  Bank indebtedness (Note 6)..................................................................  $    258,610  $  130,871
  Accounts payable and accrued liabilities....................................................       295,665     301,109
  Income taxes payable........................................................................        45,460      45,000
  Due to related parties (Note 3).............................................................        57,934      78,334
  Current portion of long-term debt (Note 8)..................................................        71,027      56,825
                                                                                                ------------  ----------
                                                                                                     728,696     612,139
LONG-TERM DEBT (Note 8).......................................................................        98,321      34,360
DEFERRED CONTRACTUAL OBLIGATION...............................................................        20,996     103,638
                                                                                                ------------  ----------
                                                                                                     848,013     750,137
                                                                                                ------------  ----------
CONTINGENT LIABILITY (Note 2)
SHAREHOLDERS' EQUITY
  Share capital (Note 9)......................................................................       495,121          10
  Retained earnings...........................................................................       203,990     117,914
                                                                                                ------------  ----------
                                                                                                     699,111     117,924
                                                                                                ------------  ----------
                                                                                                $  1,547,124  $  868,061
                                                                                                ------------  ----------
                                                                                                ------------  ----------

On behalf of the Board:

___________________________________________
              Director

___________________________________________
              Director

  The accompanying summary of significant accounting policies and notes are an integral part of
                          these financial statements.

                              YFMC HEALTHCARE INC.

          CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                                                                                 FOR THE YEARS ENDED
                                                                                                     DECEMBER 31,
                                                                                              --------------------------
                                                                                                  1998          1997
                                                                                              ------------  ------------
REVENUE.....................................................................................  $  3,037,231  $  2,139,630
EXPENSES
  Amortization of capital assets and goodwill...............................................       117,912        77,756
  Interest on long-term debt................................................................        12,266         7,756
  Operating expenses........................................................................     2,779,372     1,891,204
                                                                                              ------------  ------------
                                                                                                 2,909,550     1,976,716
                                                                                              ------------  ------------
INCOME BEFORE INCOME TAXES..................................................................       127,681       162,914
INCOME TAXES (Note 7).......................................................................        43,805        45,000
                                                                                              ------------  ------------
INCOME BEFORE MINORITY INTEREST.............................................................        83,876       117,914
MINORITY INTEREST...........................................................................         2,200       --
                                                                                              ------------  ------------
NET INCOME FOR THE YEAR.....................................................................        86,076       117,914
RETAINED EARNINGS, beginning of year........................................................       117,914       --
RETAINED EARNINGS, end of year..............................................................  $    203,990  $    117,914
                                                                                              ------------  ------------
                                                                                              ------------  ------------
EARNINGS PER SHARE
  Basic and fully diluted...................................................................  $     0.0102  $     0.0165
                                                                                              ------------  ------------
                                                                                              ------------  ------------

  The accompanying summary of significant accounting policies and notes are an integral part of
                          these financial statements.

                              YFMC HEALTHCARE INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                   FOR THE YEARS ENDED
                                                                                                      DECEMBER 31,
                                                                                                 -----------------------
                                                                                                    1998         1997
                                                                                                 -----------  ----------
CASH PROVIDED BY (USED IN)

OPERATING ACTIVITIES
  Net Income for the year......................................................................  $    86,076  $  117,914
  Items not involving cash
    Amortization of capital assets and goodwill................................................      117,912      77,756
    Amortization of deferred contractual obligations...........................................      (82,642)    (54,456)
    Minority interest..........................................................................       (2,200)         --
  Net change in non-cash working capital balances (Note 12)....................................     (418,282)     30,624
                                                                                                 -----------  ----------
                                                                                                    (299,136)    171,838
                                                                                                 -----------  ----------

INVESTING ACTIVITIES
  Acquisition of Transpacific Minerals Inc. (Note 1(a))........................................      267,412      --
  Other acquisitions (Note 1(b))...............................................................      (45,596)   (328,658)
  Decrease in amounts due from related parties.................................................       23,624      56,972
  Purchase of capital assets...................................................................     (122,022)    (93,293)
  Purchase of intangibles......................................................................      (12,725)     --
                                                                                                 -----------  ----------
                                                                                                     110,693    (364,979)
                                                                                                 -----------  ----------
FINANCING ACTIVITIES
  Receipt of contractual inducements...........................................................      --           83,963
  Increase (decrease) in amounts due to related parties........................................      (20,400)     73,334
  Net increase (decrease) in demand loan.......................................................      (58,000)     58,000
  Principal repayment of long-term debt........................................................      (61,311)    (95,037)
  Proceeds from issue of share capital.........................................................      166,100          10
  Share issue costs............................................................................      (23,685)     --
                                                                                                 -----------  ----------
                                                                                                       2,704     120,270
                                                                                                 -----------  ----------
DECREASE IN CASH DURING THE YEAR...............................................................     (185,739)    (72,871)
BANK OVERDRAFT, beginning of year (Note 6).....................................................      (72,871)     --
                                                                                                 -----------  ----------
BANK OVERDRAFT, end of year (Note 6)...........................................................  $  (258,610) $  (72,871)
                                                                                                 -----------  ----------
                                                                                                 -----------  ----------

  The accompanying summary of significant accounting policies and notes are an integral part of
                          these financial statements.

                              YFMC HEALTHCARE INC.

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                           DECEMBER 31, 1998 AND 1997

NATURE OF BUSINESS                  The company was incorporated on August 22, 1996 under the
                                    laws of Ontario and commenced operations on January 1, 1997.
                                    The company was established to provide management and
                                    administrative services to medical practitioners working in various clinics throughout Eastern Ontario, Western Quebec and Alberta.

BASIS OF CONSOLIDATION              The consolidated financial statements include the accounts of the parent company YFMC Healthcare Inc., and of the
                                    following operating subsidiaries:

                                    1189543 Ontario Inc.                       100% owned
                                    YFMC Healthcare (Alberta) Inc.            100% owned
                                    1180668 Ontario Inc.                       100% owned
                                    1024528 Ontario Inc.                       100% owned
                                    1292363 Ontario Corp.                     100% owned
                                    Spirotech Health Services Ltd.               70% owned

FINANCIAL INSTRUMENTS               Unless otherwise noted, it is management's opinion that the company is not exposed to significant interest, currency or credit risks arising from its financial instruments.

                                    The fair values of the financial instruments with short term maturity approximate their carrying values. The fair value of the company's long-term debt is not materially different from the carrying value.

INVENTORIES                         Inventory is stated at the lower of cost and net realizable value. Cost is generally determined on a first-in, first out basis.

CAPITAL ASSETS                      Capital assets are stated at cost less accumulated
                                    amortization. Amortization based on the estimated useful
                                    life of the asset is calculated as follows:

                                    Medical equipment     -- 20% diminishing balance basis
                                    Furniture and fixtures   -- 20% diminishing balance basis
                                    Computer hardware     -- 30% diminishing balance basis
                                    Computer software      -- 100% diminishing balance basis
                                    Leasehold improvements -- straight line basis over term of lease

                                    In the year of acquisition, one half of the above rates is used.

GOODWILL                            Goodwill being the excess of cost over assigned values of
                                    net assets acquired for various medical practices is stated
                                    at cost less amortization. Amortization is provided on a
                                    straight-line basis over five to 10 years. The value of
                                    goodwill is regularly evaluated by reviewing the returns of the related business, taking into account the risk
                                    associated with the investment. Any impairment in the value of the goodwill is written off against earnings.

DEFERRED CONTRACTUAL INDUCEMENTS    Deferred contractual inducements consists of amounts
                                    received under an agreement with a laboratory service and
                                    are being amortized to revenue on a straight-line basis over the remaining term of the agreement.

                              YFMC HEALTHCARE INC.

                           DECEMBER 31, 1998 AND 1997

EARNINGS PER COMMON SHARE           Net income per common share has been computed by dividing
                                    income applicable to common shareholders by the weighted
                                    average number of shares of common stock outstanding during the respective years.

                                    The calculation of fully diluted earnings per share assumes that, if a dilutive effect is produced, all outstanding
                                    options and warrants had been exercised at the later of the beginning of the fiscal period and the option issue date and all first preferred shares were converted on the date of
                                    issue and the funds derived therefrom were invested at
                                    market rates.

REVENUE RECOGNITION                 Revenue from services is recognized in these financial
                                    statements as services are rendered to participating medical practitioners.

CASH AND CASH EQUIVALENTS           Cash and cash equivalents are defined as cash on hand and
                                    balances with banks, including bank overdrafts.

                              YFMC HEALTHCARE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

1.  BUSINESS COMBINATION AND BASIS OF PRESENTATION

    (a) REVERSE TAKEOVER

       On June 26, 1998, 1189543 Ontario Inc. ("YFMC") completed, by way of an exchange of shares a reverse takeover of Transpacific Minerals Inc. ("TRP"). The business combination was accounted for by the purchase method with YFMC being deemed the acquirer, because this exchange of shares left the former shareholders of YFMC with the majority of the shares of TRP. As a result, the balance sheet of YFMC is recorded at book value and the balance sheet of TRP is recorded at the fair value of $264,056. The consolidated financial statements are considered a continuation of YFMC. The net assets of TRP, at fair value, were as follows:

Cash....................................................................  $  267,412
Other assets............................................................       2,638
Liabilities.............................................................      (5,994)
                                                                          ----------
Net assets acquired for shares..........................................  $  264,056
                                                                          ----------
                                                                          ----------

       Upon the business combination, TRP became the legal parent and changed its name to YFMC Healthcare Inc. (the company) and 1189543 Ontario Inc. became its wholly-owned subsidiary.

    (b) BUSINESS COMBINATIONS

       During the years ended December 31, 1998 and 1997 the company made several acquisitions of businesses in the healthcare management business. The acquisitions have been accounted for by the purchase method and the results of operations have been reflected in the financial statements from the date of acquisition. The acquisitions are accounted for at their fair values except as noted below. The acquisitions made during 1998 and 1997 are as follows:

        (i) Effective February 17, 1998 the corporation acquired 100% of the shares of 1180668 Ontario Inc., an entity which was 66 2/3% controlled by shareholders of the company. This portion of the transaction was recorded at the carrying amount of the net assets of $2,390. The other 33 1/3% of the assets were recorded at fair values.

        (ii) Effective August 1, 1998 the company acquired 70% of the outstanding shares of Spirotech Health Services Inc.

       (iii) Effective September 1, 1998 the company acquired 100% of the shares of 1292363 Ontario Inc.

        (iv) Effective September 1, 1998 the company acquired 85% of the shares of 1024528 Ontario Ltd. Effective December 13, 1998 the company acquired the remaining 15%.

        (v) Effective November 27, 1998 the company incorporated a new subsidiary in the province of Alberta called YFMC Healthcare (Alberta) Inc.

        (vi) Effective January 1, 1997 the company acquired the majority of assets and liabilities of Your Family Medical Centre, a partnership whose former partners are now shareholders of the company.

       (vii) Effective May 17, 1997 the company acquired the assets and liabilities of SRI Inc.

                              YFMC HEALTHCARE INC.

                           DECEMBER 31, 1998 AND 1997

1.  BUSINESS COMBINATION AND BASIS OF PRESENTATION (CONTINUED)
           The net assets acquired and the consideration given for the above acquisitions are summarized as follows. The excess of the purchase price over the net assets acquired has been allocated to goodwill.

                                                                                    1998         1997
                                                                                 -----------  -----------
Cash...........................................................................  $    17,187  $   --
Other current assets...........................................................       67,350      388,638
Capital assets.................................................................      211,022      289,566
Goodwill.......................................................................      119,271      140,000
Bank indebtedness..............................................................      (10,526)    (253,658)
Other current liabilities......................................................     (121,733)    (298,324)
Minority interest..............................................................       (2,200)     --
Long-term liabilities..........................................................     (114,474)    (121,222)
                                                                                 -----------  -----------
                                                                                 $   165,897  $   145,000
                                                                                 -----------  -----------
                                                                                 -----------  -----------

           The company issued common shares with a value of $88,640
           (1997 -- none) and a promissory note of $25,000 (1997 -- $70,000) as part of the consideration and the remainder in cash. The net cash outflow for the acquisition is as follows:

Cash.............................................................  $  52,257  $  75,000
Add: Bank indebtedness assumed...................................     10,526    253,658
Less: Cash acquired..............................................    (17,187)    --
                                                                   ---------  ---------
Net cash paid....................................................  $  45,596  $ 328,658
                                                                   ---------  ---------
                                                                   ---------  ---------

2.  CONTINGENT LIABILITY

    The company purchased the majority of assets and liabilities of Your Family Medical Centres, a partnership on January 1, 1997. The purchase and sale agreement contained a deferred consideration clause that required the company to pay an additional $60,000 per year, to a maximum of $120,000, until December 31, 2000 to the extent that the pre-tax qualifying income derived from the pre-existing clinics exceeds $180,000 before management bonuses. For the year ended December 31, 1997 a provision for $60,000 was made and included in goodwill. For the period ended December 31, 1998 no such provision was applicable.

3.  RELATED PARTY TRANSACTIONS

    The following table summarizes the company's related party transactions for the year:

                                                                                                 1998       1997
                                                                                              ----------  ---------
REVENUE
  Management fees charged to a director.....................................................  $  117,501  $  83,088

EXPENSES
  Consulting fees paid to a director........................................................      --         36,667

OTHER
  Acquisition of 1180668 Ontario Inc........................................................       2,390     --

                              YFMC HEALTHCARE INC.

                           DECEMBER 31, 1998 AND 1997

3.  RELATED PARTY TRANSACTIONS (CONTINUED)

    The revenue and expense transactions are in the normal course of operations and are measured at the exchange value (the amount of consideration established and agreed to by the related parties). The business acquisition has been measured at its carrying value as explained in note 1(b)(i).

    At the end of the year, the amounts due from (to) related parties are as follows:

                                                                                                1998        1997
                                                                                             ----------  ----------
Due from director (trade accounts receivable)..............................................  $   80,910  $   22,083
Due from related parties...................................................................      22,629      46,253
Due to related parties.....................................................................     (57,934)    (78,334)

    These balances are interest-free, and have varying due dates. The amounts due from related parties arose as part of a purchase and sale agreement of assets from the former partnership as explained in note 1(b)(vi). The amounts due to related parties resulted from loans made to the company by related parties.

4.  CAPITAL ASSETS

                                                       1998                                  1997
                                       ------------------------------------  ------------------------------------
                                                   ACCUMULATED    NET BOOK               ACCUMULATED    NET BOOK
                                          COST     AMORTIZATION    VALUE        COST     AMORTIZATION    VALUE
                                       ----------  ------------  ----------  ----------  ------------  ----------
Medical equipment....................  $  166,835   $   41,830   $  125,005  $  109,025   $   17,805   $   91,220
Furniture and fixtures...............     101,995       26,507       75,488      55,670       10,930       44,740
Computer hardware....................      59,992       18,968       41,024      37,868        5,639       32,229
Computer software....................      28,382       28,382       --          28,382       14,191       14,191
Leasehold improvements...............     358,699       43,635      315,064     151,914       15,191      136,723
                                       ----------  ------------  ----------  ----------  ------------  ----------
                                       $  715,903   $  159,322   $  556,581  $  382,859   $   63,756   $  319,103
                                       ----------  ------------  ----------  ----------  ------------  ----------
                                       ----------  ------------  ----------  ----------  ------------  ----------

5.  GOODWILL AND INTANGIBLES

                                                                                                1998        1997
                                                                                             ----------  ----------
Cost.......................................................................................  $  272,831  $  140,000
Less: Accumulated amortization.............................................................      37,181      14,000
                                                                                             ----------  ----------
Net book value.............................................................................  $  235,650  $  126,000
                                                                                             ----------  ----------
                                                                                             ----------  ----------

6.  BANK INDEBTEDNESS

                                                                                                1998        1997
                                                                                             ----------  ----------
Bank overdraft.............................................................................  $  258,610  $   72,871
Demand loan................................................................................      --          58,000
                                                                                             ----------  ----------
                                                                                             $  258,610  $  130,871
                                                                                             ----------  ----------
                                                                                             ----------  ----------

    The bank overdraft and the operating loans are due on demand and bear interest at the bank's prime rate plus 1.25% and 2.00% respectively, calculated and payable monthly. The overdraft facility provides for a maximum $350,000 protection. Amounts are secured by a general security agreement covering all assets and a personal guarantees of some directors and officers.

                              YFMC HEALTHCARE INC.

                           DECEMBER 31, 1998 AND 1997

6.  BANK INDEBTEDNESS (CONTINUED)
    The agreement governing the operating loan facility contains certain
    covenants regarding       (i) restrictions on new borrowing by the company,
    (ii) interest coverage and net worth tests, and (iii) restrictions on the payment of common share dividends without the lender's consent.

7.  INCOME TAXES

    The company's effective income tax rate is made up as follows:

                                                                                                        1998       1997
                                                                                                      ---------  ---------
Combined basic federal and provincial income tax rate and surtax....................................       44.6%      44.6%
  -- Small business deduction.......................................................................       (8.0)     (16.0)
  -- Other items....................................................................................       (2.3)      (1.0)
                                                                                                            ---  ---------
Effective income tax rate...........................................................................       34.3%      27.6%
                                                                                                            ---  ---------
                                                                                                            ---  ---------

8.  LONG-TERM DEBT

                                                                                                 1998       1997
                                                                                              ----------  ---------
Loan payable, interest at 8.25%, repayable in equal monthly installments of $1,895 principal
  and interest, due April 2000..............................................................  $   27,118  $  48,243

Bank loan, interest at prime plus 1.75%, repayable in equal monthly instalments of $1,866 principal plus interest, secured by a general security agreement and personal guarantee of
  a director, due March 1999................................................................       5,550     27,942

Promissory note payable, interest at 5.00% per annum commencing January 1, 1999, due April
  30, 1999..................................................................................      25,000     --

Bank loan, interest at 9.65%, repayable in equal monthly instalments of $2,431 principal
  plus interest, secured by personal guarantee of a shareholder, due August 2003............     111,680     --

Loan payable, interest free, due March 15, 1998.............................................      --         15,000
                                                                                              ----------  ---------
                                                                                                 169,348     91,185

Less amounts due within one year included in current liabilities............................      71,027     56,825
                                                                                              ----------  ---------
                                                                                              $   98,321  $  34,360
                                                                                              ----------  ---------
                                                                                              ----------  ---------

    The agreement with respect to the bank loans payable contains certain
    covenants regarding       (i) restrictions on new borrowing by the company,
    (ii) interest coverage and net worth tests, and (iii) restrictions on the payment of common share dividends without the lender's consent.

    Principal repayments for the next five years are as follows:

1999.......................................  $  71,027
2000.......................................     27,050
2001.......................................     23,212
2002.......................................     25,663
2003.......................................     22,396
                                             ---------
                                             $ 169,348
                                             ---------
                                             ---------

                              YFMC HEALTHCARE INC.

                           DECEMBER 31, 1998 AND 1997

9.  SHARE CAPITAL

Authorized
 1,000,000  First preferred shares, series A dividends at 2% of the stated value of $0.25, cumulative, convertible at $0.50 per share with restrictions, non-voting
 Unlimited  Number of second preferred shares, non-voting
 Unlimited  Number of common shares

    ISSUED SHARES

    The issued share capital is as follows:

                                                                                         NUMBER OF
                                                                                           SHARES     CONSIDERATION
                                                                                        ------------  -------------
Share transactions
  Balance, December 31, 1997 and December 31, 1996....................................        10,000   $        10
  Issued during 1998 for cash and shares..............................................         1,159        58,740
  Issued pursuant to a private placement..............................................       664,000       166,000
                                                                                        ------------  -------------
                                                                                             675,159   $   224,750
                                                                                        ------------  -------------
                                                                                        ------------  -------------
  Reverse takeover share exchange (Note 1)
    Common shares.....................................................................     7,164,000   $   216,918
    Preferred shares..................................................................     1,000,000         7,832
                                                                                        ------------  -------------
                                                                                           8,164,000       224,750
  Common shares issued to the shareholders of Transpacific Minerals Inc. on reverse
    takeover (Note 1).................................................................     2,500,000       264,056
  Share issue costs...................................................................       --            (23,685)
  Common shares issued for assets acquired............................................        75,000        30,000
                                                                                        ------------  -------------
Balance, December 31, 1998............................................................    10,739,000   $   495,121
                                                                                        ------------  -------------
                                                                                        ------------  -------------
Comprised of:
  Common shares.......................................................................     9,739,000   $   487,289
  First preferred shares, series A....................................................     1,000,000         7,832
                                                                                        ------------  -------------
                                                                                          10,739,000   $   495,121
                                                                                        ------------  -------------
                                                                                        ------------  -------------

    STOCK OPTIONS

    The company has 1,073,000 outstanding common stock options with expiry dates ranging from September 1, 1999 to June 12, 2003 and with exercise prices ranging from $0.20 to $0.36.

    WARRANTS

    The company has 356,680 Series "A" warrants and 356,680 Series "B" warrants issued pursuant to a private placement. Series "A" warrants and Series "B" warrants are exercisable at $0.40 and $0.50 each respectively, and expire on June 26, 2000.

    ESCROWED SHARES

    The company has 7,301,496 of its common shares and 1,000,000 of its First Preferred Shares, Series A held in escrow.

                              YFMC HEALTHCARE INC.

                           DECEMBER 31, 1998 AND 1997

10. COMMITMENTS

    The company is currently committed to rental leases for the various family clinics. The annual lease amounts using current rates for operating expenses total $799,918.

    The leases have various expiration dates from 1999 to 2003. Most leases contain a renewal option and/or it is management's intention to renew these leases.

11. UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

    The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000.

    If the Year 2000 Issue is not addressed by the company and its major suppliers and other third party business associates, the impact on the company's operations and financial reporting may range from minor errors to significant systems failure which could affect the company's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the company, including those related to the efforts of suppliers, or other third parties, will be fully resolved.

12. NET CHANGE IN NON-CASH WORKING CAPITAL BALANCES

    The net change in non-cash working capital balances consists of changes in the following accounts which represent a source (use) of cash from operating activities.

                                                                                               1998         1997
                                                                                            -----------  ----------
Accounts receivable.......................................................................  $  (256,054) $  (80,228)
Inventories...............................................................................      (19,300)    (12,400)
Prepaid expenses..........................................................................      (10,217)      1,336
Accounts payable and accrued liabilities..................................................     (133,171)     76,916
Income taxes payable......................................................................          460      45,000
                                                                                            -----------  ----------
                                                                                            $  (418,282) $   30,624
                                                                                            -----------  ----------
                                                                                            -----------  ----------

    The net change above excludes the effects of working capital acquired in the business acquisitions throughout 1998 and 1997.

13. SUPPLEMENTAL CASH FLOW INFORMATION

                                                                                                 1998       1997
                                                                                               ---------  ---------
(a)  CASH FLOW INFORMATION

    Cash paid for interest...................................................................  $  12,266  $   7,756
    Cash paid for income taxes...............................................................     43,345     --

(b)  NON-CASH FINANCING AND INVESTING

    Shares issued for business acquisition...................................................     88,640     --

    Promissory note issued for business acquisition..........................................     25,000     70,000

                              YFMC HEALTHCARE INC.

                           DECEMBER 31, 1998 AND 1997

14. STATEMENT OF CHANGE IN CASH FLOWS

    In accordance with the revised recommendations of the Canadian Institute of Chartered Accountants, the company has adopted financial statement presentation changes for its statement of cash flows for 1998. The 1997 statement of cash flows has also been restated.

15. RECONCILIATION OF RESULTS REPORTED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) IN CANADA WITH UNITED STATES ("US") GAAP

    The company's accounting policies do not differ materially from accounting principles generally accepted in the United States ("US GAAP") except for the following:

    (a) CASH AND CASH EQUIVALENTS

       Under Canadian GAAP, cash and cash equivalents includes bank overdrafts when the balance fluctuates regularly between positive and negative but, under US GAAP the changes in bank overdrafts in the amount of $175,213 (1997 -- $72,871) would be included as a decrease under financing activities.

    (b) RECENTLY ISSUED ACCOUNTING STANDARDS

       SFAS No. 133, "Accounting for Derivatives Instruments and Hedging Activities" requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair market value. Gains or losses resulting from changes in the values of those derivatives are accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. Management believes that the adoption of SFAS No. 133 will have no material effect on its financial statements.

       In March 1998 the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, which requires that certain internal use software costs be capitalized once certain criteria are met. In April 1998 the American Institute of Certified Public Accountants issued SOP 98-5, Reporting the Cost of Startup Activities, which requires that the cost of startup activities including organization costs be expensed as incurred. Both SOP's are effective for fiscal years beginning after December 15, 1998. Management believes that the adoption of SOP 98-1 and 98-5 will have no material effect on its financial statements.

16. SUBSEQUENT EVENTS

    (a) PROPOSED SHARE EXCHANGE

       On June 16, 1999 Med-Emerg International Inc. filed a Letter of Intent to acquire all of the outstanding securities of YFMC Healthcare Inc on the following basis: YFMC shareholders will receive one share of Med-Emerg common stock for every 6.875 YFMC shares. The holder of each YFMC Series A Warrants will receive 0.125 Med-Emerg Series A Warrants while the holder of each YFMC Series B Warrant will receive 0.125 Med-Emerg Series B Warrant. The acquisition is pending approval of the shareholders.

    (b) BUSINESS COMBINATIONS

       Subsequent to the year end, the company made several acquisitions of businesses in the healthcare management business. The acquisitions will be accounted for by the purchase method and the results

                              YFMC HEALTHCARE INC.

                           DECEMBER 31, 1998 AND 1997

16. SUBSEQUENT EVENTS (CONTINUED)
       of operations will be reflected in the 1999 financial statements from the date of acquisition. The acquisitions made subsequent to year end are as follows:

    (i) Effective April 1, 1999 the corporation acquired substantially all of the assets of Y. Seedat Professional Corporation and S.K. Rajpal Professional Corporation operating as McKnight Village Medical Clinic

    (ii) Effective June 1, 1999 the corporation acquired substantially all of the assets of 540074 Alberta Ltd operating as Martindale Medical Clinic and the assets of Dr. Alex J. Robson Professional Corporation operating as Medical Centre West Edmonton Mall.

   (iii) Effective August 16, 1999 the corporation acquired substantially all of the assets of Dr. George Schroeder operating as McLeod Medical Centre.

       The net assets acquired and the consideration given for the above acquisitions are summarized as follows. The excess of the purchase price over the net assets acquired has been allocated to goodwill.

    Other current assets...........................................................  $  23,000
    Capital assets.................................................................    292,000
    Goodwill.......................................................................    297,500
                                                                                     ---------
                                                                                     $ 612,500
                                                                                     ---------
                                                                                     ---------

       The company issued common shares with a value of $187,500, a promissory note of $100,000, and convertible debentures of $30,000 as part of the consideration and the remainder in cash.

    (c) DEFERRED CONSIDERATION

       The deferred consideration clause referred to in Note 2 of the financial statements, will be paid in 1999 regardless of the 1999 pre-tax qualifying income as part of the Business Combination with Med-Emerg International Inc.

    (d) CONTINGENT LIABILITY

       On July 15, 1999 a statement of claim was filed against 1292363 Ontario Corporation (a subsidiary of YFMC Healthcare Inc.) seeking an injunction against the use of the name Orleans Gardens Family Medical Centre, $200,000 in general damages and other special damages and costs. The action is being defended by YFMC Healthcare Inc. The injunction has been granted to the claimants, however the likelihood and amount of damages being awarded is not determinable at this time.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 136(l) of the Business Corporations Act of Ontario (the "OBCA") provides that, except in respect of an action by or on behalf of a corporation or body corporate to procure a judgment in its favor, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, if:

    (a) he acted honestly and in good faith with a view to the best interests of the corporations; and

    (b) in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

    Section 136(2) of the OBCA provides that a corporation may with the approval of a court indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with such action if he fulfills the conditions set out in paragraphs (1)(a) and (b) above.

    Part VII, Section 7.02 of Med-Emerg's by-laws provides that, subject to the OBCA, Med-Emerg shall indemnify a director or officer of the company, a former director or officer of the company or a person who acts or acted at the comapny's requests as a director or officer of a body corporate of which the company is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the company or body corporate, if:

    (a) he acted honestly and in good faith with a view to the best interests of the company; and

    (b) in the case of a criminal or administrative proceeding that is enforced by a monetary penalty he had reasonable grounds for believing that his conduct was lawful.

    The company shall also indemnify such persons in such other circumstances as the OBCA permits or requires. Nothing contained in said Section 7:02 shall limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of said Section.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENTS AND SCHEDULES

    (a) Exhibits

EXHIBIT
 NO.   DESCRIPTION
------ --------------------------------------------------------------------------
  2.1*** Business Combination Agreement dated August 10, 1999

  2.2*** Lock-up Agreement

  2.3*** Working Agreement

  2.4*** Escrow Agreement for Common Shares

  2.5*** Escrow Agreement for Preferred Shares

  3.1** Certificate of Incorporation and Amendments thereto of the Company

  3.2** By-laws of the Company

  4.2** Form of Warrant Agreement

EXHIBIT
 NO.   DESCRIPTION
------ --------------------------------------------------------------------------
  4.3** Specimen Common Stock Certificate

  4.4** Specimen Warrant Certificate

  5.1* Opinion of Gersten, Savage & Kaplowitz, LLP, counsel to the Company.

 10.1** Employment Agreement between the Company and Ramesh Zacharias

 10.2** Employment agreement between the Company and Carl Pahapill

 10.3** Operating lease covering the Company's facilities

 10.4** 1997 Stock Option Plan

 10.5** Consulting Agreement with the Northwest Territories

 10.6** Loan Agreement between the Company and Carl Pahapill.

 10.7** Loan Agreement between the Company and Ramesh and Victoria Zacharias.

 10.8** Corporate Resolution Regarding November Recapitalization.

 10.9** Agreement between the Company and Toronto-Dominion Bank.

 10.10** Form of Hospital Contract

 10.11** Form of Physician Contract for Clinical Operations

 10.12** Form of Physician Contract for Emergency Services.

 10.13** Schedule of Contracts for Clinical Operations, Emergency Services and
         Hospitals.

 10.14** Letter of Credit Agreement dated April 17, 1997 between the Company and
         Robert Rubin.

 10.15** Amendment to April 17, 1997 Letter of Credit Agreement between the Company and Robert Rubin dated January 30, 1998.

 21.1** List of Subsidiaries

 23.1* Consent of Gersten, Savage & Kaplowitz, LLP (to be included in Exhibit 5.1 to this Registration Statement)

 23.2  Deleted

 23.3  Deleted

 23.4* Consent of Schwartz Levitsky Feldman, Chartered Accountants

 23.5* Consent of BDO Dunwoody LLP Chartered Accountants

------------------------

*   Filed herewith.

** Incorporated by reference herein from the Company's registration statement on Form F-1 Registration Statement number 333-21899, filed with the U.S. Securities and Exchange Commission and declared effective on February 4, 1998.

*** Previously filed

    (b) Financial Statement Schedules

    All schedules for which provision has been made in the applicable accounting regulations of the Commission are either not required under the related instructions, are not applicable (and therefore have been omitted), or the required disclosures are contained in the financial statements included herein.

ITEM 22.  UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes:

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) The undersigned registrant hereby undertakes:

        (i) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11 or 13 of Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and

        (ii) To arrange or provide for a facility in the U.S. for the purpose of responding to such requests.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Mississauga, Province of Ontario on October 8, 1999.

                                MED-EMERG INTERNATIONAL INC.

                                By:              /s/ CARL PAHAPILL
                                     ------------------------------------------
                                                   Carl Pahapill
                                       PRESIDENT AND CHIEF OPERATING OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ WILLIAM THOMSON
------------------------------  Chairman                      October 8, 1999
    William Thomson, C.A.

     /s/ RAMESH ZACHARIAS
------------------------------  Chief Executive Officer       October 8, 1999
    Ramesh Zacharias, M.D.        and Director

     /s/ CARL W. PAHAPILL
------------------------------  Chief Operating Officer,      October 8, 1999
    Carl W. Pahapill, C.A.        President and Director

      /s/ KATHRYN GAMBLE        Vice President of Finance,
------------------------------    Chief Financial Officer     October 8, 1999
     Kathryn Gamble, C.A.         and Secretary

------------------------------  Director
       Robert M. Rubin

------------------------------  Director
        Jeffrey Lyons